Exhibit 10.1

EXECUTION COPY

EUR 150,000,000

THREE YEAR CREDIT AGREEMENT

Dated as of July 21, 2009

Among

LUBRIZOL HOLDINGS FRANCE S.A.S.

LUBRIZOL ADVANCED MATERIALS EUROPE BVBA

LUBRIZOL (GIBRALTAR) LIMITED

LUBRIZOL EUROPE COORDINATION CENTER BVBA

as Borrowers

and

THE LUBRIZOL CORPORATION

as Guarantor

and

THE INITIAL LENDERS NAMED HEREIN

as Initial Lenders

and

DEUTSCHE BANK SECURITIES INC.

as Syndication Agent

and

CALYON, CITIBANK, N.A. and JPMORGAN CHASE BANK, N.A.

as Documentation Agents

and

THE ROYAL BANK OF SCOTLAND PLC

as Administrative Agent

RBS SECURITIES INC. and DEUTSCHE BANK SECURITIES INC.

as Mandated Lead Arrangers and Bookrunners

i

Schedules

Schedule I – List of Applicable Lending Offices

Schedule II – Calculation of the Mandatory Cost

Schedule 2.01(b) – Existing Letters of Credit

Schedule 3.01(b) – Disclosed Litigation

Schedule 5.02(a) – Existing Liens

Exhibits

Exhibit A	-	Form of Note

Exhibit B	-	Form of Notice of Borrowing

Exhibit C	-	Form of Assignment and Acceptance

Exhibit D-1	-	Form of Opinion of Counsel for the Guarantor

Exhibit D-2	-	Form of Opinion of Special Belgian Counsel for the Borrowers

Exhibit D-3	-	Form of Opinion of Special French Counsel for the Borrowers

Exhibit D-4	-	Form of Opinion of Special Gibraltar Counsel for the Borrowers

Exhibit E	-	Form of Designation Letter

THREE YEAR CREDIT AGREEMENT

Dated as of July 21, 2009

LUBRIZOL HOLDINGS FRANCE S.A.S., a French société par actions simplifée having its registered address at 25 Quai de France, 76100 Rouen, France (“Lubrizol France”), LUBRIZOL ADVANCED MATERIALS EUROPE BVBA, a besloten vennootschap met beperkte aansprakelijkheid organized under the law of Belgium and having its registered office at Nijverheidstraat 30, B-2260 Westerlo, Belgium, registered under RPR Enterprise number Turnhout 0408454528 (“Lubrizol Europe”) LUBRIZOL (GIBRALTAR) LIMITED, a limited company organized under the laws of Gibraltar having its registered address at 10/8 International Commercial Centre, Casemates Square, Gibraltar (“Lubrizol Gibraltar”) and LUBRIZOL EUROPE COORDINATION CENTER BVBA, a besloten vennootschap met beperkte aansprakelijkheid organized under the law of Belgium and having its registered office at Waversesteenweg 1945, B-1160 Oudergem, registered under RPR Enterprise number Brussels 0433.612.368 (“LECC”, and together with Lubrizol France, Lubrizol Europe and Lubrizol Gibraltar, the “Initial Borrowers”), THE LUBRIZOL CORPORATION, an Ohio corporation (the “Guarantor”), the banks, financial institutions and other institutional lenders (the “Initial Lenders”) and initial issuing banks (the “Initial Issuing Banks”) listed on the signature pages hereof, RBS SECURITIES INC. and DEUTSCHE BANK SECURITIES INC., as mandated lead arrangers and bookrunners, DEUTSCHE BANK SECURITIES INC., as syndication agent, CALYON, CITIBANK, N.A. and JPMORGAN CHASE BANK, N.A., as documentation agents, and THE ROYAL BANK OF SCOTLAND PLC (“RBS”), as administrative agent (the “Agent”) for the Lenders, agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Advance” means an advance by a Lender to a Borrower as part of a Borrowing under Section 2.01(a) and refers to a Base Rate Advance or a Eurocurrency Rate Advance (each of which shall be a “Type” of Advance).

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 5% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

“Agent’s Account” means (a) for Dollars, the account of the Agent maintained by the Agent at JP Morgan Chase at its office at 270 Park Avenue, New York NY 10017, ABA: 021000021, Account No. 400931052, Account Name: The Royal Bank of Scotland, plc Ref: Lubrizol, Attention: Joyce Raynor and (b) for Euros, the account of the Agent maintained by the Agent at The Royal Bank of Scotland, plc London Swift RBOSGB2LXXX, Account No. ROSCNEK EURC, Ref: Lubrizol, (c) for GBP, the account of the Agent maintained by the Agent at The Royal Bank of Scotland, plc London Swift RBOSGB2LXXX, Account No. 12269119, Sort Code 160034, Ref: Lubrizol, or such other account of the Agent as is designated in writing from time to time by the Agent to the Borrowers and the Lenders for such purpose.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Eurocurrency Lending Office in the case of a Eurocurrency Rate Advance.

“Applicable Commitment Fee Rate” means, as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating S&P/Moody’s	Applicable Commitment Fee Rate
Level 1 BBB+ or Baa1 or above	0.300%
Level 2 BBB or Baa2	0.400%
Level 3 BBB- or Baa3	0.575%
Level 4 BB+ or Ba1 or lower	0.875%

“Applicable Margin” means, as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating S&P/Moody’s	Applicable Margin for Eurocurrency Rate Advances	Applicable Margin for Base Rate Advances
Level 1 BBB+ or Baa1 or above	2.500%	1.500%
Level 2 BBB or Baa2	3.000%	2.000%
Level 3 BBB- or Baa3	3.500%	2.500%
Level 4 BB+ or Ba1 or lower	4.000%	3.000%

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit C hereto.

“Assuming Lender” has the meaning specified in Section 2.18(d).

“Assumption Agreement” has the meaning specified in Section 2.18(d)(ii).

“Available Amount” of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:

(a) the rate of interest announced by RBS, from time to time, as RBS’s base rate;

(b)  1/2 of one percent per annum above the Federal Funds Rate; or

(c) the Eurocurrency Rate for a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%.

“Base Rate Advance” means an Advance denominated in Dollars that bears interest as provided in Section 2.07(a)(i).

“Belgian Borrowers” means Lubrizol Europe, LECC and any other Designated Subsidiary that is incorporated in Belgium that shall become a Borrower hereunder pursuant to Section 9.12 and “Belgian Borrower” means any one of them.

“Borrowers” means, collectively, the Initial Borrowers and each Designated Subsidiary that shall become a Borrower hereunder pursuant to Section 9.12.

“Borrowing” means a borrowing consisting of simultaneous Advances of the same Type made by the Lenders.

“Borrowing Minimum” means, in respect of Advances denominated in Euros, EUR 10,000,000, in respect of Advances denominated in Sterling, £10,000,000 and in respect of Advances denominated in Dollars, $10,000,000.

“Borrowing Multiple” means, in respect of Advances denominated in Euros, EUR 1,000,000, in respect of Advances denominated in Sterling, £1,000,000 and in respect of Advances denominated in Dollars, $1,000,000.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York, New York and, if the applicable Business Day relates to any Eurocurrency Rate Advances, “Business Day” also includes a day on which dealings are carried on in the London interbank market and banks are open for business in London and, in the case of an Advance denominated in Euros, “Business Day” also includes a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open.

“Commitment Date” has the meaning specified in Section 2.18(b).

“Commitment Increase” has the meaning specified in Section 2.18(a).

“Committed Currencies” means Dollars, Sterling and Euros.

“Confidential Information” means information that any Loan Party furnishes to the Agent or any Lender in a writing designated as confidential, but does not include any such information that is generally available to the public or that is available to the Agent or such Lender on a non-confidential basis from a source other than a Loan Party that is, to the knowledge of the Agent or such Lender, not acting in breach of any confidentiality agreement.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated EBITDA” means, for any period, (a) Consolidated net income, plus (b) to the extent deducted in determining such Consolidated net income, the sum of, on a Consolidated basis and without duplication: (i) interest expense, (ii) income tax expense, (iii) depreciation expense, (iv) amortization expense, (v) depletion expense and (vi) extraordinary, unusual or non-recurring non-cash losses, including goodwill expense and non-cash losses from the sale, exchange, transfer or other disposition of property of the Guarantor or its Subsidiaries and the related tax effects in accordance with GAAP, minus (c) to the extent included in determining such Consolidated net income, the sum of, on a Consolidated basis and without duplication: (i) the income of any Person (other than a wholly owned Subsidiary of the Guarantor) in which any Person other than the Guarantor or any of its Subsidiaries has a joint interest or a partnership interest or other ownership interest, except to the extent of the amount of dividends or other distributions actually paid to the Guarantor or any of its Subsidiaries by such Person during such period, (ii) gains from the sale, exchange, transfer or other disposition of property or assets of the Guarantor and its Subsidiaries (other than inventory sold in the ordinary course of business), and related tax effects in accordance with GAAP, (iii) any other extraordinary, unusual or non-recurring gains or other income not from the continuing operations of the Guarantor and its Subsidiaries, and related tax effects in accordance with GAAP and (iv) the income of any Subsidiary of the Guarantor to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary. For the purpose of calculating Consolidated EBITDA for any period, if during such period the Guarantor or any Subsidiary shall have made an acquisition of any Person, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such acquisition occurred on the first day of such period.

“Consolidated Tangible Net Assets” means, as at any date, the aggregate amount of Consolidated assets (less depreciation, amortization and other applicable reserves and other items deductible therefrom under GAAP) after deducting therefrom (a) all current liabilities (excluding any thereof which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed), (b) all goodwill, tradenames, trademarks, patents and other intangibles, in each case net of applicable amortization and (c) appropriate adjustments on account of minority interests of other Persons holding stock of the Guarantor’s Subsidiaries, all as would be shown on a Consolidated balance sheet of the Guarantor and its Subsidiaries and determined in accordance with GAAP.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.08 or 2.09.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than 120 days incurred in the ordinary course of such Person’s business; provided that trade payables which are overdue by more than 120 days shall not be included so long as payment of such is being contested in good faith and by proper proceedings), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit or similar extensions of credit, (g) all Invested Amounts, (h) all Debt of others referred to in clauses (a) through (g) above or clause (i) below and other payment obligations guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person (“Guaranteed Debt”) through an agreement (1) to pay or purchase such Guaranteed Debt or to advance or supply funds for the payment or purchase of such Guaranteed Debt, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Guaranteed Debt or to assure the holder of such Guaranteed Debt against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss, and (i) all Debt referred to in clauses (a) through (h) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt; provided, that Debt shall not include transactions in the ordinary course of business by the Guarantor or its directly or indirectly held Subsidiaries with customers and vendors in the form of (x) commitments to lend or loans to customers that are repayable either over an agreed period of time or at the time of purchases by the customers of products of the Guarantor or its Subsidiaries and (y) advances made to vendors that are treated either repayable over a period of time or as advance payments for products to be purchased by the Guarantor or its Subsidiaries from the vendor.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Advances or participations in Letters of Credit required to be funded by it hereunder within three Business Days of the date required to be funded by it hereunder unless such failure has been cured, (b) has otherwise failed to pay over to the Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute or unless such failure has been cured, (c) has notified the Borrower or the Agent in writing, or has otherwise indicated through a written statement or public announcement, that it does not intend to fund the Advances or participations in Letters of Credit as required hereunder or that it does not intend to comply with its funding obligations generally under agreements in which it commits to extend credit or has failed to confirm in writing to the Borrowers and the Agent such Lender’s intention and ability to fund Advances and participations in Letters of Credit as required hereunder within ten (10) Business Days after receipt of a written request for such confirmation from the Borrowers or the Agent, or (d) has been deemed insolvent or become the subject of a bankruptcy or insolvency or similar proceeding or to the appointment of the Federal Deposit Insurance Corporation or other receiver, custodian, conservator, trustee or similar official with respect to such Lender’s business or properties; provided that, for the avoidance of doubt, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in such Lender by a governmental authority or an instrumentality thereof.

“Designated Subsidiary” means any Foreign Subsidiary, directly or indirectly wholly owned by the Guarantor and designated after the date of this Agreement for borrowing privileges hereunder pursuant to Section 9.12.

“Designation Letter” means a letter entered into by a Designated Subsidiary, the Borrowers, Guarantor and the Agent, in substantially the form of Exhibit E hereto, pursuant to which such Designated Subsidiary shall become a Borrower hereunder in accordance with Section 9.12.

“Disclosed Litigation” has the meaning specified in Section 3.01(b).

“Dollars”, “USD” and the “$” sign each means lawful currency of the United States of America.

“Domestic Lending Office” means, with respect to any Lender, the office, branch or Affiliate of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assumption Agreement or the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrowers and the Agent.

“Domestic Subsidiary” means each Subsidiary of the Guarantor organized in the United States or a political subdivision thereof.

“Effective Date” has the meaning specified in Section 3.01.

“Eligible Assignee” means (i) a Lender; (ii) an Affiliate of a Lender; and (iii) any other Person (unless such Person is taking delivery of an assignment in connection with physical settlement of a credit derivative transaction) approved by the Agent, each Issuing Bank and, unless an Event of Default has occurred and is continuing at the time any assignment is effected in accordance with Section 9.07, the Guarantor, such approval not to be unreasonably withheld or delayed; provided, however, that neither the Guarantor nor an Affiliate of the Guarantor shall qualify as an Eligible Assignee; provided, further that (x) any assignment of Advances made to any French Borrower (including the Note or Notes evidencing such Advances and participations in Letters of Credit issued at the request of such French Borrower) and Commitments to make Advances to, or issue Letters of Credit at the request of, Lubrizol France (or any French Designated Subsidiary that becomes a Borrower hereunder) under this Agreement shall only be assigned or transferred to institutions that are authorized to carry out credit transactions in France or which may legally acquire rights under loans to a French borrower under applicable banking monopoly laws and regulations of France and (y) any assignment of Advances made to any Belgian Borrower (including the Note or Notes evidencing such Advances and participations in Letters of Credit issued at the request of such Belgian Borrower) and Commitments to make Advances to, or issue Letters of Credit at the request of, Lubrizol Europe or LECC (or any Belgian Designated Subsidiary that becomes a Borrower hereunder) under this Agreement shall only be assigned or transferred to institutions that are authorized to carry out credit transactions in Belgium or which may legally acquire rights under loans to a Belgian borrower under applicable banking laws and regulations of Belgium.

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages, and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equivalent” (i) in Euros of any other Committed Currency on any date, means the quoted spot rate at which the Agent’s principal office in London offers to exchange such Committed Currency for Euros in London prior to 11:00 A.M. (London time) on such date and (ii) in any other Committed Currency of Euros on any date, means the quoted spot rate at which the Agent’s principal office in London offers to exchange Euros for such other Committed Currency in London prior to 11:00 A.M. (London time) on such date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the Guarantor’s controlled group, or under common control with the Guarantor, within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event” means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC, or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Guarantor or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Guarantor or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for the imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan.

“EURIBO Rate” means, for any Interest Period, the rate appearing on a nationally recognized service selected by the Agent (such as Reuters EURIBOR01 Page, or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in Euro by reference to the Banking Federation of the European Union Settlement Rates for deposits in Euro) at approximately 10:00 A.M., London time, two Business Days prior to the commencement of such Interest Period, as the rate for deposits in Euro with a maturity comparable to such Interest Period or, if for any reason such rate is not available, the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the respective rates per annum at which deposits in Euros are offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Reference Bank’s Eurocurrency Rate Advance comprising part of such Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period (subject, however, to the provisions of Section 2.08).

“Euro”, “EUR” and the “€” sign each mean the lawful currency of the European Union as constituted by the Treaty of Rome, which established the European Community, as such treaty may be amended from time to time and as referred to in the EMU legislation.

“Eurocurrency Lending Office” means, with respect to any Lender, the office, branch or Affiliate of such Lender specified as its “Eurocurrency Lending Office” opposite its name on Schedule I hereto or in the Assumption Agreement or the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrowers and the Agent.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the U.S, Federal Reserve System, as in effect from time to time.

“Eurocurrency Rate” means, for any Interest Period for each Eurocurrency Rate Advance comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a)(i) in the case of any Advance denominated in a Committed Currency other than Euros, the rate per annum (rounded upward to the nearest whole multiple of 1/16 of 1% per annum) appearing on a nationally recognized service selected by the Agent (such as Reuters LIBOR01 Page, or any successor page) as the London interbank offered rate for deposits in the applicable Committed Currency at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period or, if for any reason such rate is not available, the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in such Committed Currency are offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Reference Bank’s Eurocurrency Rate Advance comprising part of such Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period or, (ii) in the case of any Advance denominated in Euros, the EURIBO Rate by (b) a percentage equal to 100% minus the Eurocurrency Rate Reserve Percentage for such Interest Period. If for any reason such rate is unavailable, the Eurocurrency Rate for any Interest Period for each Eurocurrency Rate Advance comprising part of the same Borrowing shall be determined by the Agent on the basis of applicable rates furnished to and received by the Agent from the Reference Banks two Business Days before the first day of such Interest Period, subject, however, to the provisions of Section 2.08.

“Eurocurrency Rate Advance” means an Advance denominated in a Committed Currency that bears interest as provided in Section 2.07(a)(ii).

“Eurocurrency Rate Reserve Percentage” for any Interest Period for all Eurocurrency Rate Advances comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the U.S. Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurocurrency Rate Advances is determined) having a term equal to such Interest Period.

“Events of Default” has the meaning specified in Section 6.01.

“Facility” means the Revolving Credit Facility or the Letter of Credit Facility.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

“Foreign Assets” means those assets of the Guarantor or any of its Subsidiaries that (a) consist of capital stock or other equity interests of Foreign Subsidiaries, (b) are assets owned by Foreign Subsidiaries or (c) are located outside of the United States.

“Foreign Subsidiary” means each Subsidiary of the Guarantor organized in a jurisdiction other than the United States or a political subdivision thereof.

“French Borrowers” means Lubrizol France and any other Designated Subsidiary that is incorporated in France that shall become a Borrower hereunder pursuant to Section 9.12 and “French Borrower” means any one of them.

“GAAP” has the meaning specified in Section 1.03.

“Guaranteed Obligations” has the meaning specified in Section 7.01.

“Guaranty” means the guaranty of the Guarantor set forth in Article VII.

“Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant, under any Environmental Law.

“Increase Date” has the meaning specified in Section 2.18(a).

“Increasing Lender” has the meaning specified in Section 2.18(b).

“Interest Period” means, for each Eurocurrency Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurocurrency Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurocurrency Rate Advance and ending on the last day of the period selected by the applicable Borrower pursuant to the provisions below and, thereafter, with respect to Eurocurrency Rate Advances, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by such Borrower pursuant to the provisions below. The duration of each such Interest Period shall one, two, three or six months, and subject to clause (c) of this definition, nine or twelve months, as such Borrower may, upon notice received by the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, that no more than three Interest Periods of less than one month may be outstanding at any time and; provided, further, that:

(a) such Borrower may not select any Interest Period that ends after the Termination Date;

(b) Interest Periods commencing on the same date for Eurocurrency Rate Advances comprising part of the same Borrowing shall be of the same duration;

(c) in the case of any such Borrowing, such Borrower shall not be entitled to select an Interest Period having a duration of nine or twelve months unless, by 2:00 P.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, each Lender notifies the Agent that such Lender will be providing funding for such Borrowing with such Interest Period (the failure of any such Lender to so respond by such time being deemed for all purposes of this Agreement as an objection by such Lender to the requested duration of such Interest Period); provided that, if any or all of the Lenders object to the requested duration of such Interest Period, the duration of the Interest Period for such Borrowing shall be one, two, three or six months, as specified by the Borrower requesting such Borrowing in the applicable Notice of Borrowing as the desired alternative to an Interest Period of nine or twelve months;

(d) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(e) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Internal Revenue Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Invested Amounts” means the amounts invested by investors that are not Affiliates of the Guarantor in connection with a Permitted Receivables Financing and paid to the Guarantor or any of its Subsidiaries, as reduced by the aggregate amounts received by such investors from the payment of receivables and applied to reduce such invested amounts.

“Issuing Bank” means an Initial Issuing Bank or any Eligible Assignee to which a portion of the Letter of Credit Commitment hereunder has been assigned pursuant to Section 9.07 so long as such Eligible Assignee expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as an Issuing Bank and notifies the Agent of its Applicable Lending Office (which information shall be recorded by the Agent in the Register), for so long as the Initial Issuing Bank or Eligible Assignee, as the case may be, shall have a Letter of Credit Commitment.

“L/C Cash Collateral Account” means an interest-bearing cash collateral account to be established and maintained by the Agent, over which the Agent shall have sole dominion and control, upon terms as may be satisfactory to the Agent.

“L/C Related Documents” has the meaning specified in Section 2.06(b)(i).

“Lenders” means the Initial Lenders, each Issuing Bank, each Assuming Lender that shall become a party hereto pursuant to Section 2.18 and each Person that shall become a party hereto pursuant to Section 9.07.

“Letter of Credit” shall have the meaning specified in Section 2.01(b).

“Letter of Credit Agreement” shall have the meaning specified in Section 2.03(a).

“Letter of Credit Commitment” means as to any Issuing Bank (a) the amount set forth opposite such Issuing Bank’s name on Schedule I hereto under the caption “Letter of Credit Commitment” or (b) if such Issuing Bank has entered into one or more Assignment and Acceptances, the amount set forth for such Issuing Bank in the Registrar maintained by the Agent pursuant to Section 9.07(d) as such Issuing Bank’s “Letter of Credit Commitment”, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Letter of Credit Facility” means, at any time, an amount equal to the lesser of (a) the aggregate amount of the Issuing Banks’ Letter of Credit Commitments at such time and (b) EUR 15,000,000, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, including, without limitation, the lien or retained security title of a conditional vendor and any security interest or mortgage granted in real property and, in the case of a Borrower or Designated Subsidiary organized under the laws of, or property located in, Belgium, any mortgage (hypotheek / hypothèque), pledge (pand / nantissement), privilege (voorrecht / privilège), retention right (eigendomsvoorbehoud / droit de retention/réserve de propriété), any real surety (zakelijke zekerheid / sûreté réelle) and any transfer by way of security (overdracht ten titel van zekerheid / transfert à titre de garantie) or any mandates granted in this respect.

“Loan Documents” means this Agreement, the Notes and the other L/C Related Documents.

“Loan Parties” means the Guarantor and each Borrower.

“Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with Schedule II attached hereto.

“Material Adverse Change” means any material adverse change in the business, condition (financial or otherwise) or results of operations of the Guarantor and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise) or operations of the Guarantor and its Subsidiaries taken as a whole, (b) the rights and remedies of the Agent or any Lender under this Agreement or any Note, (c) the ability of any Borrower to perform its obligations under this Agreement or any Note or (d) the ability of the Guarantor to perform its obligations under this Agreement.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Guarantor or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Guarantor or any ERISA Affiliate and at least one Person other than the Guarantor and the ERISA Affiliates or (b) was so maintained and in respect of which the Guarantor or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Note” means a promissory note of a Borrower payable to the order of any Lender, delivered pursuant to a request made under Section 2.16 in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of such Borrower to such Lender resulting from the Advances made by such Lender.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Notice of Issuance” has the meaning specified in Section 2.03(a).

“Other Taxes” has the meaning specified in Section 2.14(b).

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Permitted Receivables Financing” means the limited recourse sale (or other transfer) of accounts receivable by the Guarantor or any of its Subsidiaries in connection with the securitization thereof, which sale (or other transfer) is non-recourse to the extent customary in securitizations and consistent with past practice and which is upon terms and conditions reasonably satisfactory to the Agent; provided that the sum of, without duplication, (a) the aggregate Invested Amounts and (b) the outstanding principal amount of obligations secured by receivables (and related assets) for all such Permitted Receivables Financings shall not exceed $250,000,000 at any time outstanding.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Protesting Lender” has the meaning specified in Section 9.12(a).

“Public Debt Rating” means, as of any date, the rating that has been most recently announced by either S&P or Moody’s, as the case may be, for any class of non-credit enhanced long-term senior unsecured debt issued by the Guarantor or, if either of S&P or Moody’s has issued more than one such rating, the lowest such rating issued by such rating agency. For purposes of the foregoing, (a) if only one of S&P and Moody’s shall have in effect a Public Debt Rating, the Applicable Margin and the Applicable Commitment Fee Rate shall be determined by reference to the available rating; (b) if neither S&P nor Moody’s shall have in effect a Public Debt Rating, the Applicable Margin and the Applicable Commitment Fee Rate will be set in accordance with Level 4 under the definition of “Applicable Margin” or “Applicable Commitment Fee Rate”, as the case may be; (c) if any rating established by S&P or Moody’s shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; (d) if S&P or Moody’s shall change the basis on which ratings are established, each reference to the Public Debt Rating announced by S&P or Moody’s, as the case may be, shall refer to the then equivalent rating by S&P or Moody’s, as the case may be; and (e) if the ratings established by S&P and Moody’s shall fall within different levels, the Applicable Margin and Applicable Commitment Fee Rate shall be based upon the higher rating, unless the lower of such ratings is more than one level below the higher of such ratings, in which case the Applicable Margin and the Applicable Commitment Fee Rate shall be based upon the level that is one level above the lower of such ratings.

“Ratable Share” of any amount means, with respect to any Lender at any time, the product of (a) a fraction, the numerator of which is the amount of such Lender’s Revolving Credit Commitment at such time (or, if the Revolving Credit Commitments shall have been terminated pursuant to Section 2.05 or 6.01, such Lender’s Revolving Credit Commitment as in effect immediately prior to such termination) and the denominator of which is the aggregate Revolving Credit Commitments at such time (or, if the Revolving Credit Commitments shall have been terminated pursuant to Section 2.05 or 6.01, the aggregate Revolving Credit Commitment as in effect immediately prior to such termination) and (b) such amount.

“Receivables Subsidiary” means a Domestic Subsidiary of the Guarantor that has as its sole purpose to engage in, and engages solely in, Permitted Receivables Financings permitted under this Agreement.

“Reference Banks” means RBS and Deutsche Bank AG.

“Register” has the meaning specified in Section 9.07(d).

“Required Lenders” means at any time Lenders owed at least a majority in interest of the then aggregate unpaid principal amount (based on the Equivalent in Euros at such time) of the Advances then outstanding, or, if no such principal amount is then outstanding, Lenders having at least a majority in interest of the Commitments.

“Revolving Credit Commitment” means as to any Lender (a) the Euro amount set forth opposite such Lender’s name on Schedule I hereto as such Lender’s “Revolving Credit Commitment”, (b) if such Lender has become a Lender hereunder pursuant to an Assumption Agreement, the Euro amount set forth in such Assumption Agreement or (c) if such Lender has entered into any Assignment and Acceptance, the Euro amount set forth for such Lender in the Register maintained by the Agent pursuant to Section 9.07(d), as such amount may be reduced pursuant to Section 2.05 or increased pursuant to Section 2.18.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Lenders’ Revolving Credit Commitments at such time.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Guarantor or any ERISA Affiliate and no Person other than the Guarantor and the ERISA Affiliates or (b) was so maintained and in respect of which the Guarantor or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Sterling”, “GBP” and the “£” sign each means lawful currency of the United Kingdom of Great Britain and Northern Ireland.

“Subordinated Obligations” has the meaning specified in Section 7.05.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Taxes” has the meaning specified in Section 2.14(a).

“Termination Date” means the earlier of (a) July 21, 2012 and (b) the date of termination in whole of the Commitments pursuant to Section 2.05 or 6.01.

“Type” refers to the distinction between Base Rate Advances and Eurocurrency Rate Advances.

“Unused Revolving Credit Commitment” means, with respect to each Lender at any time, (a) such Lender’s Revolving Credit Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Advances (based on the Equivalent in Euros at such time) made by such Lender (in its capacity as a Lender) and outstanding at such time, plus (ii) such Lender’s Ratable Share of the aggregate Available Amount of all the Letters of Credit (based on the Equivalent in Euros at such time) outstanding at such time.

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

SECTION 1.03. Accounting Terms. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with generally accepted accounting principles in the United States, as in effect from time to time (“GAAP”); provided that, if the Guarantor notifies the Agent that the Guarantor requests an amendment to any provision hereof as a result of a change in GAAP or in the application thereof on the operation of such provision (or if the Agent notifies the Guarantor that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES AND LETTERS OF CREDIT

SECTION 2.01. The Advances and Letters of Credit. (a) Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Advances to the Borrowers from time to time on any Business Day during the period from the Effective Date until the date that is one month prior to the Termination Date in an amount not to exceed at any time such Lender’s Unused Revolving Credit Commitment. Each Borrowing shall be in an amount not less than the Borrowing Minimum or a Borrowing Multiple in excess thereof and shall consist of Advances of the same Type made on the same day by the Lenders ratably according to their respective Revolving Credit Commitments. Within the limits of each Lender’s Revolving Credit Commitment, the Borrowers may borrow under this Section 2.01(a), prepay pursuant to Section 2.10 and reborrow under this Section 2.01(a).

(b) Letters of Credit. Each Issuing Bank agrees, on the terms and conditions hereinafter set forth, to issue standby letters of credit (each, a “Letter of Credit”) denominated in any Committed Currency for the account of any Borrower from time to time on any Business Day during the period from the Effective Date until one month before the Termination Date in an aggregate Available Amount (i) for all Letters of Credit issued by each Issuing Bank not to exceed at any time the lesser of (x) the Letter of Credit Facility at such time and (y) such Issuing

Bank’s Letter of Credit Commitment at such time and (ii) for each such Letter of Credit not to exceed an amount equal to the aggregate Unused Revolving Credit Commitments of the Lenders at such time. Each Letter of Credit shall be in a face amount of EUR 1,000,000 (or its Equivalent) or more. No Letter of Credit shall have an expiration date (including all rights of the applicable Borrower or the beneficiary to require renewal) later than the earlier of (x) the date that is one year after the date of issuance thereof or (y) 10 Business Days prior to the Termination Date. Within the limits referred to above, the Borrowers may request the issuance of Letters of Credit under this Section 2.01(b), repay any Advances resulting from drawings thereunder pursuant to Section 2.03(c) and request the issuance of additional Letters of Credit under this Section 2.01(b). Each letter of credit listed on Schedule 2.01(b) shall be deemed to constitute a Letter of Credit issued hereunder, and each Lender that is an issuer of such a Letter of Credit shall, for purposes of Section 2.03, be deemed to be an Issuing Bank for each such letter of credit, provided that any renewal or replacement of any such letter of credit shall be issued by an Issuing Bank pursuant to the terms of this Agreement.

SECTION 2.02. Making the Advances. (a) Except as otherwise provided in Section 2.03(c), each Borrowing shall be made on written notice, given not later than (x) 4:00 P.M. (London time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurocurrency Rate Advances denominated in Euros or Sterling, (y) 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurocurrency Rate Advances denominated in Dollars or (z) 11:00 A.M. (New York City time) on the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by the applicable Borrower to the Agent, which shall give to each Lender prompt notice thereof by telecopier. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing, or telecopier in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing, and (iv) in the case of a Borrowing consisting of Eurocurrency Rate Advances, initial Interest Period and currency for each such Advance. Each Lender shall before 1:00 P.M. (New York City time) on the date of such Borrowing make available for the account of its Applicable Lending Office to the Agent at the Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Section 3.03, the Agent shall make such funds available to the Borrower that requested such Advance by depositing such funds to such account as such Borrower shall specify.

(b) Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrowers may not select Eurocurrency Rate Advances for any Borrowing if the aggregate amount of such Borrowing is less than the Borrowing Minimum or if the obligation of the Lenders to make Eurocurrency Rate Advances shall then be suspended pursuant to Section 2.08 or 2.12 and (ii) the Eurocurrency Rate Advances may not be outstanding as part of more than fifteen separate Borrowings.

(c) Each Notice of Borrowing shall be irrevocable and binding on the Borrower giving such Notice. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurocurrency Rate Advances, the Borrower giving such Notice shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Section 3.03, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(d) Unless the Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender, contrary to its Commitment, will not make available to the Agent such Lender’s ratable portion of such Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender and such Borrower severally agree to repay without duplication to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Agent, at (i) in the case of such Borrower, the higher of (A) the interest rate applicable at the time to Advances comprising such Borrowing and (B) the cost of funds incurred by the Agent in respect of such amount and (ii) in the case of such Lender, (A) the Federal Funds Rate in the case of Advances denominated in Dollars or (B) the cost of funds incurred by the Agent in respect of such amount in the case of Advances denominated in Euros or Sterling. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement.

(e) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing. Nothing herein shall be deemed to prejudice any rights which any Borrower may have against a Lender as a result of any default by a Lender hereunder.

SECTION 2.03. Issuance of and Drawings and Reimbursement Under Letters of Credit. (a) Request for Issuance. Each Letter of Credit shall be issued upon notice, given not later than 1:00 P.M. (New York City time) on the fifth Business Day prior to the date of the proposed issuance of such Letter of Credit (or on such shorter notice as the applicable Issuing Bank may agree), by any Borrower to any Issuing Bank, and such Issuing Bank shall give the Agent, prompt notice thereof by telecopier. Each such notice of issuance of a Letter of Credit (a “Notice of Issuance”) shall be by telephone, confirmed immediately in writing, or telecopier, specifying therein the requested (i) date of such issuance (which shall be a Business Day), (ii) Available Amount and currency of such Letter of Credit, (iii) expiration date of such Letter of Credit (which shall not be later than one year after the issuance thereof), (iv) name and address of the beneficiary of such Letter of Credit and (v) form of such Letter of Credit, and shall be accompanied by such customary application and agreement for letter of credit as such Issuing Bank may specify to the Borrower requesting such issuance for use in connection with such requested Letter of Credit (a “Letter of Credit Agreement”). If the requested form of such Letter of Credit is acceptable to such Issuing Bank in its sole discretion, such Issuing Bank will, upon fulfillment of the applicable conditions set forth in Article III, make such Letter of Credit available to the Borrower requesting such issuance at its office referred to in Section 9.02 or as otherwise agreed with such Borrower in connection with such issuance. In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern.

(b) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Ratable Share of the aggregate amount available to be drawn under such Letter of Credit. The Borrowers hereby agree to each such participation. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Agent, for the account of such Issuing Bank, such Lender’s Ratable Share of each drawing made under a Letter of Credit funded by such Issuing Bank and not reimbursed by the applicable Borrower on the date made, or of any reimbursement payment required to be refunded to a Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender further acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Lender’s Ratable Share of the Available Amount of such Letter of Credit at each time such Lender’s Revolving Credit Commitment is amended pursuant to a Commitment Increase in accordance with Section 2.18, an assignment in accordance with Section 9.07 or otherwise pursuant to this Agreement.

(c) Drawing and Reimbursement. The payment by an Issuing Bank of a draft drawn under any Letter of Credit shall constitute for all purposes of this Agreement the making by any such Issuing Bank of an Advance, which, in the case of a draft denominated in Euros or Sterling, shall be a Base Rate Advance in Dollars equal to the Equivalent of the amount of such draft and, in the case of a draft denominated in Dollars, shall be a Base Rate Advance in the amount of such draft. Each Issuing Bank shall give prompt notice (and such Issuing Bank will use its commercially reasonable efforts to deliver such notice within one Business Day) of each drawing under any

Letter of Credit issued by it to the applicable Borrower and the Agent. Upon written demand by such Issuing Bank, with a copy of such demand to the Agent, each Lender shall pay to the Agent such Lender’s Ratable Share of such outstanding Advance, by making available for the account of its Applicable Lending Office to the Agent for the account of such Issuing Bank, by deposit to the Agent’s Account, in same day funds, an amount equal to the portion of the outstanding principal amount of such Advance to be funded by such Lender. Promptly after receipt thereof, the Agent shall transfer such funds to such Issuing Bank. Each Lender agrees to fund its Ratable Share of an outstanding Advance on (i) the Business Day on which demand therefor is made by such Issuing Bank, provided that notice of such demand is given not later than 11:00 A.M. (New York City time) on such Business Day, or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time. If and to the extent that any Lender shall not have so made the amount of such Advance available to the Agent, such Lender agrees to pay to the Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by any such Issuing Bank until the date such amount is paid to the Agent, at the Federal Funds Rate for its account or the account of such Issuing Bank, as applicable. If such Lender shall pay to the Agent such amount for the account of any such Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute a Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Advance made by such Issuing Bank shall be reduced by such amount on such Business Day.

(d) Letter of Credit Reports. Each Issuing Bank shall furnish (i) to the Agent on the first Business Day of each month a written report summarizing issuance and expiration dates of Letters of Credit during the preceding month and drawings during such month under all Letters of Credit issued by it and (ii) to the Agent and each Lender on the first Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount during the preceding calendar quarter of all Letters of Credit issued by it.

(e) Failure to Make Advances. The failure of any Lender to make the Advance to be made by it on the date specified in Section 2.03(c) shall not relieve any other Lender of its obligation hereunder to make its Advance on such date, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on such date.

SECTION 2.04. Fees. (a) Commitment Fee. The Borrowers agree to pay to the Agent for the account of each Lender a commitment fee on the average daily Unused Revolving Credit Commitment of such Lender, from the Effective Date in the case of each Initial Lender and from the effective date specified in the Assumption Agreement or in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender until the Termination Date, at a rate per annum equal to the Applicable Commitment Fee Rate in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December, commencing September 30, 2009, and on the Termination Date.

(b) Letter of Credit Fees. (i) Each Borrower shall pay to the Agent for the account of each Lender a commission on such Lender’s Ratable Share of the average daily aggregate Available Amount of all Letters of Credit issued at its request and outstanding from time to time at a rate per annum equal to the Applicable Margin for Eurocurrency Rate Advances in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December, commencing September 30, 2009, and on the Termination Date, and after the Termination Date payable upon demand; provided that the Applicable Margin shall increase by 2% upon the occurrence and during the continuation of an Event of Default if the Borrowers are required to pay default interest pursuant to Section 2.07(b).

(ii) Each Borrower shall pay to each Issuing Bank for its own account such reasonable and customary fronting, issuance, presentation, amendment and other processing fees as may from time to time be agreed in writing between such Borrower and such Issuing Bank.

(c) Agent’s Fees. The Borrowers shall pay to the Agent for its own account the fees set forth in the fee letter between the Guarantor on behalf of the Borrowers and the Agent or as may from time to time be otherwise agreed in writing between the Borrowers and the Agent.

SECTION 2.05. Optional Termination or Reduction of the Commitments. (a) The Borrowers shall have the right, upon at least three Business Days’ notice to the Agent, to terminate in whole or permanently reduce ratably in part the Unused Revolving Credit Commitments, provided that each partial reduction (i) shall be in the aggregate amount of EUR 10,000,000 or an integral multiple of EUR 1,000,000 in excess thereof and (ii) shall be made ratably among the Lenders in accordance with their Revolving Credit Commitments.

(b) The Borrowers shall have the right, upon at least three Business Days’ notice to the Agent, to terminate in whole or permanently reduce ratably in part the unused Letter of Credit Commitments, provided that, to the extent practicable, each partial reduction shall be made ratably among the Issuing Banks in accordance with their Letter of Credit Commitments.

SECTION 2.06. Repayment. (a) Advances. Each Borrower shall repay to the Agent for the ratable account of the Lenders on the Termination Date the aggregate principal amount of the Advances made to it then outstanding.

(b) Letter of Credit Reimbursements. The obligations of the Borrowers under this Agreement, any Letter of Credit Agreement and any other agreement or instrument, in each case, relating to any Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances (it being understood that any such payment by the Borrowers is without prejudice to, and does not constitute a waiver of, any rights the Borrowers might have or might acquire as a result of the payment by any Lender of any draft or the reimbursement by the Borrowers thereof or any claim that a Borrower might have under Section 9.13):

(i) any lack of validity or enforceability of this Agreement, any Letter of Credit, any Letter of Credit Agreement or any other agreement or instrument, in each case, relating thereto (all of the foregoing being, collectively, the “L/C Related Documents”);

(ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Borrowers in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

(iii) the existence of any claim, set-off, defense or other right that the Borrowers may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), any Issuing Bank, the Agent, any Lender or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

(iv) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit;

(vi) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the obligations of the Borrowers in respect of the L/C Related Documents; or

(vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrowers or a guarantor.

SECTION 2.07. Interest on Advances. (a) Scheduled Interest. Each Borrower shall pay interest on the unpaid principal amount of each Advance made to it and owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin in effect from time to time plus (z) the Mandatory Cost, if any, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

(ii) Eurocurrency Rate Advances. During such periods as such Advance is a Eurocurrency Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x) the Eurocurrency Rate for such Interest Period for such Advance plus (y) the Applicable Margin in effect from time to time plus (z) the Mandatory Cost, if any, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurocurrency Rate Advance shall be Converted or paid in full.

(b) Default Interest. Upon the occurrence and during the continuance of an Event of Default that has not been waived, the Agent may, and upon the request of the Required Lenders shall, require each Borrower to pay interest (“Default Interest”) on (i) the unpaid principal amount of each Advance made to it and owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a)(i) or (a)(ii) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (a)(i) above; provided, however, that following acceleration of the Advances pursuant to Section 6.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Agent.

(c) Effective Global Rate. For the purposes of articles L. 313-4 of the French Code Monétaire et Financier and articles L. 313-1 and L. 313-2, R. 313-1 and R. 313-2 of the French Code de la Consommation, Lubrizol France acknowledges that the effective global rate (taux effectif global or TEG) for the Facility cannot be calculated as of the date hereof, primarily because of the floating nature of the rate of interest applicable to the Advances and the ability of the Borrowers to select the currency and the duration of each Interest Period. However, Lubrizol France acknowledges that it has received from the Agent, on the date hereof, a letter (the “TEG Letter”) containing an example of calculation of the effective global rate, based upon certain assumptions as set out in the TEG Letter. In addition, in the event that any French Designated Subsidiary becomes a Borrower hereunder, the Designation Letter for such additional Borrower shall contain an acknowledgement of such Designated Subsidiary similar to the acknowledgement of Lubrizol France contained in this Section 2.07(c) and a letter substantially in the same form as the TEG Letter. The TEG Letter and any other letter delivered to a French Designated Subsidiary shall form an integral part of this Agreement.

SECTION 2.08. Interest Rate Determination. (a) Each Reference Bank agrees to furnish to the Agent timely information for the purpose of determining each Eurocurrency Rate. If any one or more of the Reference Banks shall not furnish such timely information to the Agent for the purpose of determining any such interest rate, the Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks. The Agent shall give prompt notice to the Borrowers and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.07(a)(i) or (ii), and the rate, if any, furnished by each Reference Bank for the purpose of determining the interest rate under Section 2.07(a)(ii).

(b) If, with respect to any Eurocurrency Rate Advances, the Required Lenders notify the Agent that (i) they are unable to obtain matching deposits in the London inter-bank market at or about 11:00 A.M. (New York City time) on the second Business Day before the making of a Borrowing in sufficient amounts to fund their respective Advances as a part of such Borrowing during its Interest Period or (ii) the Eurocurrency Rate for any

Interest Period for such Advances will not adequately reflect the cost to such Required Lenders, as determined in the exercise of each such Lender’s commercially reasonable discretion, of making, funding or maintaining their respective Eurocurrency Rate Advances for such Interest Period, the Agent shall forthwith so notify the Borrowers and the Lenders, whereupon (A) the relevant Borrowers will, on the last day of the then existing Interest Period therefor, (1) if such Eurocurrency Rate Advances are denominated in Dollars, either (x) prepay such Advances or (y) Convert such Advances into Base Rate Advances and (2) if such Eurocurrency Rate Advances are denominated in Euros or Sterling, either (x) prepay such Advances or (y) exchange such Advances into an Equivalent amount of Dollars and Convert such Advances into Base Rate Advances and (B) the obligation of the Lenders to make, or to Convert Advances into, Eurocurrency Rate Advances shall be suspended until the Agent shall notify the Borrowers and the Lenders that the circumstances causing such suspension no longer exist.

(c) If any Borrower shall fail to select the duration of any Interest Period for any Eurocurrency Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Agent will forthwith so notify such Borrower and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, (i) if such Eurocurrency Rate Advances are denominated in Dollars, Convert into Base Rate Advances and (ii) if such Eurocurrency Rate Advances are denominated in Euros or Sterling, be exchanged for an Equivalent amount of Dollars and Convert into Base Rate Advances.

(d) On the date on which the aggregate unpaid principal amount of Eurocurrency Rate Advances denominated in Dollars comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than the Borrowing Minimum, such Advances shall automatically Convert into Base Rate Advances.

(e) Upon the occurrence and during the continuance of any Event of Default that has not been waived, (i) each Eurocurrency Rate Advance will automatically, on the last day of the then existing Interest Period therefor, (A) if such Eurocurrency Rate Advances are denominated in Dollars, be Converted into Base Rate Advances and (B) if such Eurocurrency Rate Advances are denominated in Euros or Sterling, be exchanged for an Equivalent amount of Dollars and be Converted into Base Rate Advances and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurocurrency Rate Advances shall be suspended.

(f) If the service selected by the Agent to determine the EURIBO Rate or Eurocurrency Rate is unavailable and fewer than two Reference Banks furnish timely information to the Agent for determining the Eurocurrency Rate for any Eurocurrency Rate Advances,

(i) the Agent shall forthwith notify the Borrowers and the Lenders that the interest rate cannot be determined for such Eurocurrency Rate Advances,

(ii) each such Eurocurrency Rate Advance will automatically, on the last day of the then existing Interest Period therefor, (A) if such Eurocurrency Rate Advance is denominated in Dollars, Convert into a Base Rate Advance and (B) if such Eurocurrency Rate Advance is denominated in Euros or Sterling, be prepaid by the applicable Borrower or be automatically exchanged for an Equivalent amount of Dollars and be Converted into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and

(iii) the obligation of the Lenders to make Eurocurrency Rate Advances denominated in, or to Convert Advances into Eurocurrency Rate Advances of, the affected currency shall be suspended until the Agent shall notify the Borrowers and the Lenders that the circumstances causing such suspension no longer exist.

SECTION 2.09. Optional Conversion of Advances. Any Borrower may on any Business Day, upon notice given to the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.08 and 2.12, Convert any or all Advances of one Type comprising the same Borrowing made to it into Advances of the other Type; provided, however, that any Conversion of Eurocurrency

Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurocurrency Rate Advances, any Conversion of Base Rate Advances into Eurocurrency Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(b), no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(b) and each Conversion of Advances comprising part of the same Borrowing under any Facility shall be made ratably among the Lenders in accordance with their Commitments under such Facility. Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted, and (iii) if such Conversion is into Eurocurrency Rate Advances, the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on the Borrower giving such notice.

SECTION 2.10. Prepayments of Advances. (a) Optional. Any Borrower may, upon notice not later than 11:00 A.M. (London time) two Business Days prior to the date of such prepayment, in the case of Eurocurrency Rate Advances, and not later than 11:00 A.M. (New York City time) on the date of such prepayment, in the case of Base Rate Advances, to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given, such Borrower shall prepay the outstanding principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount not less than the Borrowing Minimum or a Borrowing Multiple in excess thereof and (y) in the event of any such prepayment of a Eurocurrency Rate Advance, the applicable Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 9.04(c).

(b) Mandatory. (i) If, on any date, the Agent notifies the Borrowers that, on any interest payment date, the sum of (A) the aggregate principal amount of all Advances denominated in Euros then outstanding plus (B) the Equivalent in Euros (determined on the third Business Day prior to such interest payment date) of the aggregate principal amount of all Advances denominated in Dollars or Sterling then outstanding exceeds 105% of the aggregate Revolving Credit Commitments of the Lenders on such date, Lubrizol France shall (or shall procure that the other Borrowers shall), as soon as practicable and in any event within five Business Days after receipt of such notice, subject to the proviso to this sentence set forth below, prepay the outstanding principal amount of any Advances owing by the Borrower in an aggregate amount sufficient to reduce such sum to an amount not to exceed 100% of the aggregate Revolving Credit Commitments of the Lenders on such date together with any interest accrued to the date of such prepayment on the aggregate principal amount of Advances prepaid; provided that if the aggregate principal amount of Base Rate Advances outstanding at the time of such required prepayment is less than the amount of such required prepayment, the portion of such required prepayment in excess of the aggregate principal amount of Base Rate Advances then outstanding shall be deferred until the earliest to occur of the last day of the Interest Period of the outstanding Eurocurrency Rate Advances in an aggregate amount equal to the excess of such required prepayment.

(ii) Each prepayment made pursuant to this Section 2.10(b) shall be made together with any interest accrued to the date of such prepayment on the principal amounts prepaid and, in the case of any prepayment of a Eurocurrency Rate Advance on a date other than the last day of an Interest Period or at its maturity, any additional amounts which the Borrower shall be obligated to reimburse to the Lenders in respect thereof pursuant to Section 9.04(c). The Agent shall give prompt notice of any prepayment required under this Section 2.10(b) to the Borrowers and the Lenders.

SECTION 2.11. Increased Costs. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority including, without limitation, any agency of the European Union or similar monetary or multinational authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurocurrency Rate Advances or agreeing to issue or of issuing or maintaining or participating in Letters of Credit (excluding for purposes of this Section 2.11 any such increased costs resulting from taxes (as to which Section 2.14 shall govern)), then the Borrower to which such Eurocurrency Rate Advances were made or which requested such Letters of Credit (or each Borrower ratably, in respect of unused Revolving Credit Commitment) shall from time to time, without premium or penalty, upon written demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided however, that at such time such Lender shall be generally assessing such amounts on a non-discriminatory basis against borrowers under agreements having provisions similar to this Section. A certificate as to the amount of such increased cost, submitted to such Borrower and the Agent by such Lender, shall be conclusive and binding for all purposes, absent error in the calculation of such amounts.

(b) If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender (taking into consideration such Lender’s (or such controlling corporation’s) policies with respect to capital adequacy) and that the amount of such capital is increased by or based upon the existence of such Lender’s commitment to lend or to issue or participate in Letters of Credit hereunder and other commitments of this type or the issuance or maintenance of or participation in the Letters of Credit (or similar contingent obligations), then, upon written demand by such Lender (with a copy of such demand to the Agent), each Borrower shall pay to the Agent for the account of such Lender, from time to time as specified by such Lender, without premium or penalty, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s commitment to lend or to issue or participate in Letters of Credit hereunder or the issuance or maintenance of or participation in the Letters of Credit, in an amount for each Borrower determined in accordance with the amount of Advances made to it and Letters of Credit issued at its request (or for each Borrower ratably, in respect of unused Revolving Credit Commitment); provided, however, that at such time such Lender shall be generally assessing such amounts on a non-discriminatory basis against borrowers under agreements having provisions similar to this Section. A certificate as to such amounts submitted to the relevant Borrowers and the Agent by such Lender shall be conclusive and binding for all purposes, absent error in the calculation of such amounts.

(c) Each Lender will notify the relevant Borrowers of any change that will entitle such Lender to compensation under this Section 2.11 as promptly as practicable, but in any event within 90 days after such Lender obtains knowledge thereof; provided, however, that, if any Lender fails to give such notice within 90 days after it obtains knowledge of such change, such Lender shall, with respect to compensation payable in respect of any costs resulting from such change, only be entitled to payment for costs incurred from and after the date that such Lender does give such notice plus, if such change shall have retroactive effect, costs resulting from such change during the period of retroactive effect thereof. Any Lender claiming any additional amounts payable pursuant to this Section agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Eurocurrency Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

SECTION 2.12. Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its Eurocurrency Lending Office to perform its obligations hereunder to make Eurocurrency Rate Advances in any Committed Currency or to fund or maintain Eurocurrency Rate Advances in such Committed Currency hereunder, (a) each Eurocurrency Rate Advance will automatically, upon such demand (i) if such Eurocurrency Rate Advance is denominated in Dollars, be Converted into a Base Rate Advance and (ii) if such Eurocurrency Rate Advance is denominated in Euros or Sterling, be exchanged into an Equivalent amount of Dollars and be Converted into a Base Rate Advance and (b) the obligation of the Lenders to make Eurocurrency Rate Advances or to Convert Advances into Eurocurrency Rate Advances shall be suspended until the Agent shall notify the Borrowers and the Lenders that the circumstances causing such suspension no longer exist.

SECTION 2.13. Payments and Computations. (a) The Borrowers shall make each payment hereunder, irrespective of any right of counterclaim or set-off, not later than 11:00 A.M. (New York City time) on the day when due in Euros (except for Advances denominated in any other Committed Currency, in which case such payments shall be made in such Committed Currency) to the Agent, by deposit of such funds to the Agent’s Account in same day funds. The Guarantor shall make each payment due by it hereunder, irrespective of any right of counterclaim or set-off, not later than

11:00 A.M. (New York City time) on the day when due in Euros (except for guaranty obligations in respect of obligations of the Borrowers denominated in any other Committed Currency, in which case such payments shall be made in such Committed Currency) to the Agent, by deposit of such funds to the Agent’s Account in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal, interest, commitment fees or commissions ratably (other than amounts payable pursuant to Section 2.04(b)(ii), 2.11, 2.14 or 9.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon any Assuming Lender becoming a Lender hereunder as a result of a Commitment Increase pursuant to Section 2.18 and upon the Agent’s receipt of such Lender’s Assumption Agreement and recording of the information contained therein in the Register, from and after the applicable Increase Date, the Agent shall make all payments hereunder and under any Notes issued in connection therewith in respect of the interest assumed thereby to the Assuming Lender. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 9.07(c), from and after the effective date specified in such Assignment and Acceptance, the Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) All computations of interest based on the Base Rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurocurrency Rate or the Federal Funds Rate and of fees and Letter of Credit commissions shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the Business Day next succeeding, and such extension of time shall in such case be included in the computation of payment of interest, fee or commission, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurocurrency Rate Advances to be made in the next following calendar month, such payment shall be made on the Business Day next preceding.

(d) Unless the Agent shall have received notice from the applicable Borrower prior to the date on which any payment is due to the Lenders hereunder that such Borrower will not make such payment in full, the Agent may assume that such Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent any Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at (i) the Federal Funds Rate in the case of Advances denominated in Dollars or (ii) the cost of funds incurred by the Agent in respect of such amount in the case of Advances denominated in Euros or Sterling.

(e) If the Agent receives funds for application to the obligations hereunder under circumstances for which neither this Agreement nor any Borrower specifies the Advances to which, or the manner in which, such funds are to be applied, the Agent may, but shall not be obligated to, elect to distribute such funds to each Lender ratably in accordance with such Lender’s proportionate share of the sum of the principal amount of all outstanding Advances and the Available Amount of all Letters of Credit then outstanding, in repayment or prepayment of such of the outstanding Advances or other obligations owed to such Lender, and for application to such principal installments, as the Agent shall direct, in each case first toward such Advances or other obligations as are denominated in the same currency as such received funds.

(f) To the extent that the Agent receives funds for application to the amounts owing by the Borrowers under or in respect of this Agreement or any Note in currencies other than the currency or currencies required to enable the Agent to distribute funds to the Lenders in accordance with the terms of this Section 2.13, the Agent shall be entitled to convert or exchange such funds into such other Committed Currency, to the extent necessary to enable the Agent to distribute such funds in accordance with the terms of this Section 2.13; provided that each Borrower and each of the Lenders hereby agree that the Agent shall not be liable or responsible for any loss, cost or expense suffered by such Borrower or such Lender as a result of any conversion or exchange of currencies affected pursuant to this Section 2.13(f) or as a result of the failure of the Agent to effect any such conversion or exchange; and provided further that such Borrower agrees to indemnify the Agent and each Lender, and hold the Agent and each Lender harmless, for any and all losses, costs and expenses incurred by the Agent or any Lender for any conversion or exchange of currencies (or the failure to convert or exchange any currencies) in accordance with this Section 2.13(f).

(g) Notwithstanding any of the foregoing or any other provision of this Credit Agreement or the Notes to the contrary, payments of interest made by Lubrizol France or any French Designated Subsidiary in respect of any Advances owing to any Lender acting through a lending office in France shall be paid directly by such Borrower to such Lender (or if requested by the Agent prior to the date such interest is due and owing, to a paying agent in France appointed by the Agent for such purpose for onward transfer in France by such paying agent to such Lender) exclusively through French bank accounts, in an amount to each such Lender (or paying agent, as applicable) as calculated by the Agent upon the request of such Borrower. Each Lender acting through a lending office in France agrees to notify the Borrowers in writing that it is acting through a lending office in France as soon as possible but no later than two (2) Business Days prior to the date an interest payment is due and owing to such Lender.

SECTION 2.14. Taxes. (a) Any and all payments by the Borrowers to or for the account of any Lender or the Agent hereunder or under the Notes and any and all payments by the Guarantor to or for the account of any Lender or the Agent hereunder shall be made, in accordance with Section 2.13 or the applicable provisions of such other documents, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, (i) foreign, United States federal, state and local taxes imposed on its overall net income and franchise taxes imposed on it in lieu of net income taxes by the jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized or any political subdivision thereof, or by any jurisdiction where such Lender or the Agent (as the case may be) is doing business or any political subdivision thereof and, in the case of each Lender, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof, or by any jurisdiction where such Lender’s Applicable Lending Office is doing business or any political subdivision thereof and (ii) United States state and local withholding taxes (in the appropriate amount) on the gross amount of interest paid by the Loan Parties for which such Lender or the Agent (as the case may be) is entitled to a credit for such withholding taxes against a tax described in (i) (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as “Taxes”). If any Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note or any other documents to be delivered hereunder to any Lender or the Agent or if the Guarantor shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any other documents to be delivered hereunder to any Lender or the Agent, (x) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (y) such Loan Party shall make such deductions and (z) such Loan Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. For the avoidance of doubt, if any Loan Party shall be required by a court of competent jurisdiction to pay over an amount other than as Taxes, there shall be no adjustment as to such payment under this Section 2.14(a).

(b) In addition, each relevant Borrower shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the Notes any other documents to be delivered hereunder or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Notes or any other documents to be delivered hereunder (hereinafter referred to as “Other Taxes”).

(c) Each Borrower (solely in respect of Taxes, Other Taxes and any liability arising therefrom or with respect thereto that are related to Advances made to such Borrower or Letters of Credit issued at the request of such Borrower; and otherwise, ratably with each other Borrower), and the Guarantor shall indemnify each Lender and the Agent for and hold it harmless against the full amount of Taxes or Other Taxes (including, without limitation, taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 2.14) imposed on or paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender or the Agent (as the case may be) makes written demand therefor.

(d) Within 30 days after the date of any payment of Taxes, the relevant Loan Party shall furnish to the Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Agent.

(e) Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assumption Agreement or the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as reasonably requested in writing by the Guarantor (but only so long as such Lender remains lawfully able to do so), shall provide each of the Agent and the Guarantor with two original Internal Revenue Service forms W-8BEN or W-8ECI, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, properly certifying that such Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the Notes. If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes (and tax withheld in excess of such rate shall be included in Taxes) unless and until such Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such form; provided, however, that, if at the date of the Assignment and Acceptance pursuant to which a Lender assignee becomes a party to this Agreement, the Lender assignor was entitled to payments under subsection (a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender assignee on such date. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service form W-8BEN or W-8ECI, that the Lender reasonably considers to be confidential, the Lender shall give notice thereof to the Guarantor and shall not be obligated to include in such form or document such confidential information. For purposes of this subsection (e), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code

(f) For any period with respect to which a Lender has failed to provide the Guarantor with the appropriate form, certificate or other document described in Section 2.14(e) (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring subsequent to the date on which a form, certificate or other document originally was required to be provided, or if such form otherwise is not required under subsection (e) above), such Lender shall not be entitled to indemnification under Section 2.14(a) or (c) with respect to Taxes imposed by the United States by reason of such failure and the Loan Parties may withhold at the full United States statutory withholding tax rate on interest (currently, 30%); provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Loan Parties shall take such steps as the Lender shall reasonably request to assist the Lender to recover such Taxes.

(g) Each Lender that (i) is a non-French tax resident and (ii) lending to a French Borrower from a lending office in France severally agrees to provide the French Borrower and the Agent with a letter from its local French tax office complying with the conditions set out in the French tax authorities guidelines 5 I-1224 n° 50, dated December 1, 1997. Such Lender will provide such letter to the French Borrower and the Agent each year before the date of the first payment of interest to be made in such year by the French Borrower to the benefit of such Lender. In the case where the applicable Lender would not provide such letter as required above, and as a consequence, the French Borrower would deduct as required by law a French withholding tax from the interest paid to such Lender, such withholding tax shall be considered excluded from Taxes. The French Borrower shall take such steps as reasonably requested by such Lender, and such Lender shall cooperate with the Borrower, in order to recover the withholding tax from the French tax authorities to the extent allowed by law and the French Borrower shall promptly remit to such Lender the amount of the withholding tax refunded to it.

(h) Each Lender that makes an Advance to, or that issues a Letter of Credit at the request of, Lubrizol Europe or LECC (or any Belgian Designated Subsidiary that becomes a Borrower hereunder) represents, as of the date hereof, that it is a tax resident of a member state of the European Economic Area and/or of a country with a bilateral tax treaty in effect with Belgium.

SECTION 2.15. Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances owing to it (other than pursuant to Section 2.11, 2.14 or 9.04(c)) in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off as provided in Section 9.05) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation.

SECTION 2.16. Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Advances. Each Borrower agrees that upon notice by any Lender to such Borrower (with a copy of such notice to the Agent) to the effect that a Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender, such Borrower shall promptly execute and deliver to such Lender a Note in substantially the form of Exhibit A hereto, payable to the order of such Lender in a principal amount equal to the Revolving Credit Commitment of such Lender.

(b) The Register maintained by the Agent pursuant to Section 9.07(d) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing, the currency of such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assumption Agreement and each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iv) the amount of any sum received by the Agent from each Borrower hereunder and each Lender’s share thereof.

(c) Entries made in good faith by the Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from each Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrowers under this Agreement.

SECTION 2.17. Use of Proceeds. The proceeds of the Advances shall be available (and each of the Borrowers agrees that it or its Subsidiaries, as applicable, shall use such proceeds) solely for general corporate purposes of the Borrowers and their respective Subsidiaries.

SECTION 2.18. Increase in the Aggregate Commitments. (a) The Borrowers may, at any time but in any event not more than once in any calendar year prior to the Termination Date, by notice to the Agent, request that the aggregate amount of the Commitment be increased by an amount of EUR 10,000,000 or an integral multiple thereof (each a “Commitment Increase”) to be effective as of a date that is at least 90 days prior to the scheduled Termination Date then in effect (the “Increase Date”) as specified in the related notice to the Agent; provided, however that (i) in no event shall the aggregate amount of the Commitments at any time exceed EUR 200,000,000 and (ii) on the date of any request by the Borrowers for a Commitment Increase and on the related Increase Date the applicable conditions set forth in Article III shall be satisfied.

(b) The Agent shall promptly notify the Lenders of a request by the Borrowers for a Commitment Increase, which notice shall include (i) the proposed amount of such requested Commitment Increase, (ii) the proposed Increase Date and (iii) the date by which Lenders wishing to participate in the Commitment Increase must commit to an increase in the amount of their respective Commitments (the “Commitment Date”). Each Lender that is willing to participate in such requested Commitment Increase (each an “Increasing Lender”) shall, in its sole discretion, give written notice to the Agent on or prior to the Commitment Date of the amount by which it is willing to increase its Commitment. If the Lenders notify the Agent that they are willing to increase the amount of their respective Commitments by an aggregate amount that exceeds the amount of the requested Commitment Increase, the requested Commitment Increase shall be allocated among the Lenders willing to participate therein in such amounts as are agreed between the Borrowers and the Agent.

(c) Promptly following each Commitment Date, the Agent shall notify the Borrowers as to the amount, if any, by which the Lenders are willing to participate in the requested Commitment Increase. If the aggregate amount by which the Lenders are willing to participate in any requested Commitment Increase on any such Commitment Date is less than the requested Commitment Increase, then the Borrowers may extend offers to one or more Eligible Assignees to participate in any portion of the requested Commitment Increase that has not been committed to by the Lenders as of the applicable Commitment Date; provided, however, that the Commitment of each such Eligible Assignee shall be in an amount of EUR 5,000,000 or an integral multiple of EUR 1,000,000 in excess thereof.

(d) On each Increase Date, each Eligible Assignee that accepts an offer to participate in a requested Commitment Increase in accordance with Section 2.18(b) (each such Eligible Assignee, an “Assuming Lender”) shall become a Lender party to this Agreement as of such Increase Date and the Commitment of each Increasing Lender for such requested Commitment Increase shall be so increased by such amount (or by the amount allocated to such Lender pursuant to the last sentence of Section 2.18(b)) as of such Increase Date; provided, however, that the Agent shall have received on or before such Increase Date the following, each dated such date:

(i) (A) certified copies of resolutions of the Board of Directors of each Loan Party or the Executive Committee of such Board approving the Commitment Increase and the corresponding modifications to this Agreement and (B) an opinion of counsel for each Loan (which may be in-house counsel), in substantially the form of Exhibit D hereto;

(ii) an assumption agreement from each Assuming Lender, if any, in form and substance satisfactory to the Borrowers and the Agent (each an “Assumption Agreement”), duly executed by such Eligible Assignee, the Agent and the Borrowers; and

(iii) confirmation from each Increasing Lender of the increase in the amount of its Commitment in a writing satisfactory to the Borrowers and the Agent.

On each Increase Date, upon fulfillment of the conditions set forth in the immediately preceding sentence of this Section 2.18(d), the Agent shall notify the Lenders (including, without limitation, each Assuming Lender) and the Borrowers, on or before 1:00 P.M. (New York City time), by telecopier, of the occurrence of the Commitment Increase to be effected on such Increase Date and shall record in the Register the relevant information with respect to each Increasing Lender and each Assuming Lender on such date. Each Increasing Lender and each Assuming Lender shall, before 2:00 P.M. (New York City time) on the Increase Date, make available for the account of its

Applicable Lending Office to the Agent at the Agent’s Account, in same day funds, in the case of such Assuming Lender, an amount equal to such Assuming Lender’s ratable portion of the Borrowings then outstanding (calculated based on its Revolving Credit Commitment as a percentage of the aggregate Revolving Credit Commitments outstanding after giving effect to the relevant Commitment Increase) and, in the case of such Increasing Lender, an amount equal to the excess of (i) such Increasing Lender’s ratable portion of the Borrowings then outstanding (calculated based on its Revolving Credit Commitment as a percentage of the aggregate Revolving Credit Commitments outstanding after giving effect to the relevant Commitment Increase) over (ii) such Increasing Lender’s ratable portion of the Borrowings then outstanding (calculated based on its Revolving Credit Commitment (without giving effect to the relevant Commitment Increase) as a percentage of the aggregate Revolving Credit Commitments (without giving effect to the relevant Commitment Increase). After the Agent’s receipt of such funds from each such Increasing Lender and each such Assuming Lender, the Agent will promptly thereafter cause to be distributed like funds to the other Lenders for the account of their respective Applicable Lending Offices in an amount to each other Lender such that the aggregate amount of the outstanding Advances owing to each Lender after giving effect to such distribution equals such Lender’s ratable portion of the Borrowings then outstanding (calculated based on its Revolving Credit Commitment as a percentage of the aggregate Revolving Credit Commitments outstanding after giving effect to the relevant Commitment Increase).

SECTION 2.19. Credit Transactions in France. Each Lender that makes an Advance to, or that issues a Letter of Credit at the request of, Lubrizol France (or any French Designated Subsidiary that becomes a Borrower hereunder) represents that it is authorized to carry out such credit transactions in France pursuant to applicable banking monopoly laws and regulations of France.

SECTION 2.20. Credit Obligations of Borrowers Several. For the avoidance of doubt, it is acknowledged that the obligations of the Borrowers (including any Designated Subsidiary that becomes a Borrower hereunder) are several and no Borrower is acting jointly and severally with any other Loan Party or shall be the joint and several obligor for the obligations of any other Loan Party under the Loan Documents.

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01. Conditions Precedent to Effectiveness of Section 2.01. Section 2.01 of this Agreement shall become effective on and as of the first date on or prior to July 21, 2009 (the “Effective Date”) on which the following conditions precedent have been satisfied:

(a) There shall have occurred no Material Adverse Change since December 31, 2008.

(b) There shall exist no action, suit, investigation, litigation or proceeding affecting the Guarantor or any of its Subsidiaries pending or, to the knowledge of the Guarantor, threatened before any court, governmental agency or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect other than the matters described on Schedule 3.01(b) hereto (the “Disclosed Litigation”) or (ii) purports to affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby, and there shall have been no material adverse change in the status, or financial effect on the Guarantor or any of its Subsidiaries, of the Disclosed Litigation from that described on Schedule 3.01(b) hereto.

(c) Nothing shall have come to the attention of the Lenders during the course of their due diligence investigation to lead them to believe that any written information provided to them by the Loan Parties was or has become misleading, incorrect or incomplete in any material respect; without limiting the generality of the foregoing, the Lenders shall have been given such access to the management, records, books of account, contracts and properties of the Guarantor and its Subsidiaries as they shall have reasonably requested.

(d) All governmental and third party consents and approvals necessary in connection with the transactions contemplated hereby shall have been obtained (without the imposition of any conditions that are not acceptable to the Lenders) and shall remain in effect, and no law or regulation shall be applicable in the reasonable judgment of the Lenders, in each case that restrains, prevents or imposes materially adverse conditions upon the transactions contemplated hereby.

(e) The Borrowers shall have notified each Lender and the Agent in writing as to the proposed Effective Date.

(f) The Guarantor shall have paid (or procured the payment of) all accrued fees and expenses of the Agent and the Lenders (including the accrued reasonable fees and expenses of counsel to the Agent).

(g) On the Effective Date, the following statements shall be true and the Agent shall have received for the account of each Lender a certificate signed by a duly authorized officer of each of the Loan Parties, dated the Effective Date, stating that:

(i) The representations and warranties of such Loan Party contained in Article IV are correct on and as of the Effective Date, and

(ii) No event has occurred and is continuing that constitutes a Default.

(h) The Agent shall have received on or before the Effective Date the following, each dated such day, in form and substance satisfactory to the Agent and (except for the Notes) in sufficient copies for each Lender:

(i) The Notes to the Lenders to the extent requested by any Lender pursuant to Section 2.16.

(ii) Certified copies of (A) the constitutive documents of each Loan Party (including, (1) in the case of Lubrizol Europe and LECC, the corporate file of each of Lubrizol Europe and LECC, such corporate file to include at least the Articles of Association (statuten), certificate of non-bankruptcy, and an up to date extract from the Crossroad Bank for Enterprises (Kruispuntbank van Ondernemingen) in respect of Lubrizol Europe and LECC, respectively, and (2) in the case of Lubrizol France the Statuts and the Extrait K-bis of Lubrizol France), (B) the resolutions of the board of directors (or persons performing similar functions) or shareholders (as appropriate) of each Loan Party approving each Loan Document to which it is a party and, with respect to each of Lubrizol Europe and LECC, resolutions confirming that the entry into the Loan Documents and the transactions contemplated thereby is in its corporate interest and (C) all documents evidencing other necessary corporate action and governmental approvals of each Loan Party, if any, with respect to each Loan Document to which it is a party.

(iii) A certificate of the Secretary or an Assistant Secretary (or persons performing similar functions) of each Loan Party certifying the names and true signatures of the officers of such Loan Party authorized to sign each Loan Document to which it is a party and the other documents to be delivered hereunder (to the extent such information is not available in the Extract from the Crossroad Bank of Enterprises, the Extrait K-bis or similar public record of such Loan Party).

(iv) A favorable opinion of the Vice President and General Counsel of the Guarantor, substantially in the form of Exhibit D-1 hereto.

(v) (A) A favorable opinion of Jones, Day, special Belgian counsel to the Belgian Borrowers, substantially in the form of Exhibit D-2, (B) a favorable opinion of in-house French counsel to the Borrowers, substantially in the form of Exhibit D-3, and (C) a favorable opinion of Cruz & Co., Gibraltar counsel to the Borrowers, substantially in the form of Exhibit D-4 hereto.

(vi) Lubrizol France shall have acknowledged receipt of the TEG Letter pursuant to Section 2.07(c).

(i) The borrowers party to the Five Year Credit Agreement dated as of September 14, 2005 (as amended, the “Existing Credit Agreement”) among Lubrizol France (formerly known as Noveon Holdings France S.A.S.), Lubrizol Advanced Materials Europe BVBA (formerly known as Noveon Europe BVBA), the Guarantor, the lenders parties thereto and ABN AMRO Bank, N.A., as administrative agent, shall have terminated the commitments of the lenders and repaid or prepaid all of the obligations under the Existing Credit Agreement, and each of the Lenders that is a party to the Existing Credit Agreement hereby waives, upon execution of this Agreement, any notice required by the Existing Credit Agreement relating to the termination of commitments thereunder.

SECTION 3.02. Conditions Precedent to the Initial Borrowing of Each Designated Subsidiary. The obligation of each Lender to make an initial Advance to each Designated Subsidiary following its designation as a Borrower hereunder pursuant to Section 9.12 on the occasion of the initial Borrowing thereby is subject to the Agent’s receipt on or before the date of such initial Borrowing of each of the following, in form and substance satisfactory to the Agent and dated such date:

(a) The Designation Letter of such Designated Subsidiary, in substantially the form of Exhibit E hereto.

(b) The Note of such Designated Subsidiary to the Lenders to the extent requested by any Lender pursuant to Section 2.16.

(c) A certificate of the Secretary or an Assistant Secretary (or person performing similar functions) of such Designated Subsidiary certifying (i) appropriate resolutions of the board of directors (or persons performing similar functions) of such Designated Subsidiary approving this Agreement and its Notes, and all documents evidencing other necessary corporate (or equivalent) action and governmental approvals, if any, with respect to this Agreement and its Notes (copies of which shall be attached thereto) and (ii) the names and true signatures of the officers of such Designated Subsidiary authorized to sign the Designation Letter of such Designated Subsidiary and its Notes and the other documents to be delivered by such Designated Subsidiary hereunder.

(d) A copy of a certificate of the Secretary of State (or other appropriate governmental authority) of the jurisdiction of organization of such Designated Subsidiary (to the extent such certificates are generally obtainable in such jurisdiction), dated reasonably near the date of such Borrowing, certifying that such Designated Subsidiary is duly organized and in good standing (or the equivalent thereof) under the laws of the jurisdiction of its organization.

(e) A certificate signed by a duly authorized officer of such Designated Subsidiary, dated as of the date of such Borrowing, certifying that such Designated Subsidiary has obtained all authorizations, consents, approvals (including, without limitation, exchange control approvals) and licenses of any governmental authority or other third party necessary for such Designated Subsidiary to execute and deliver its Designation Letter and its Notes and to perform its obligations under this Agreement or any of its Notes.

(f) Such other documents, opinions and other information as any Lender, through the Agent, may reasonably request, including, without limitation, “know your customer” information customarily required in accordance with relevant banking regulations.

SECTION 3.03. Conditions Precedent to Each Borrowing, Issuance and Commitment Increase. The obligation of each Lender to make an Advance on the occasion of each Borrowing, the obligations of each Issuing Bank to issue a Letter of Credit and each Commitment Increase shall be subject to the conditions precedent that the Effective Date shall have occurred and on the date of such Borrowing, such issuance or such Commitment Increase, as applicable, (a) the following statements shall be true (and each of the giving of the applicable Notice of Borrowing, Notice of Issuance or request for Commitment Increase and the acceptance by such Borrower of the proceeds of such Borrowing shall constitute a representation and warranty by such Borrower that on the date of such Borrowing or such issuance or the applicable Increase Date such statements are true):

(i) the representations and warranties contained in Article IV (except, in the case of Borrowings made after the initial Borrowing and in the case of the issuance of Letters of Credit, the representations set forth in the last sentence of Section 4.01(e) thereof) (and, if such Borrowing shall have been requested by a Designated Subsidiary, the representations and warranties of such Designated Subsidiary contained in its Designation Letter) are correct on and as of such date, before and after giving effect to such Borrowing, such issuance or such Commitment Increase and to the application of the proceeds therefrom, as though made on and as of such date except to the extent that such representations and warranties expressly relate to an earlier specified date, and

(ii) no event has occurred and is continuing, or would result from such Borrowing, such issuance or such Commitment Increase or from the application of the proceeds therefrom, that constitutes a Default;

and (b) the Agent shall have received such other approvals, opinions or documents as any Lender through the Agent may reasonably request.

In addition to the other conditions precedent herein set forth, if any Lender becomes, and during the period it remains, a Defaulting Lender, no Issuing Bank will be required to issue or renew any Letter of Credit, unless such Issuing Bank is satisfied that any exposure that would result therefrom is eliminated or fully covered by the Commitments of the non-Defaulting Lenders or by cash collateralization or a combination thereof satisfactory to such Issuing Bank.

SECTION 3.04. Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that the Borrowers, by notice to the Lenders, designate as the proposed Effective Date, specifying its objection thereto. The Agent shall promptly notify the Lenders of the occurrence of the Effective Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Guarantor. The Guarantor represents and warrants as follows:

(a) The Guarantor is a Person duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation.

(b) The execution, delivery and performance by the Guarantor of each Loan Document to which it is a party and to be delivered by it, and the consummation of the transactions contemplated hereby, are within the Guarantor’s corporate or other powers, have been duly authorized by all necessary corporate or other action, and do not contravene (i) the Guarantor’s charter or code of regulations or comparable organizational documents or (ii) any applicable law or any contractual restriction in any material contract or, to the knowledge of the chief financial officer of the Guarantor, any other contract the breach of which would limit the ability of the Guarantor to perform its obligations under any Loan Document, binding on or affecting the Guarantor.

(c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by the Guarantor of any Loan Document to which it is a party and to be delivered by it or for the consummation of the transactions contemplated hereby, other than authorizations, approvals, actions, notices or filings (i) that have been duly obtained, taken, given or made and are in full force and effect or (ii) as to which the failure to obtain, take, give or make would not reasonably be likely to result in a Material Adverse Effect.

(d) This Agreement has been duly executed and delivered by the Guarantor. This Agreement is the legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or law).

(e) The Consolidated balance sheet of the Guarantor and its Subsidiaries as at December 31, 2008, and the related Consolidated statements of income and cash flows of the Guarantor and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of Deloitte & Touche LLP, independent public accountants, and the Consolidated balance sheet of the Guarantor and its Subsidiaries as at March 31, 2009, and the related Consolidated statements of income and cash flows of the Guarantor and its Subsidiaries for the three months then ended, duly certified by the chief financial officer of the Guarantor, copies of which have been furnished to each Lender, fairly present, subject, in the case of said balance sheet as at March 31, 2009, and said statements of income and cash flows for the three months then ended, to year-end audit adjustments, the Consolidated financial condition of the Guarantor and its Subsidiaries as at such dates and the Consolidated results of the operations of the Guarantor and its Subsidiaries for the periods ended on such dates, all in accordance with GAAP consistently applied. Since December 31, 2008, there has been no Material Adverse Change.

(f) There is no pending or, to the Guarantor’s knowledge, threatened action, suit, investigation, litigation or proceeding, including, without limitation, any Environmental Action, affecting the Guarantor or any of its Subsidiaries before any court, governmental agency or arbitrator that (i) would be reasonably likely to have a Material Adverse Effect (other than the Disclosed Litigation) or (ii) purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document or the consummation of the transactions contemplated hereby, and there has been no adverse change in the status, or financial effect on the Guarantor or any of its Subsidiaries, of the Disclosed Litigation from that described on Schedule 3.01(b) hereto.

(g) Any information, exhibit or report that has been or will hereafter be furnished by or on behalf of the Guarantor to the Agent or any Lender in connection with the negotiation and syndication of this Agreement or pursuant to the terms of this Agreement is and will be when furnished, taken as a whole, complete and correct in all material respects and does not and will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were or are made.

(h) The Guarantor is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(i) The Guarantor is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

(j) The Guarantor is, individually and together with its Subsidiaries, Solvent. “Solvent” means, with respect to any Person on a particular date, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (iv) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

SECTION 4.02. Representations and Warranties of the Borrowers. Each Borrower represents and warrants as follows:

(a) It is a Person duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation (to the extent such concept is recognized under such laws generally).

(b) The execution, delivery and performance by it of each Loan Document to which it is a party and to be delivered by it, and the consummation of the transactions contemplated hereby, are within such Borrower’s corporate or other powers, have been duly authorized by all necessary corporate or other action, and do not contravene (i) such Borrower’s charter or bylaws or comparable organizational documents or (ii) any applicable law or any contractual restriction in any material contract or, to the knowledge of the chief financial officer of such Borrower, any other contract the breach of which would limit the ability of such Borrower to perform its obligations under any Loan Document, binding on or affecting such Borrower. With respect to Lubrizol Europe and LECC, the entry into the Loan Documents and the transactions contemplated thereby is in its corporate interest.

(c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by such Borrower of any Loan Document to which it is a party and to be delivered by it or for the consummation of the transactions contemplated hereby, other than authorizations, approvals, actions, notices or filings (i) that have been duly obtained, taken, given or made and are in full force and effect or (ii) as to which the failure to obtain, take, give or make would not reasonably be likely to result in a Material Adverse Effect.

(d) This Agreement has been, and each of the other Loan Documents to be delivered by it when delivered hereunder will have been, duly executed and delivered by it. This Agreement is, and the other Loan Documents when delivered hereunder will be, its legal, valid and binding obligation enforceable against it in accordance with their respective terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or law).

(e) There is no pending or, to such Borrower’s knowledge, threatened action, suit, investigation, litigation or proceeding, including, without limitation, any Environmental Action, affecting such Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator that (i) would be reasonably likely to have a Material Adverse Effect (other than the Disclosed Litigation) or (ii) purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document or the consummation of the transactions contemplated hereby, and there has been no adverse change in the status, or financial effect on such Borrower or any of its Subsidiaries, of the Disclosed Litigation from that described on Schedule 3.01(b) hereto.

(f) Any information, exhibit or report that has been or will hereafter be furnished by or on behalf of such Borrower to the Agent or any Lender in connection with the negotiation and syndication of this Agreement or pursuant to the terms of this Agreement is and will be when furnished, taken as a whole, complete and correct in all material respects and does not and will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were or are made.

(g) Such Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(h) Such Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

ARTICLE V

COVENANTS OF THE LOAN PARTIES

SECTION 5.01. Affirmative Covenants. So long as any Advance shall remain unpaid, any Letter of Credit shall remain outstanding or any Lender shall have any Commitment hereunder, each Borrower and the Guarantor will:

(a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and Environmental Laws and compliance with and/or obtaining any authorization, approval or consent required to maintain the accuracy of the respective representations in Sections 4.01(c) and 4.02(c).

(b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither such Loan Party nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings.

(c) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which such Loan Party or such Subsidiary operates; provided, however, that such Loan Party and its Subsidiaries may self-insure to the same extent as other companies engaged in similar businesses and owning similar properties and to the extent consistent with prudent business practice.

(d) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises; provided, however, that such Loan Party and its Subsidiaries may consummate any merger or consolidation permitted under Section 5.02(b) and provided further that neither such Loan Party nor any of its Subsidiaries shall be required to preserve any right or franchise if the Board of Directors (or equivalent governing body) of such Loan Party or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Loan Party or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to such Loan Party, such Subsidiary or the Lenders.

(e) Visitation Rights. At any reasonable time and from time to time, upon reasonable notice and during normal business hours, permit the Agent or any of the Lenders or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, such Loan Party and any of its Subsidiaries, and to discuss the affairs, finances and accounts of such Loan Party and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants.

(f) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of such Loan Party and each such Subsidiary in accordance with GAAP in effect from time to time.

(g) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

(h) Reporting Requirements. Furnish to the Lenders:

(i) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Guarantor, the Consolidated balance sheet of the Guarantor and its Subsidiaries as of the end of such quarter and Consolidated statements of income and cash flows of the Guarantor and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by the chief financial officer of the Guarantor as having been prepared in accordance with GAAP and certificates of the chief financial officer of the Guarantor as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03;

(ii) as soon as available and in any event within 90 days after the end of each fiscal year of the Guarantor, a copy of the annual report for such year for the Guarantor and its Subsidiaries, containing the Consolidated balance sheet of the Guarantor and its Subsidiaries as of the end of such fiscal year and Consolidated statements of income and cash flows of the Guarantor and its Subsidiaries for such fiscal year, in each case accompanied by an opinion acceptable to the Required Lenders by Deloitte & Touche LLP or other independent public accountants reasonably acceptable to the Required Lenders. There shall also be provided, in reasonable detail, the calculations necessary to demonstrate compliance with Section 5.03;

(iii) as soon as possible and in any event within five days after a responsible officer of the Guarantor knows or should have known of the occurrence of each Default continuing on the date of such statement, a statement of the chief financial officer of the Guarantor setting forth details of such Default and the action that the Guarantor has taken and/or proposes to take with respect thereto;

(iv) promptly after the sending or filing thereof, copies of all reports that the Guarantor sends to any of its security holders, and copies of all reports and registration statements that the Guarantor or any Subsidiary files with the Securities and Exchange Commission or any national securities exchange;

(v) promptly after the commencement thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Guarantor or any of its Subsidiaries of the type described in Section 4.01(f); and

(vi) such other information respecting the Guarantor or any of its Subsidiaries as any Lender through the Agent may from time to time reasonably request.

(i) Pari Passu Status. Ensure, and cause each of its Designated Subsidiaries to ensure, that the Debt outstanding under this Agreement and the Notes (including without limitation, in the case of the Guarantor, the payment obligations of the Guarantor under its Guaranty) ranks at least pari passu with all other senior unsecured Debt of such Loan Party or such Designated Subsidiary, as the case may be.

(j) Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under this Agreement with any of their Affiliates on terms that are fair and reasonable and no less favorable to the Guarantor or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate.

SECTION 5.02. Negative Covenants. So long as any Advance shall remain unpaid, any Letter of Credit shall remain outstanding or any Lender shall have any Commitment hereunder, neither any Borrower nor the Guarantor, will:

(a) Liens, Etc. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, other than:

(i) Liens existing on the Effective Date and described on Schedule 5.02(a) hereto,

(ii) purchase money Liens upon or in any real property or equipment acquired or held by the Guarantor or any Subsidiary in the ordinary course of business (including any Lien in respect of a capitalized lease of personal property) to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition or lease of such property or equipment, or Liens existing on such property or equipment at the time of its acquisition (other than any such Liens created in contemplation of such acquisition that were not incurred to finance the acquisition of such property) or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided, however, that no such Lien shall extend to or cover any properties of any character other than the real property or equipment being acquired or leased, and no such extension, renewal or replacement shall extend to or cover any properties not theretofore subject to the Lien being extended, renewed or replaced,

(iii) Liens asserted by warehousemen, mechanics or materialmen which Liens are being contested in good faith by appropriate proceedings diligently conducted and for which reserves in accordance with GAAP are being maintained on the books of the Guarantor and any mechanic’s, carrier’s, landlord’s or similar common law or statutory lien incurred in the normal course of business which has not been docketed as a judgment,

(iv) Liens or levies for taxes, fees, assessments or governmental charges not yet due and payable or being contested in good faith by appropriate proceedings diligently conducted and Liens resulting from or incurred with respect to legal proceedings which are being contested in good faith by appropriate proceedings diligently conducted; provided that reserves in accordance with GAAP are being maintained on the books of the Guarantor with respect to such taxes, fees, assessments, governmental charges and legal proceedings,

(v) Liens securing only workers’ compensation, unemployment insurance or similar obligations and/or deposits or pledges made in connection with, or to secure payment of, utilities or similar services, leases, workers’ compensation, unemployment insurance, old age pensions or other social security obligations,

(vi) Encumbrances as set forth in all deeds, title insurance and mortgages existing as of the Effective Date in respect of all real property owned or leased by the Guarantor or any of its Subsidiaries and any other zoning or deed restrictions, public utility easements, minor title irregularities and similar matters having no material adverse effect as a practical matter on the ownership or use of any of the real property in question,

(vii) Liens securing or given in lieu of surety, stay, appeal or performance bonds (other than contracts for the payment of indebtedness for borrowed money), or deposits required by law or governmental regulations or by any court order, decree, judgment or rule or as a condition to the transaction of business or the exercise of any right, privilege or license, or Liens arising from a judgment not constituting an Event of Default,

(viii) Interest or title of a lessor under a lease,

(ix) Liens in favor of the Agent or a Lender, if any, to secure the obligations of the Loan Parties under the Loan Documents,

(x) Liens created or assumed in purchasing, constructing or improving any real property or to which any real property is subject when purchased; provided, however, that: (x) the mortgage, security interest or other lien is confined to the property in question, and (y) the indebtedness secured thereby is non-recourse as to any Loan Party and does not exceed the total cost of the purchase, construction or improvement,

(xi) Any transfer of a check or other medium of payment for deposit or collection, or any similar transaction in the normal course of business,

(xii) Any financing statement perfecting a security interest that would be permissible under this Section 5.02(a),

(xiii) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Guarantor or any Subsidiary of the Guarantor or becomes a Subsidiary of the Guarantor; provided that such Liens were not created in contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person so merged into or consolidated with the Guarantor or such Subsidiary or acquired by the Guarantor or such Subsidiary,

(xiv) other Liens securing Debt in an aggregate principal amount not to exceed at any time outstanding 2% of Consolidated Tangible Net Assets at the time such Lien is incurred,

(xv) the replacement, extension or renewal of any Lien permitted by clause (i), (ii), (viii), (ix) or (xii) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Debt secured thereby, and

(xvi) Liens on receivables (and related assets) in connection with Permitted Receivables Financings, so long as such Liens extend solely to the receivables (and related assets) being securitized thereunder.

(b) Mergers, Acquisitions, Etc. Merge with or into or consolidate with any other Person; liquidate, wind up, dissolve or divide; acquire all or substantially all of the properties or assets of any ongoing concern or ongoing line of business; acquire all or substantially all of the capital stock or other equity interests in or of any other Person other than in the ordinary course of business; or agree, become or remain liable (contingently or otherwise) to do any of the foregoing, or permit any of its Subsidiaries to do any of the foregoing, except:

(i) the Guarantor or any Subsidiary of the Guarantor may acquire all or substantially all of the properties or assets of any other Person, acquire all or substantially all of the capital stock or other equity interests in or of any other Person, or become or remain liable (contingently or otherwise) to do any of the foregoing,

(ii) a directly or indirectly wholly owned Subsidiary of the Guarantor (or any Subsidiary of such Subsidiary) may merge with or into, consolidate with or into, or liquidate into any other wholly owned Subsidiary of the Guarantor (or any Subsidiary of such Subsidiary), and

(iii) a directly or indirectly wholly owned Subsidiary of the Guarantor (or any Subsidiary of such Subsidiary) may merge with the Guarantor, provided that the Guarantor shall be the surviving corporation, provided further, in the case of each transaction permitted in clauses (i), (ii) and (iii), that no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.

(c) Sales, Etc. of Assets. Sell, lease, transfer or otherwise dispose of, or permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of, any assets, or grant any option or other right to purchase, lease or otherwise acquire any assets, except (i) sales of inventory in the ordinary course of its business, (ii) sales, transfers or other dispositions of obsolete or worn-out tools, equipment or other property (including leasehold interests) no longer used or useful in business and sales of intellectual property determined to be uneconomical, negligible or obsolete, (iii) sales, leases, transfers and other dispositions of assets (other than Foreign Assets) by (x) any Subsidiary of the Guarantor to the Guarantor or (y) any Subsidiary of the Guarantor to any other Subsidiary of the Guarantor, (iv) sales, leases, transfers and other dispositions of Foreign Assets by the Guarantor or any of its Subsidiaries to the Guarantor or any of its Subsidiaries, (v) in addition to the sales permitted in clauses (i), (ii), (iii) and (iv) above, sales of assets for fair value, provided that in the case of the sale of any asset pursuant to this clause (v) in a single transaction or a series of related transactions in an aggregate amount exceeding $20,000,000, the fair value of such asset shall have been determined in good faith by the Board of Directors of the Guarantor, and (vi) sales or transfers of receivables (and related assets) in connection with Permitted Receivables Financings.

(d) Payment Restrictions Affecting Subsidiaries. Directly or indirectly, enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement or arrangement limiting the ability of any of its or their Subsidiaries to declare or pay dividends or other distributions in respect of its equity interests or repay or prepay any Debt owed to, make loans or advances to, or otherwise transfer assets to or invest in, the Guarantor or any Subsidiary of the Guarantor (whether through a covenant restricting dividends, loans, asset transfers or investments, a financial covenant or otherwise), except (i) any agreement or instrument evidencing Debt existing on the date hereof and (ii) any agreement in effect at the time such Subsidiary becomes a Subsidiary of the Guarantor, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Guarantor.

(e) Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in accounting policies or reporting practices, except as required or permitted by GAAP.

(f) Change in Nature of Business. Make, or permit any of its Subsidiaries to make, any material change in the nature of the business of the Guarantor and its Subsidiaries considered as a whole as carried on at the date hereof.

SECTION 5.03. Financial Covenants. So long as any Advance shall remain unpaid, any Letter of Credit shall remain outstanding or any Lender shall have any Commitment hereunder, the Guarantor will:

(a) Debt/EBITDA Ratio. Maintain a ratio of Consolidated Debt to Consolidated EBITDA for the period of twelve months most recently ended on or prior to the last day of each fiscal quarter of not greater than 3.50 : 1.00; provided, however, to the extent that the Guarantor has cash or cash equivalents on hand in an amount sufficient for the payment thereof, the outstanding 4.625% senior notes due October 1, 2009 to be repaid by the Guarantor shall be excluded from the calculation of Consolidated Debt for all reporting periods prior to October 1, 2009.

(b) Interest Coverage Ratio. Maintain a ratio of Consolidated EBITDA for the period of four quarters most recently ended to cash interest payable on, and amortization of debt discount in respect of, all Debt during such period, by the Guarantor and its Subsidiaries of not less than 3.50 : 1.00.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) Any Borrower shall fail to pay any principal of any Advance made to it when the same becomes due and payable; or any Borrower shall fail to pay any interest on any Advance made to it or make any other payment of fees or other amounts payable under this Agreement or any Note within four Business Days after the same becomes due and payable; or

(b) Any representation or warranty made by any Loan Party herein or by any Loan Party (or any of its corporate officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made; or

(c) (i) Any Loan Party shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(d), (e) or (h), 5.02 or 5.03, or (ii) any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for 15 days after written notice thereof shall have been given to the Borrowers by the Agent or any Lender; or

(d) Any Loan Party or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal amount of at least $25,000,000 (or the equivalent thereof in any other currency) in the aggregate at any one time (but excluding Debt outstanding hereunder) of such Loan Party or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(e) Any Loan Party or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or is in a state of cessation des paiements or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up (including a sluiting van een onderneming / fermeture d’enterprise), administration, dissolution, reorganization, arrangement, adjustment, protection, relief, composition (including a gerechtelijke reorganisatie / réorganisation judiciaire, accord amiable / minnelijk akkoord, mandat ad hoc, concilliation, redressement judiciaire or liquidation judiciaire) or any other proceeding with a similar effect of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official (including a curator / curateur, liquidator, liquidateur, voorlopig bewindvoerder / administrateur judiciaire, gerechtelijk deskundige / expert judiciaire, gerechtsmandataris / mandataire de justice / ondernemingsbemiddelaar / médiateur d’entreprise, sekwester / sequester, mandataire ad hoc, conciliateur, administrateur or mandataire judiciaire) for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian, or other similar official (including a curator / curateur, liquidator, liquidateur, voorlopig bewindvoerder / administrateur judiciaire, gerechtelijk deskundige / expert judiciaire, commissaris inzake opschorting / commissaire au sursis, sekwester / sequester, mandataire ad hoc, conciliateur, administrateur or mandataire judiciaire) for, it or for any substantial part of its property) shall occur; or any Loan Party or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

(f) Judgments or orders for the payment of money in excess of $25,000,000 (or the equivalent thereof in any other currency) in the aggregate shall be rendered against any Loan Party or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not be an Event of Default under this Section 6.01(f) if and for so long as (i) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (ii) such insurer, which shall be rated at least “A” by A.M. Best Company, has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or order; or

(g) (i) Any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Stock of the Guarantor (or other securities convertible into such Voting Stock) representing 20% or more of the combined voting power of all Voting Stock of the Guarantor; or (ii) during any period of up to 24 consecutive months, commencing before or after the date of this Agreement, individuals who at the beginning of such 24-month period were directors of the Guarantor shall cease for any reason to constitute a majority of the board of directors of the Guarantor; or (iii) the Guarantor shall cease to own, directly or indirectly, all Voting Stock of each of the Borrowers, unless such Borrower has been terminated as a Borrower in accordance with Section 9.12(b); or

(h) The Guarantor or any of its ERISA Affiliates shall incur, or, in the reasonable opinion of the Required Lenders, shall be reasonably likely to incur liability in excess of $25,000,000 in the aggregate as a result of one or more of the following: (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of the Guarantor or any of its ERISA Affiliates from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan; or

(i) The Guaranty shall for any reason (including illegality) cease to be valid and binding on or enforceable against the Guarantor, or the Guarantor shall so state in writing or otherwise repudiate or disclaim its obligations under the Guaranty;

then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrowers, terminate the Commitments (other than the Commitments to make Advances by an Issuing Bank or a Lender pursuant to Section 2.03(c)), and thereupon the Commitments shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrowers, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Borrower under the U.S. Federal Bankruptcy Code, (A) the obligation of each Lender to make Advances shall automatically be terminated (other than the Commitments to make Advances by an Issuing Bank or a Lender pursuant to Section 2.03(c)) and of the Issuing Banks to issue Letters of Credit shall automatically be terminated and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by each Borrower.

SECTION 6.02. Actions in Respect of the Letters of Credit upon Default. If any Event of Default shall have occurred and be continuing, the Agent may with the consent, or shall at the request, of the Lenders having at least a majority in interest of the Revolving Credit Commitments, irrespective of whether it is taking any of the actions described in Section 6.01 or otherwise, make demand upon the Borrowers to, and forthwith upon such demand each Borrower will, (a) pay to the Agent on behalf of the Lenders in same day funds at the Agent’s office designated in such demand, for deposit in the L/C Cash Collateral Account, an amount equal to the aggregate Available Amount of all Letters of Credit issued at its request then outstanding or (b) make such other arrangements in respect of such outstanding Letters of Credit as shall be acceptable to the Lenders having at least a majority in interest of the Revolving Credit Commitments; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Borrower or the Guarantor under the U.S. Federal Bankruptcy Code, an amount equal to the aggregate Available Amount of all outstanding Letters of Credit shall be immediately due and payable to the Agent for the account of the Lenders without notice to or demand upon the Borrowers, which are expressly waived by each Borrower, to be held in the L/C Cash Collateral Account. If at any time the Agent determines that any funds held in the L/C Cash Collateral Account are subject to any right or claim of any Person other than the Agent and the Lenders or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the relevant Borrowers will, forthwith upon demand by the Agent, pay to the Agent, as additional funds to be deposited and held in the L/C Cash Collateral Account, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in the L/C Cash Collateral Account that the Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit, to the extent funds are on deposit in the L/C Cash Collateral Account, such funds shall be applied to reimburse the Issuing Banks to the extent permitted by applicable law. After (i) no Event of Default shall be continuing or (ii) all such Letters of Credit shall have expired or been fully drawn upon and all other obligations of the Borrowers hereunder and under the Notes shall have been paid in full, the balance, if any, in such L/C Cash Collateral Account shall be returned to the Borrowers.

ARTICLE VII

GUARANTY

SECTION 7.01. Guaranty. The Guarantor hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all obligations of each Borrower now or hereafter existing under or in respect of this Agreement and the Notes of such Borrower (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by the Agent or any Lender in enforcing any rights under this Guaranty. Without limiting the generality of the foregoing, the Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any Borrower to the Agent or any Lender under or in respect of this Agreement and its Notes but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such Borrower. Notwithstanding any other provisions of this Agreement, stock of a foreign entity directly held by the Guarantor shall not serve as security for the Guaranteed Obligations, other than stock of any such foreign entity representing no more than 65% of the total combined voting power of all classes of stock of such entity entitled to vote.

SECTION 7.02. Guaranty Absolute. The Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of this Agreement and the applicable Notes, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent or any Lender with respect thereto. The obligations of the Guarantor under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other obligations of any Borrower under or in respect of this Agreement and the Notes, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Guaranty, irrespective of whether any action is brought against any Borrower or whether any Borrower is joined in any such action or actions. The liability of the Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and to the extent not prohibited by applicable law, the Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of this Agreement, any Note or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other obligations of any Borrower under or in respect of this Agreement, and Notes, or any other amendment or waiver of or any consent to departure from this Agreement or any Note, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Borrower or any of its Subsidiaries or otherwise;

(c) any taking, exchange, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(d) any manner of application of collateral, if any, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations or any other obligations of any Borrower under this Agreement or the Notes or any other assets of any Borrower or any of its Subsidiaries;

(e) any change, restructuring or termination of the corporate structure or existence of any Borrower or any of its Subsidiaries;

(f) any failure of the Agent or any Lender to disclose to any Borrower any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any Borrower now or hereafter known to the Agent or such Lender (the Guarantor waiving any duty on the part of the Agent and the Lenders to disclose such information);

(g) the release or reduction of liability of any other guarantor or surety with respect to the Guaranteed Obligations; or

(h) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Agent or any Lender that might otherwise constitute a defense available to, or a discharge of, any Borrower or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Agent or any Lender or any other Person upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise, all as though such payment had not been made.

SECTION 7.03. Waivers and Acknowledgments. (a) The Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that the Agent or any Lender protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Borrower or any other Person or any collateral.

(b) The Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c) The Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by the Agent or any Lender that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of the Guarantor or other rights of the Guarantor to proceed against any of the Borrowers, any other guarantor or any other Person or any collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the obligations of the Guarantor hereunder.

(d) The Guarantor hereby unconditionally and irrevocably waives any duty on the part of the Agent or any Lender to disclose to the Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any Borrower or any of its Subsidiaries now or hereafter known by the Agent or such Lender.

(e) The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by this Agreement and that the waivers set forth in Section 7.02 and this Section 7.03 are knowingly made in contemplation of such benefits.

SECTION 7.04. Subrogation. The Guarantor hereby unconditionally and irrevocably agrees, so long as any Event of Default has occurred and is continuing, not to exercise any rights that it may now have or hereafter acquire against any Borrower or any other insider guarantor that arise from the existence, payment, performance or enforcement of the Guarantor’s obligations under or in respect of this Guaranty, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Agent or any Lender against any Borrower or any other insider guarantor or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Borrower or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash and the Commitments shall have expired or been terminated. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the later of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty and (b) the Termination Date, such amount shall be received and held in trust for the benefit of the Agent and the Lenders, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If (i) the Guarantor shall make payment to the Agent or any Lender of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash and (iii) the Termination Date shall have occurred, the Agent and the Lenders will, at the Guarantor’s request and expense, execute and deliver to the Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by the Guarantor pursuant to this Guaranty.

SECTION 7.05. Subordination. The Guarantor hereby subordinates any and all debts, liabilities and other obligations owed to the Guarantor by each Borrower (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 7.05:

(a) Prohibited Payments, Etc. Except during the continuance of an Event of Default (including the commencement and continuation of any proceeding under any bankruptcy law relating to any Borrower), the Guarantor may receive regularly scheduled payments and dividends or other distributions in respect of equity, in each case as otherwise permitted under this Agreement, from any Borrower on account of the Subordinated Obligations. After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any bankruptcy law relating to any Borrower), however, unless the Required Lenders otherwise agree, the Guarantor shall not demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

(b) Prior Payment of Guaranteed Obligations. In any proceeding under any bankruptcy law relating to any Borrower, the Guarantor agrees that the Agent and the Lenders shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any bankruptcy law, whether or not constituting an allowed claim in such proceeding (“Post Petition Interest”)) before the Guarantor receives payment of any Subordinated Obligations.

(c) Turn-Over. After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any bankruptcy law relating to any Borrower), the Guarantor shall, if the Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Agent and the Lenders and deliver such payments to the Agent on account of the Guaranteed Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of the Guarantor under the other provisions of this Guaranty.

(d) Agent Authorization. After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any bankruptcy law relating to any Borrower), the Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of the Guarantor, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post Petition Interest), and (ii) to require the Guarantor (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the Agent for application to the Guaranteed Obligations (including any and all Post Petition Interest).

SECTION 7.06. Continuing Guaranty; Assignments. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the later of (i) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty and (ii) the Termination Date, (b) be binding upon the Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Agent and the Lenders and their successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, the Agent or any Lender may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments, the Advances owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to the Agent or such Lender herein or otherwise, in each case as and to the extent provided in Section 9.07. The Guarantor shall not have the right to assign its rights under this Article VII or any interest in this Article VII without the prior written consent of the Agent and the Lenders.

ARTICLE VIII

THE AGENT

SECTION 8.01. Authorization and Action. Each Lender (in its capacity as a Lender and an Issuing Bank, as applicable) hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Agent shall not be required to take any action that exposes the Agent to personal liability or that is contrary to this Agreement or applicable law. The Agent agrees to give to each Lender prompt notice of each notice given to it by any Loan Party pursuant to the terms of this Agreement.

SECTION 8.02. Agent’s Reliance, Etc. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent: (i) may treat the Lender that made any Advance as the holder of the Debt resulting therefrom until the Agent receives and accepts an Assignment and Acceptance entered into by such Lender, as assignor, and an Eligible Assignee, as assignee, as provided in Section 9.07; (ii) may consult with legal counsel (including counsel for the Loan Parties), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (iv) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of this Agreement on the part of any Loan Party or the existence at any time of any Default or to inspect the property (including the books and records) of any Loan Party; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (vi) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 8.03. RBS and Affiliates. With respect to its Commitments, the Advances made by it and the Notes issued to it, RBS shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include RBS in its individual capacity. RBS and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Loan Party, any Subsidiary of any Loan Party and any Person who may do business with or own securities of any Loan Party or any such Subsidiary, all as if RBS were not the Agent and without any duty to account therefor to the Lenders. The Agent shall have no duty to disclose information obtained or received by it or any of its affiliates relating to any Loan Party or its Subsidiaries to the extent such information was obtained or received in any capacity other than as Agent.

SECTION 8.04. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

SECTION 8.05. Indemnification. (a) The Lenders agree to indemnify the Agent (to the extent not reimbursed by the Borrowers), ratably according to the respective principal amounts of the Advances then owed to each of them (or if no Advances are at the time outstanding, ratably according to the respective amounts of their Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under this Agreement (collectively, the “Indemnified Costs”), provided that no Lender shall be liable for any portion of the Indemnified Costs resulting from the Agent’s gross negligence or willful misconduct, as determined by a non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent is not reimbursed for such expenses by the Borrowers. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 8.05 applies whether any such investigation, litigation or proceeding is brought by the Agent, any Lender or a third party. For purposes of this Section 8.05(a), the Lenders’ respective pro rata shares of any amount shall be determined, at any time, according to the sum of (i) the aggregate principal amount of the Advances (based on the Equivalent in Euros at such time) outstanding at such time and owing to the respective Lenders, (ii) their respective Ratable Shares of the aggregate Available Amount of all Letters of Credit outstanding at such time and (iii) their respective Unused Revolving Credit Commitments at such time.

(b) Each Lender severally agrees to indemnify the Issuing Banks (to the extent not promptly reimbursed by the Borrowers) from and against such Lender’s Ratable Share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against any such Issuing Bank in any way relating to or arising out of this Agreement or any action taken or omitted by such Issuing Bank hereunder or in connection herewith; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Issuing Bank’s gross negligence or willful misconduct, as determined by a non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender agrees to reimburse any such Issuing Bank promptly upon demand for its Ratable Share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrowers under Section 9.04, to the extent that such Issuing Bank is not promptly reimbursed for such costs and expenses by the Borrowers.

(c) The failure of any Lender to reimburse the Agent or the Issuing Bank promptly upon demand for its ratable share of any amount required to be paid by the Lenders to the Agent or the Issuing Bank as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Agent or the Issuing Bank for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Agent or an Issuing Bank for such other Lender’s ratable share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 8.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.

SECTION 8.06. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrowers and may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent with the consent of the Borrowers, which consent shall not be unreasonably withheld and shall not be required if any Event of Default has occurred and is continuing. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000, provided that if the Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (b) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided above. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

SECTION 8.07. Other Agents. Each Lender hereby acknowledges that neither the documentation agent nor any other Lender designated as any “Agent” on the signature pages hereof (other than the Agent) has any liability hereunder other than in its capacity as a Lender.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by each affected Lender, do any of the following: (a) waive any of the conditions specified in Section 3.01, (b) increase the Commitments of the Lenders other than in accordance with Section 2.18, (c) reduce the principal of, or interest on, the Advances or any fees or other amounts payable hereunder, (d) postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, (e) change the percentage of the Revolving Credit Commitments or of the aggregate unpaid principal amount of the Advances, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder, (f) reduce, subordinate or limit the obligations of the Guarantor under Section 7.01, (g) amend this Section 9.01 or (h) amend or waive any provision of this Agreement in any manner that would adversely affect such Lender’s right to receive its ratable share of any payment made or proceeds distributed to which it is entitled under the Loan Documents; and provided further that (x) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any Note and (y) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Banks in addition to the Lenders required above to take such action, adversely affect the rights or obligations of the Issuing Banks in their capacities as such under this Agreement.

SECTION 9.02. Notices, Etc. (a) All notices and other communications provided for hereunder shall be in writing (including telecopier communication) and mailed, telecopied or delivered, if to the Guarantor or any Borrower, at the address of the Guarantor at 29400 Lakeland Blvd., Wickliffe, Ohio 44092-2298, Attention: Treasurer (with a copy to the Guarantor’s legal division at the same address); if to any Initial Lender, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender, at its Domestic Lending Office specified in the Assumption Agreement or the Assignment and Acceptance pursuant to which it became a Lender; and if to the Agent, at its address at 600 Washington Boulevard, Stamford, Connecticut 06901, Attention: Agency Services, GBMNAAgency@rbs.com; or, as to any Loan Party or the Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrowers and the Agent. All such notices and communications shall, when mailed, telecopied or e-mailed, be effective when received by the recipient during its normal business hours. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

(b) Notwithstanding anything to the contrary contained in this Agreement or any Note, (i) any notice to the Borrowers or to any one of the Borrowers required under this Agreement or any such Note that is delivered to the Guarantor shall constitute effective notice to such Borrowers or Borrower and (ii) any Notice of Borrowing or any notice of Conversion delivered pursuant to Section 2.09 may be delivered by any Borrower. Each Borrower and Designated Subsidiary hereby irrevocably appoints the Guarantor as its authorized agent to receive and deliver notices in accordance with this Section 9.02, and hereby irrevocably agrees that (A) in the case of clause

(i) of the immediately preceding sentence, the failure of the Guarantor to give any notice referred to therein to any such Borrower or Designated Subsidiary to which such notice applies shall not impair or affect the validity of such notice with respect thereto and (B) in the case of clause (ii) of the immediately preceding sentence, the delivery of any such notice by the Guarantor, on behalf of any Borrower, shall be binding on such Borrower to the same extent as if such notice had been executed and delivered directly by such Borrower.

(c) Subject to subsection (e) below, each Loan Party agrees that the Agent may make any written information, documents, instruments and other material relating to such Loan Party, any of its Subsidiaries or any other materials or matters relating to this Agreement, the Notes or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Lenders by posting such notices on Intralinks or a substantially similar electronic system (the “Platform”). Each Loan Party acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent or any of its Affiliates in connection with the Platform.

(d) Each Lender agrees that notice to it received during its normal business hours (as provided in the next sentence) (a “Notice”) specifying that any Communications have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Lender for purposes of this Agreement; provided that if requested by any Lender the Agent shall deliver a copy of the Communications to such Lender by email or telecopier. Each Lender agrees (i) to notify the Agent in writing of such Lender’s e-mail address to which a Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender becomes a party to this Agreement (and from time to time thereafter to ensure that the Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address.

(e) (i) Except as provided below, any Loan Party may deliver any information under the Loan Documents to a Bank by posting it on to an electronic website if (A) the Agent and such Loan Party agree; (B) such Loan Party and the Agent designate an electronic website for this purpose; (C) both such Loan Party and the Agent are aware of the address of and any relevant password specifications for the website; and (D) the information posted is in a format agreed between such Loan Party and the Agent. The Agent must supply each relevant Bank with the address of and any relevant password specifications for the website.

(ii) Notwithstanding the above, such Loan Party must supply to the Agent in paper form a copy of any information posted on the website together with sufficient copies for each Lender (A) if so requested to do so by the Agent; and (B) if so required by a governmental requirement, in both cases within ten Business Days of receipt of the request.

(iii) The Agent must promptly upon becoming aware of its occurrence, notify the Loan Parties and Lenders if (A) the website cannot be accessed; (B) the website or any information on the website is infected by any electronic virus or similar software; (C) the relevant password specification for the website is changed; or (D) any information to be supplied under this Agreement is posted on the website or amended after being posted. In the circumstances in clauses (A) or (B) above occur, the Loan Parties must supply any information required under this Agreement in paper form.

SECTION 9.03. No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 9.04. Costs and Expenses. (a) The Borrowers agree to pay on demand all reasonable, out-of-pocket costs and expenses of only the Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, (A) all due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, consultant, and audit expenses and (B) the reasonable fees and expenses of counsel for the Agent with respect thereto and with respect to advising the Agent as to its rights and responsibilities under this Agreement. Each Borrower further agrees to pay on demand all costs and expenses of the Agent and the Lenders, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement against it (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, reasonable fees and expenses of counsel for the Agent and each Lender in connection with the enforcement of rights under this Section 9.04(a).

(b) The Borrowers agree to indemnify and hold harmless the Agent and each Lender and each of their Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct, as determined by a non-appealable judgment by a court of competent jurisdiction. The Guarantor agrees to indemnify and hold harmless each Indemnified Party from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) the actual or alleged presence of Hazardous Materials on any property of the Guarantor or any of its Subsidiaries or any Environmental Action relating in any way to the Guarantor or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, equityholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Loan Parties also agree not to assert any claim for special, indirect, consequential or punitive damages against the Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, arising out of or otherwise relating to the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances.

(c) If any payment of principal of, or Conversion of, any Eurocurrency Rate Advance is made by any Borrower to or for the account of a Lender (i) other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.08, 2.10, 2.12 or 2.18, acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 9.07 as a result of a demand by the Borrowers pursuant to Section 9.07(a) or (ii) as a result of a payment or Conversion pursuant to Section 2.08, 2.10 or 2.12, the applicable Borrower shall, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

(d) Without prejudice to the survival of any other agreement of any Loan Party hereunder, the agreements and obligations of the Loan Parties contained in Sections 2.11, 2.14 and 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.

SECTION 9.05. Right of Set-off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations of such Loan Party now or hereafter existing under this Agreement and the Note held by such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Lender agrees promptly to notify such Loan Party after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its Affiliates may have.

SECTION 9.06. Binding Effect. This Agreement shall become effective (other than Section 2.01, which shall only become effective upon satisfaction of the conditions precedent set forth in Section 3.01) when it shall have been executed by the Loan Parties and the Agent and when the Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Loan Parties, the Agent and each Lender and their respective successors and assigns, except that no Loan Party shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

SECTION 9.07. Assignments and Participations. (a) Each Lender may and, if demanded by the Borrowers (following a demand by such Lender pursuant to Section 2.11 or 2.14 or if such Lender is a Defaulting Lender) upon at least five Business Days’ notice to such Lender and the Agent, will assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Revolving Credit Commitment, its undrawn Letter of Credit Commitment, the Advances owing to it, its participations in Letters of Credit and the Note or Notes held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under and in respect of its Revolving Credit Commitment, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an Affiliate of a Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the amount of (x) the Revolving Credit Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than EUR 5,000,000 or an integral multiple of EUR 1,000,000 in excess thereof and (y) the undrawn Letter of Credit Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the applicable Assignment and Acceptance) shall in no event be less than EUR 1,000,000, unless, in each case, the Borrowers and the Agent agree, (iii) each such assignment shall be to an Eligible Assignee, (iv) each such assignment made as a result of a demand by the Borrowers pursuant to this Section 9.07(a) shall be arranged by the Borrowers after consultation with the Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement, (v) no Lender shall be obligated to make any such assignment as a result of a demand by the Borrowers pursuant to this Section 9.07(a) unless and until such Lender shall have received one or more payments from either the Borrowers or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement, and (vi) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note subject to such assignment and a processing and recordation fee of $3,500 payable by the parties to each such assignment, provided, however, that in the case of each assignment made as a result of a demand by the Borrowers, such recordation fee shall be payable by the Borrowers except that no such recordation fee shall be payable in the case of an assignment made at the request of the Borrowers to an Eligible Assignee that is an existing Lender, and (vii) any Lender may, without the approval of the Borrowers and the Agent, assign all or a portion of its rights to any of its Affiliates. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Section 2.11, 2.14 and 9.04 to the extent any claim thereunder relates to an event arising prior such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(c) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Note or Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrowers.

(d) The Agent shall maintain a copy of each Assumption Agreement and each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers or any Lender, as to its Commitment only, at any reasonable time and from time to time upon reasonable prior notice.

(e) Each Lender may sell participations to one or more banks or other entities (other than the Loan Parties or any of their Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to it and any Note or Notes held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitments to the Borrowers hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrowers, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement or any Note, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation.

(f) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to any Loan Party furnished to such Lender by or on behalf of any Loan Party; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information relating to such Loan Party received by it from such Lender.

(g) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and any Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

(h) Designation. (i) Notwithstanding anything to the contrary contained herein (but subject to Sections 2.18 and 2.19), any Lender (a “Designating Lender”) may grant to one or more special purpose funding vehicles (each, an “SPV”), identified as such in writing from time to time by the Designating Lender to the Agent and the Borrowers, the option to provide to the Borrowers all or any part of any Advance that such Designating Lender would otherwise be obligated to make to the Borrowers pursuant to this Agreement; provided that (A) nothing herein shall constitute a commitment by any SPV to make any Advance, (B) if an SPV fails to provide all or any part of such Advance, the Designating Lender shall be obligated to make such Advance pursuant to the terms hereof and (C) the Designating Lender shall, at all times, remain liable for any indemnity or other payment obligation with respect to its Commitment hereunder. The making of a Advance by an SPV hereunder shall utilize the applicable Commitment of the Designating Lender to the same extent, and as if such Advance were made by such Designating Lender.

(ii) As to any Advances or portion thereof made by it, each SPV shall have all the rights that the Designating Lender making such Advances or portion thereof would have had under this Agreement; provided, however, that each SPV shall have granted to its Designating Lender an irrevocable power of attorney, to deliver and receive all communications and notices under this Agreement and to exercise on such SPV’s behalf, all of such SPV’s voting rights under this Agreement. No additional Notes shall be required to evidence the Advances or portion thereof made by an SPV; and the related Designating Lender shall be deemed to hold its Note, if any, as agent for such SPV to the extent of the Advances or portion thereof funded by such SPV. In addition, any payments for the account of any SPV shall be paid to its Designating Lender as agent for such SPV.

(iii) Each party hereto hereby agrees that no SPV shall be liable for any indemnity or payment under this Agreement for which a Lender would otherwise be liable. In furtherance of the foregoing, each party hereto hereby agrees (which agreements shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it will not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof.

(iv) In addition, notwithstanding anything to the contrary contained in this Section 9.07(h) or otherwise in this Agreement, any SPV may (A) at any time and without paying any processing fee therefor, assign or sell a participation in all or a portion of its interest in any Advances to the Designating Lender or to any financial institutions providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Advances and (B) disclose on a confidential basis any non-public information relating to its Advances to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancements to such SPV. This Section 9.07(h) may not be amended without the written consent of any Designating Lender affected thereby.

SECTION 9.08. Confidentiality. Neither the Agent nor any Lender shall disclose any Confidential Information to any other Person without the written consent of the Borrowers, other than (a) to the Agent’s or such Lender’s Affiliates and their officers, directors, employees, agents and advisors and, as contemplated by Section 9.07(f), to actual or prospective Eligible Assignees and participants, and then only on a confidential basis, (b) as required by any law, rule or regulation or judicial process and (c) as requested or required by any state, federal or foreign authority or examiner regulating banks or banking.

SECTION 9.09. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 9.10. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.11. Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the Notes, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. Each Designated Subsidiary hereby agrees that service of process in any such action or proceeding brought in the any such New York State court or in such federal court may be made upon the Guarantor at its address set forth in Section 9.02 and each such Borrower hereby irrevocably appoints the Guarantor its authorized agent to accept such service of process, and agrees that the failure of the Guarantor to give any notice of any such service shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon. Each Loan Party hereby further irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, such Loan Party at its address specified pursuant to Section 9.02. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or the Notes in the courts of any jurisdiction.

(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 9.12. Designated Borrowers. (a) Designation. The Loan Parties may at any time, and from time to time, upon not less than 15 Business Days’ notice, notify the Agent that the Loan Parties intend to designate a Foreign Subsidiary as a “Designated Subsidiary” for purposes of this Agreement. On or after the date that is 15 Business Days after such notice, upon delivery to the Agent and each Lender of a Designation Letter duly executed by the Guarantor and the respective Subsidiary and substantially in the form of Exhibit E hereto, such Subsidiary shall thereupon become a “Designated Subsidiary” for purposes of this Agreement and, as such, shall have all of the rights and obligations of a Borrower hereunder. The Agent shall promptly notify each Lender of the Loan Parties’ notice of such pending designation by the Loan Parties and the identity of the respective Foreign Subsidiary. Following the giving of any notice pursuant to this Section 9.12(a), if the designation of such Designated Subsidiary obligates the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Loan Parties shall, promptly upon the request of the Agent or any Lender, supply such documentation and other evidence as is reasonably requested by the Agent or any Lender in order for the Agent or such Lender to carry out and be satisfied it has complied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations.

Any Lender may, with notice to the Agent and the Loan Parties, fulfill its Commitment by causing an Affiliate of such Lender to act as the Lender in respect of such Designated Subsidiary (and such Lender shall, to the extent of Advances made to and participations in Letters of Credit issued for the account of such Designated Subsidiary, be deemed for all purposes hereof to have pro tanto assigned such Advances and participations to such Affiliate in compliance with the provisions of Section 9.07).

As soon as practicable after receiving notice from the Loan Parties or the Agent of the Loan Parties’ intent to designate a Foreign Subsidiary as a Designated Borrower, and in any event no later than five Business Days after the delivery of such notice, any Lender that may not legally lend to, establish credit for the account of and/or do any business whatsoever with such Designated Subsidiary directly or through an Affiliate of such Lender as provided in the immediately preceding paragraph (a “Protesting Lender”) shall so notify the Loan Parties and the Agent in writing. With respect to each Protesting Lender, the Loan Parties shall, effective on or before the date that such Designated Subsidiary shall have the right to borrow hereunder, either (A) notify the Agent and such Protesting Lender that the Commitments of such Protesting Lender shall be terminated; provided that such Protesting Lender shall have received payment of an amount equal to the outstanding principal of its Advances and/or Letter of Credit reimbursement obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Loan Parties or the relevant Designated Subsidiary (in the case of all other amounts), or (B) cancel its request to designate such Subsidiary as a “Designated Subsidiary” hereunder.

(b) Termination. Upon either (i) the assumption of all of the indebtedness, liabilities and obligations of any Borrower under this Agreement and the Notes issued by it by any other Borrower hereunder pursuant to an assumption agreement in form and substance satisfactory to the Agent (and subject to such other reasonable conditions as the Agent may deem appropriate to evidence the authority and enforceability of such assumption) or (ii) the payment and performance in full of all of the indebtedness, liabilities and obligations of any Borrower under this Agreement and the Notes issued by it, then, so long as at such time such Borrower has not submitted a Notice of Borrowing or a Notice of Issuance, such Borrower’s status as a Borrower shall terminate upon notice to such effect from the Agent to the Lenders (which notice the Agent shall promptly deliver to the Lenders following its receipt of such a request from the Guarantor). Thereafter, the Lenders shall be under no further obligation to make any Advances to such Borrower.

SECTION 9.13. No Liability of the Issuing Banks. The Borrowers assume all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither an Issuing Bank nor any of its officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by such Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrowers shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to the Borrowers, to the extent of any direct, but not consequential damages suffered by a Borrower that such Borrower proves were caused by (i) such Issuing Bank’s willful misconduct or gross negligence in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit or (ii) such Issuing Bank’s willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, such Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation.

SECTION 9.14. Patriot Act. Each Lender hereby notifies each Loan Party that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Act.

SECTION 9.15. Judgment. (a) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Euros, Sterling or Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase Euros, Sterling or Dollars, as the case may be, with such other currency at RBS’s principal office at 11:00 A.M. (London time) on the Business Day preceding that on which final judgment is given.

(b) The obligation of each Borrower in respect of any sum due from it in any currency (the “Primary Currency”) to any Lender or the Agent hereunder shall, notwithstanding any judgment in any other currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Agent (as the case may be), of any sum adjudged to be so due in such other currency, such Lender or the Agent (as the case may be) may in accordance with normal banking procedures purchase the applicable Primary Currency with such other currency; if the amount of the applicable Primary Currency so purchased is less than such sum due to such Lender or the Agent (as the case may be) in the applicable Primary Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Agent (as the case may be) against such loss, and if the amount of the applicable Primary Currency so purchased exceeds such sum due to any Lender or the Agent (as the case may be) in the applicable Primary Currency, such Lender or the Agent (as the case may be) agrees to remit to such Borrower such excess.

[The remainder of this page is intentionally left blank.]

SECTION 9.16. Waiver of Jury Trial. Each of the Guarantor, the Borrowers, the Agent and the Lenders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the Notes or the actions of the Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

LUBRIZOL HOLDINGS FRANCE S.A.S., as Borrower

By	/s/ Charles P. Cooley
Name: Charles P. Cooley
Title: Director General

On behalf of LUBRIZOL ADVANCED MATERIALS EUROPE BVBA, as Borrower

By	/s/ Charles P. Cooley
Name: Charles P. Cooley
Title: Power of Attorney Capacity: Attorney-in-Fact

LUBRIZOL (GIBRALTAR) LIMITED, as Borrower

By	/s/ Charles P. Cooley
Name: Charles P. Cooley
Title: Attorney of the Company

On behalf of LUBRIZOL EUROPE COORDINATION CENTER, as Borrower

By	/s/ Charles P. Cooley
Name: Charles P. Cooley
Title: Power of Attorney Capacity: Attorney-in-Fact

THE LUBRIZOL CORPORATION, as Guarantor

By	/s/ Charles P. Cooley
Name: Charles P. Cooley
Title: Senior Vice President & Chief Financial Officer

By	/s/ Brian A. Valentine
Name: Brian A. Valentine
Title: Treasurer

THE ROYAL BANK OF SCOTLAND PLC, as Agent

By	/s/ Belinda Tucker
Name: Belinda Tucker
Title: Senior Vice President

Initial Issuing Bank

THE ROYAL BANK OF SCOTLAND PLC

By	/s/ Belinda Tucker
Name: Belinda Tucker
Title: Senior Vice President

Initial Lenders

THE ROYAL BANK OF SCOTLAND PLC

By	/s/ Belinda Tucker
Name: Belinda Tucker
Title: Senior Vice President

DEUTSCHE BANK AG NEW YORK BRANCH

By	/s/ Marcus Tarkington
Name: Marcus Tarkington
Title: Director

By	/s/ Ming K. Chu
Name: Ming K Chu
Title: Vice President

CITIBANK, N.A. (LONDON BRANCH)

By	/s/ Paul Gibbs
Name: Paul Gibbs
Title: Director

CITIBANK INTERNATIONAL PLC

By	/s/ Paul Gibbs
Name: Paul Gibbs
Title: Director

JPMORGAN CHASE BANK, N.A

By	/s/ Robert S. Sheppard
Name: Robert S. Sheppard
Title: Vice President

JPMORGAN EUROPE LIMITED

By	/s/ Alartair Stevenson
Name: Alartair Stevenson
Title: Managing Director

CALYON CRÉDIT AGRICOLE CIB

By	/s/ Quiot Alexis
Name: Quiot Alexis
Title: Normandie Beauce Branch Director

By	/s/ Guilleout Sibe
Name: Guilleout Sibe
Title: Normandie Beauce Branch Sales

FORTIS BANK SA/NV

By	/s/ Natalie Gilbert
Name: Natalie Gilbert
Title: Manager, Contracting and Credit & Loan Administration

FORTIS BANK SA/NV

By	/s/ Herman Sonck
Name: Herman Sonck
Title: Senior Manager, Contracting and Credit & Loan Administration

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

By	/s/ Mr. A. C. Trenouth
Name: A. C. Trenouth
Title: Head of Corporate Banking

SCHEDULE I

APPLICABLE LENDING OFFICES

Name of Initial Lender	Revolving Credit Commitment	Letter of Credit Commitment	Domestic Lending Office	Eurocurrency Lending Office	Home Office and Tax ID Number
The Royal Bank of Scotland PLC	€27,500,000	€15,000,000	600 Washington Blvd, Stamford, CT 06901 Attn: Joyce Raynor T: 203-971-7647 F: 212-401-1494/1336	600 Washington Blvd, Stamford, CT 06901 Attn: Joyce Raynor T: 203-971-7647 F: 212-401-1494/1336	600 Washington Blvd, Stamford, CT 06901 13-1898944

Deutsche Bank AG New York Branch	€27,500,000		60 Wall Street New York, NY 10005 Attn: Joe Cusmai T: 201 593-2202 F: 201 593-2313	60 Wall Street New York, NY 10005 Attn: Joe Cusmai T: 201 593-2202 F: 201 593-2313	60 Wall Street New York, NY 10005 13-2944988

Citibank, N.A. (London Branch)/Citibank International plc Any Commitments of Citibank, N.A. (including any branch thereof) and Citibank International plc to make Advances to a French Borrower or Lubrizol Gibraltar shall, as of the date of this Agreement, be Commitments of Citibank International plc only; and any Commitments of Citibank, N.A. (including any branch thereof) and Citibank International plc to make Advances to a Belgian Borrower shall, as of the date of this Agreement, be Commitments of Citibank, N.A. (including any branch thereof) only	€20,000,000		Citibank International PLC (Poland) on behalf of Citibank NA London Loans Operations Department 8 Chalubinskiego Str. 8th Floor 00-613 WARSAW Poland	Citibank International PLC (Poland) on behalf of Citibank NA London Loans Operations Department 8 Chalubinskiego Str. 8th Floor 00-613 WARSAW Poland	Citibank, N.A. 388 Greenwich Street, 34th Flr. New York, NY 10013 13-5266470

Name of Initial Lender	Revolving Credit Commitment	Letter of Credit Commitment	Domestic Lending Office	Eurocurrency Lending Office	Home Office and Tax ID Number
JPMorgan Chase Bank, N.A./JPMorgan Europe Limited Any Commitments of JPMorgan Chase Bank, N.A. (including any branch thereof) and JPMorgan Europe Limited to make Advances to a French Borrower or Lubrizol Gibraltar shall, as of the date of this Agreement, be Commitments of JPMorgan Europe Limited only; and any Commitments of JPMorgan Chase Bank, N.A. (including any branch thereof) and JPMorgan Europe Limited to make Advances to a Belgian Borrower shall, as of the date of this Agreement, be Commitments of JPMorgan Chase Bank, N.A. (including any branch thereof) only	€20,000,000		10 South Dearborn Chicago, IL 60603 Attn: Kiran Mariappa T: (9180) 417-60761 Kiran.k.m@jpmorgan.com	4th Floor, Prestige Technology Park Near Marathahalli Junction, Sarjapur Outer Ring Kadabeesanahalli, Vathur Hobli Bangalore 560087 Attn: Kiran Mariappa T: (9180) 417-60761 Kiran.k.m@jpmorgan.com	10 South Dearborn Chicago, IL 60603 134994650

Calyon Crédit Agricole CIB	€20,000,000		9 Quai du President Pal Doumer 92920 Paris, France Attn: Rosa Blanchaud / Sandrine Boucher T: + 33 (0)1.41.89.26.59 / + 33 (0)1.41.89.67.74 F: +33 (0)1.41.89.49.29	9 Quai du President Pal Doumer 92920 Paris, France Attn: Rosa Blanchaud / Sandrine Boucher T: + 33 (0)1.41.89.26.59 / + 33 (0)1.41.89.67.74 F: +33 (0)1.41.89.49.29	9 Quai du President Pal Doumer 92920 Paris, France 36-2813095

2

Name of Initial Lender	Revolving Credit Commitment	Letter of Credit Commitment	Domestic Lending Office	Eurocurrency Lending Office	Home Office and Tax ID Number
Fortis Bank SA/N.V.	€20,000,000		Montagne du Parc 3 1000 Brussels Belgium Attn: Viviane Van Gorp T: +32 2 565 20 47 F: +32 2 565 06 40	Montagne du Parc 3 1000 Brussels Belgium Attn: Viviane Van Gorp T: +32 2 565 20 47 F: +32 2 565 06 40	Montagne du Parc 3 1000 Brussels Belgium 98-0235634

The Bank of Tokyo-Mitsubishi UFJ, Ltd. Any Commitments of The Bank of Tokyo-Mitsubishi UFJ, Ltd. (including any branch thereof) to make Advances to a Belgian Borrower shall, as of the date of this Agreement, be Commitments of The Bank of Tokyo-Mitsubishi UFJ, Ltd., Brussels Branch; and any Commitments of The Bank of Tokyo-Mitsubishi UFJ, Ltd. (including any branch thereof) to make Advances to a French Borrower shall, as of the date of this Agreement, be Commitments of The Bank of Tokyo-Mitsubishi UFJ, Ltd., Paris Branch	€15,000,000		12-15 Finsbury Circus London, UK EC2M 7BT England Attn: The Manager – Loan Participation Services T: +44 20 7577 5118 F: +44 20 7577 1559	12-15 Finsbury Circus London, UK EC2M 7BT England Attn: The Manager – Loan Participation Services T: +44 20 7577 5118 F: +44 20 7577 1559	12-15 Finsbury Circus London, UK EC2M 7BT England 532/92556/25962

Total:	€150,000,000	€15,000,000

3

SCHEDULE II

CALCULATION OF THE MANDATORY COST

1.	General

The Mandatory Cost is the weighted average of the rates for each Lender calculated below by the Agent on the first day of an Interest Period. The Agent must distribute each amount of Mandatory Cost among the Lenders on the basis of the relevant rate for each Lender.

2.	For a Lender lending from an Applicable Lending Office in the U.K.

(a)	The relevant rate for a Lender lending from an Applicable Lending Office in the U.K. is calculated in accordance with the following formula:

A x 0.01 per cent. per annum

where on the day of application of the formula:

A	is the charge payable by each Lender to the Financial Services Authority under the fees regulations (but, for this purpose, ignoring any minimum fee required under the fees regulations) and expressed in pounds per £1 million of the fee base of that Lender.

(b)	For the purposes of this paragraph 2:

(i)	“fee base” has the meaning given to it in the fees regulations; and

(ii)	“fees regulations” means The Financial Services Banking Supervision (Fees) Regulations 2001.

(c)	Each rate calculated in accordance with a formula is, if necessary, rounded upward to four decimal places.

(d) (i)	Each Lender must supply to the Agent the information required by it to make a calculation of the rate for that Lender. The Agent may assume that this information is correct in all respects.

(ii)	If a Lender fails to do so, the Agent may assume that the Lender’s obligations in respect of the fees regulations are the same as those of a typical bank from its jurisdiction of incorporation with an Applicable Lending Office in the same jurisdiction as an Applicable Lending Office.

(iii)	The Agent has no liability to any party to the Agreement if its calculation over or under compensates any Lender.

3.	For a Lender lending from an Applicable Lending Office in a Participating Member State

(a)	The relevant rate for a Lender lending from an Applicable Lending Office in a Participating Member State is the percentage rate per annum notified by that Lender to the Agent as its cost (if any) of complying with the minimum reserve requirements of the European Central Bank.

(b)	If a Lender fails to specify a rate under paragraph (a) above, the Agent will assume that the Lender has not incurred any such cost.

4.	Changes

The Agent may, after consultation with the Loan parties and the Lenders, notify all the parties to the Agreement of any amendment to this Schedule which is required to reflect:

(a)	any change in law or regulation of the United Kingdom or the European Union relating to a cost of the type referred to in this Schedule; or

(b)	any requirement imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any successor authority).

Any notification will be, in the absence of manifest error, conclusive and binding on all the parties to the Agreement.

2

Schedule 2.01(b)

Existing Letters of Credit

None.

Schedule 3.01(b)

Litigation

None.

Schedule 5.02(a)

Liens

None.

EXHIBIT A - FORM OF

NOTE

EUR                                                                                               Dated:                     , 200_

FOR VALUE RECEIVED, the undersigned, [NAME OF BORROWER], a                                          corporation (the “Borrower”), HEREBY PROMISES TO PAY to                                          (the “Lender”) for the account of its Applicable Lending Office on the Termination Date (each as defined in the Credit Agreement referred to below) the principal sum of EUR [amount of the Lender’s Revolving Credit Commitment in figures] or, if less, the aggregate principal amount of the Advances (as defined below) made by the Lender to the Borrower pursuant to the Three Year Credit Agreement dated as of July __, 2009 among the Borrower, [Lubrizol Holdings France S.A.S.,] [Lubrizol Advanced Materials Europe BVBA,] [Lubrizol (Gibraltar) Limited] [Lubrizol Europe Coordination Center BVBA] as Borrowers, The Lubrizol Corporation as Guarantor, the Lender and certain other lenders parties thereto, and The Royal Bank of Scotland plc, as Agent for the Lender and such other lenders (as amended or modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined) outstanding on the Termination Date.

The Borrower promises to pay interest on the unpaid principal amount of each Advance from the date of such Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest in respect of each Advance are payable in the currency in which such Advance was made (i.e., the lawful money of the European Union, the lawful money of the United Kingdom of England and Wales or the lawful money of the United States of America). Each Advance owing to the Lender by the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note.

Both principal and interest in respect of each Advance (i) in Euros are payable to the Agent in lawful money of the European Union at its account maintained at             , in same day funds, (ii) in Dollars are payable in lawful money of the United States of America to the Agent at its account maintained at             , in same day funds and (iii) in Sterling are payable in lawful money of the United Kingdom of England and Wales to the Agent at its account maintained at             , in same day funds. Each Advance owing to the Lender by the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note.

This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of advances (the “Advances”) by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the Euro amount first above mentioned, the indebtedness of the Borrower resulting from each such Advance being evidenced by this Promissory Note, (ii) contains provisions for determining the Euro Equivalent of Advances denominated in Dollars and (iii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

[NAME OF BORROWER]

By
Title:

ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Amount of Advance	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

2

EXHIBIT B - FORM OF NOTICE OF

BORROWING

The Royal Bank of Scotland plc, as Agent

  for the Lenders parties

  to the Credit Agreement

  referred to below

  [Address]

[Date]

Attention: Bank Loan Syndications Department

Ladies and Gentlemen:

The undersigned, [Name of Borrower], refers to the Three Year Credit Agreement, dated as of July __, 2009 (as amended or modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, [Lubrizol Holdings France S.A.S.,] [Lubrizol Advanced Materials Europe BVBA,] [Lubrizol (Gibraltar) Limited] [Lubrizol Europe Coordination Center BVBA], as Borrowers, The Lubrizol Corporation as Guarantor, certain Lenders parties thereto and The Royal Bank of Scotland plc, as Agent for said Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02(a) of the Credit Agreement:

(i) The Business Day of the Proposed Borrowing is                     , 200_.

(ii) The Type of Advances comprising the Proposed Borrowing is [Base Rate Advances] [Eurocurrency Rate Advances].

(iii) The aggregate amount of the Proposed Borrowing is [€] [$] [£]                     ].

[(iv) The initial Interest Period for each Eurocurrency Rate Advance made as part of the Proposed Borrowing is              [days] [month[s]].]

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(A) the representations and warranties contained in Article IV of the Credit Agreement (except the representations set forth in the last sentence of Section 4.01(e)) (and, if the undersigned is a Designated Subsidiary, in the applicable Designation Letter) are correct, before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date except to the extent that such representations and warranties expressly relate to an earlier specified date; and

(B) no event has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom, that constitutes a Default.

Very truly yours,

[NAME OF BORROWER]

By
Title:

2

EXHIBIT C - FORM OF

ASSIGNMENT AND ACCEPTANCE

Reference is made to the Three Year Credit Agreement dated as of July __, 2009 (as amended or modified from time to time, the “Credit Agreement”) among Lubrizol Holdings France S.A.S., Lubrizol Advanced Materials Europe BVBA, Lubrizol (Gibraltar) Limited and Lubrizol Europe Coordination Center BVBA, as Borrowers, The Lubrizol Corporation as Guarantor, the Lenders (as defined in the Credit Agreement) and The Royal Bank of Scotland plc, as agent for the Lenders (the “Agent”). Terms defined in the Credit Agreement are used herein with the same meaning.

The “Assignor” and the “Assignee” referred to on Schedule I hereto agree as follows:

1. The Assignor hereby sells and assigns to the Assignee, without recourse, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor’s rights and obligations under the Credit Agreement Facility on Schedule I hereto together with, in the case of an assignment of a Revolving Credit Commitment, participations in Letters of Credit held by the Assignor on the date hereof. After giving effect to such sale and assignment, the Assignee’s Commitment and the amount of the Advances owing to the Assignee will be as set forth on Schedule 1 hereto.

2. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto; and (iv) attaches the Note[, if any,] held by the Assignor [and requests that the Agent exchange such Note for a new Note payable to [the Assignee in an amount equal to the Revolving Credit Commitment assumed by the Assignee pursuant hereto or new Notes payable to the Assignee in an amount equal to the Revolving Credit Commitment assumed by the Assignee pursuant hereto and] the Assignor in an amount equal to the Revolving Credit Commitment retained by the Assignor under the Credit Agreement[, respectively,] as specified on Schedule 1 hereto].

3. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 4.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is an Eligible Assignee; (iv) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement as are delegated to the Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender; and (vi) attaches any U.S. Internal Revenue Service forms required under Section 2.14 of the Credit Agreement.

4. Following the execution of this Assignment and Acceptance, it will be delivered to the Agent for acceptance and recording by the Agent. The effective date for this Assignment and Acceptance (the “Effective Date”) shall be the date of acceptance hereof by the Agent, unless otherwise specified on Schedule 1 hereto.

5. Upon such acceptance and recording by the Agent, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

6. Upon such acceptance and recording by the Agent, from and after the Effective Date, the Agent shall make all payments under the Credit Agreement and the Notes in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and commitment fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the Notes for periods prior to the Effective Date directly between themselves.

7. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

8. This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of Schedule 1 to this Assignment and Acceptance by telecopier shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.

IN WITNESS WHEREOF, the Assignor and the Assignee have caused Schedule 1 to this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date specified thereon.

2

Schedule 1

to

Assignment and Acceptance

Revolving Credit Facility
Percentage interest assigned:	_____	%
Assignee’s Revolving Credit Commitment:	EUR ______
Aggregate outstanding principal amount of Advances assigned:	EUR ______
Principal amount of Note payable to Assignee:	EUR ______
Principal amount of Note payable to Assignor:	EUR ______
Letter of Credit Facility
Percentage interest assigned:	_____	%
Assignee’s Letter of Credit Commitment:	EUR ______
Effective Date*: , 200_

[NAME OF ASSIGNOR], as Assignor

By

Title:

Dated: , 200_

[NAME OF ASSIGNEE], as Assignee

By

Title:

Dated: , 200_

Domestic Lending Office:
[Address]

Eurocurrency Lending Office:
[Address]

*	This date should be no earlier than five Business Days after the delivery of this Assignment and Acceptance to the Agent.

3

Accepted [and Approved]** this
day of , 200_

THE ROYAL BANK OF SCOTLAND PLC, as Agent

By

Title:

[Approved this day
of , 200_

LUBRIZOL HOLDINGS FRANCE S.A.S.

By

Name:
Title:

On behalf of LUBRIZOL ADVANCED MATERIALS EUROPE BVBA

By

Name:
Title:
Capacity:

LUBRIZOL (GIBRALTAR) LIMITED

By
Name:
Title:

On behalf of LUBRIZOL EUROPE COORDINATION CENTER BVBA

By
Name:
Title:
Capacity:

:]*

**	Required if the Assignee is an Eligible Assignee solely by reason of clause (iii) of the definition of “Eligible Assignee”.
*	Required if the Assignee is an Eligible Assignee solely by reason of clause (iii) of the definition of “Eligible Assignee”.

4

EXHIBIT D-1 - FORM OF

OPINION OF COUNSEL

FOR THE GUARANTOR

[Effective Date]

To each of the Lenders parties

  to the Three Year Credit Agreement

  referred to below and

  to The Royal Bank of Scotland plc, as Agent

The Lubrizol Corporation

Ladies and Gentlemen:

This opinion is furnished to you pursuant to Section 3.01(h)(iv) of the Three Year Credit Agreement, dated as of July __, 2009 (the “Credit Agreement”), among Lubrizol Holdings France S.A.S., Lubrizol Advanced Materials Europe BVBA, Lubrizol (Gibraltar) Limited and Lubrizol Europe Coordination Center BVBA, as Borrowers, The Lubrizol Corporation as Guarantor, the Lenders parties thereto and The Royal Bank of Scotland plc, as Agent for said Lenders. Terms defined in the Credit Agreement are used herein as therein defined.

I am Vice President and General Counsel for the Guarantor, and have also acted as in-house counsel to the other Loan Parties, in connection with the preparation, execution and delivery of the Loan Documents.

In that connection, I have examined:

(1) The Credit Agreement.

(2) The documents furnished by each Loan Party pursuant to Section 3.01 of the Credit Agreement.

(3) The Amended Articles of Incorporation and all amendments thereto (the “Articles”) of the Guarantor.

(4) The Code of Regulations of the Guarantor and all amendments thereto (the “Regulations”).

(5) A certificate of the Secretary of State of Ohio, dated                     , 2009, attesting to the continued corporate existence and good standing of the Guarantor in that State.

I have also examined the originals, or copies certified to my satisfaction, of the documents listed in a certificate of the chief financial officer of the Guarantor, dated the date hereof (the “Certificate”), certifying that the documents listed in such certificate are all of the indentures, loan or credit agreements, leases, guaranties, mortgages, security agreements, bonds, notes and other agreements or instruments, and all of the orders, writs, judgments, awards, injunctions and decrees, that affect or purport to affect each Loan Party’s right to borrow money or such Loan Party’s obligations under the Loan Documents. In addition, I have examined the originals, or copies certified to my satisfaction, of such other corporate records of the Loan Parties, certificates of public officials and of officers of the Loan Parties, and agreements, instruments and other documents, as I have deemed necessary as a basis for the opinions expressed below. As to questions of fact material to such opinions, I have, when relevant facts were not independently established by me, relied upon certificates of the Loan Parties or their officers or of public officials. I have assumed the due execution and delivery, pursuant to due authorization, of the Credit Agreement and the other Loan Documents to which each such Person is a party by, each Borrower, the Initial Lenders and the Agent.

My opinions expressed below are limited to the law of the State of Ohio and the Federal law of the United States.

Based upon the foregoing, subject to the qualifications set forth below and upon such investigation as I have deemed necessary, I am of the following opinion:

1. The Guarantor is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation.

2. The execution, delivery and performance by the Guarantor of the Credit Agreement, and the consummation of the transactions contemplated thereby, are within the Guarantor’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Articles or the Regulations of the Guarantor or (ii) any law, rule or regulation applicable to the Guarantor (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System) or (iii) any contractual or legal restriction contained in any document listed in the Certificate or, to the best of my knowledge, contained in any other similar document. The Credit Agreement has been duly executed and delivered on behalf of the Guarantor.

3. The execution, delivery and performance by each Borrower of the Loan Documents to which it is a party, and the consummation of the transactions contemplated thereby do not contravene (i) any law, rule or regulation (other than the laws, rules and regulations of Belgium, as to which I express no opinion) applicable to such Loan Party (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System) or (iii) any contractual or legal restriction contained in any document to which such Loan Party is a party that is listed in the Certificate or, to the best of my knowledge, contained in any other similar document to which such Loan Party is a party.

4. No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by the Guarantor of the Credit Agreement.

5. To the best of my knowledge, there are no pending or overtly threatened actions or proceedings against the Guarantor or any of its Subsidiaries before any court, governmental agency or arbitrator that purport to affect the legality, validity, binding effect or enforceability of any Loan Document or the consummation of the transactions contemplated thereby or, except as described in Schedule 3.01(b) to the Credit Agreement, that are likely to have a Material Adverse Effect.

6. Courts of the State of Ohio and Federal courts sitting in the State of Ohio will respect a contractual choice of law made in a contract, such as Section 9.09 of the Credit Agreement, and will apply the laws of the chosen state, unless either the chosen state has no substantial relationship to the parties or the transaction and there is no reasonable basis for the parties’ choice, or application of the laws of the chosen state would be contrary to the fundamental policy of a state having a greater material interest in the issue than the chosen state and such state would be the state of applicable law in the absence of a choice by the parties. Under this test, although I find no authority in point and cannot opine definitely, I believe on a reasoned basis, that in any action or proceeding arising out of or relating to the Credit Agreement in any court of the State of Ohio or in any Federal court sitting in the State of Ohio, such court would recognize and give effect to the provisions of Section 9.09 of the Credit Agreement wherein the parties thereto agree that the Credit Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. Without limiting the generality of the foregoing and on the same reasoned basis, I believe that a court of the State of Ohio or a Federal court sitting in the State of Ohio would apply the usury law of the

2

State of New York, and would not apply the usury law of the State of Ohio, to the Credit Agreement. However, if a court of the State of Ohio or a Federal court sitting in the State of Ohio were to hold that the Credit Agreement are governed by, and to be construed in accordance with, the laws of the State of Ohio, the Credit Agreement would be, under the laws of the State of Ohio, legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms.

The opinions set forth above are subject to the following qualifications:

(a) My opinion in the last sentence of paragraph 6 above as to enforceability is subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar law affecting creditors’ rights generally.

(b) My opinion in the last sentence of paragraph 6 above as to enforceability is subject to the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

(c) I express no opinion as to (i) Section 2.15 of the Credit Agreement insofar as it provides that any Lender purchasing a participation from another Lender pursuant thereto may exercise set-off or similar rights with respect to such participation and (ii) the effect of the law of any jurisdiction other than the State of Ohio wherein any Lender may be located or wherein enforcement of the Credit Agreement may be sought that limits the rates of interest legally chargeable or collectible.

(d) My opinion in paragraph 4 above is not intended to cover consents, approvals or filings that might be required as a result of the ordinary course of conduct by the Guarantor of its businesses and operations.

(e) The opinions expressed herein are as of the date of this opinion letter only and as to the laws covered hereby only as they are in effect on that date and I assume no obligation to update or supplement such opinions to reflect any facts or circumstances that may come to my attention after that date or any changes in law that may occur or become effective after that date.

This opinion is solely for your benefit and for the benefit of your successors and assigns in connection with the transactions contemplated by the Loan Documents and is not to be given to or relied on by any other person or entity or for any other purpose without my prior written consent.

Very truly yours,

JOSEPH W. BAUER
Vice President and General Counsel for
The Lubrizol Corporation

3

EXHIBIT D-2 - FORM OF

OPINION OF SPECIAL

BELGIAN COUNSEL

FOR THE BORROWER

To:	Each of the Lenders from time to time party to the Three Year Credit Agreement referred to below and to The Royal Bank of Scotland PLC, as the Administrative Agent (the “Addressees”)

c/o	The Royal Bank of Scotland

600 Washington Boulevard

Stamford, Connecticut 06901

U.S.A.

Re:	The EUR [—] Three Year Credit Agreement (the “Credit Agreement”) dated as of [—], 2009, among Lubrizol Holdings France S.A.S., Lubrizol Advanced Materials Europe BVBA, Lubrizol (Gibraltar) Limited, and Lubrizol Europe Coordination Center BVBA as Borrowers, The Lubrizol Corporation as Guarantor, the lenders listed therein as the Initial Lenders, Deutsche Bank AG, New York Branch, as Syndication Agent, CALYON, CITIBANK, N.A. and JP MORGAN CHASE BANK, N.A., as Documentation Agents, and The Royal Bank of Scotland PLC as administrative agent for the Lenders.

Ladies and Gentlemen:

We have acted as special Belgian counsel to Lubrizol Advanced Materials Europe BVBA, (“Lubrizol Europe”), a Belgian limited liability corporation (besloten vennootschap met beperkte aansprakelijkheid), having its registered office at Nijverheidsstraat 30, 2260 Westerlo, Belgium, registered with the Register of Legal Entities (rechtspersonenregister) under number 0408.454.528 (RPR Turnhout), and Lubrizol Europe Coordination Center BVBA, (“Lubrizol Coordination Center”, and together with Lubrizol Europe, the “Belgian Borrowers”), a Belgian limited liability corporation (besloten vennootschap met beperkte aansprakelijkheid), having its registered office at Waversesteenweg 1945, 1160 Oudergem, Belgium, registered with the Register of Legal Entities (rechtspersonenregister) under number 0433.612.368 (RPR Brussel), in connection with the Credit Agreement pursuant to which, under the terms and subject to the conditions thereof, the Lenders have agreed to make Advances to and issue Letters of Credit for the account of the Borrowers. We have been requested by the Belgian Borrowers to provide you, pursuant to Section 3.01 (h)(v) (A) of the Credit Agreement, with our opinion (the “Opinion”) on certain matters as are set forth herein.

Initially capitalized terms used and not otherwise defined herein have the same meanings as in the Credit Agreement.

1.	Scope of Inquiry

For the purpose of issuing this Opinion, we have exclusively examined and relied upon originals, or certified, conformed or otherwise to our satisfaction identified, reproduction copies of such agreements, documents, corporate records, certificates of public officials and other instruments, as set forth below in this Section 1:

(a) a copy of the Articles of Association (statuten) of Lubrizol Europe, as coordinated on May 31, 2007, filed with the Clerk of the Commercial Court of Turnhout on June 27, 2007 and certified by the Clerk of the Commercial Court of Turnhout on July 15, 2009;

(b) a copy of the Articles of Association (statuten) of Lubrizol Coordination Center, as coordinated on May 31, 2007, filed with the Clerk of the Commercial Court of Brussels on June 20, 2007 and certified by the Clerk of the Commercial Court of Brussels on July 14, 2009;

(c) an excerpt of the Register of Legal Entities (rechtspersonenregister) related to Lubrizol Europe as held with the Crossroad Bank of Enterprises (Kruispuntbank van Ondernemingen), delivered and certified by the Crossroad bank of Enterprises on July 14, 2009;

(d) an excerpt of the Register of Legal Entities (rechtspersonenregister) related to Lubrizol Coordination Center as held with the Crossroad Bank of Enterprises (Kruispuntbank van Ondernemingen), delivered and certified by the Crossroad bank of Enterprises on July 14, 2009;

(e) a reproduction copy of the resolutions of the Sole Manager (enige zaakvoerder) of Lubrizol Europe dated [            ], 2009 resolving to approve the terms of, and the transactions contemplated by, the Credit Agreement, to approve the execution and delivery of the Credit Agreement, and any documents which are ancillary or supplemental thereto, to grant special powers to certain individuals to execute the Credit Agreement on behalf of Lubrizol Europe, and to take any step necessary or expedient in connection with or for the purposes of the Credit Agreement and any documents which are ancillary or supplemental thereto;

(f) a reproduction copy of an extract of the resolutions of the Sole Manager (enige zaakvoerder) of Lubrizol Coordination Center dated [            ], 2009 resolving to approve the terms of, and the transactions contemplated by, the Credit Agreement, to approve the execution and delivery of the Credit Agreement, and any documents which are ancillary or supplemental thereto, to grant special powers to certain individuals to execute the Credit Agreement on behalf of Lubrizol Coordination Center, and to take any step necessary or expedient in connection with or for the purposes of the Credit Agreement and any documents which are ancillary or supplemental thereto;

(g) a certificate delivered and certified by the Clerk of the Commercial Court of Turnhout on July 15, 2009 declaring that Lubrizol Europe has not been declared bankrupt and that it has not filed a request for judicial composition (gerechtelijk akkoord) or for judicial reorganization (gerechtelijke reorganisatie), a that no such request has been filed against it, and that it has not been voluntarily or judicially wound-up or liquidated (vrijwillige of gerechtelijke ontbinding of vereffening);

(h) a certificate delivered and certified by the Clerk of the Commercial Court of Brussels on July 15, 2009 declaring that Lubrizol Coordination Center has not been declared bankrupt and that it has not filed a request for judicial composition (gerechtelijk akkoord) or for judicial reorganization (gerechtelijke reorganisatie) and that no such request has been filed against it;

2

(i) a copy of a certificate executed by the Sole Manager (enige zaakvoerder) of Lubrizol Europe dated [July         ], 2009;

(j) a copy of a certificate executed by the Sole Manager (enige zaakvoerder) of Lubrizol Coordination Center dated [July         ], 2009;

(k) an executed copy of the Credit Agreement.

Furthermore we have undertaken only the following searches and enquiries in the Kingdom of Belgium:

(l) an online search of the Belgian State Gazette (Belgisch Staatsblad) in respect of the Belgian Borrowers on July 17, 2009 (the website was current up to July 17, 2009);

(m) an online search of the Annexes to the Belgian State Gazette (Bijlagen bij het Belgisch Staatsblad) in respect of the Belgian Borrowers on July 17, 2009 (the website was current up to July 17, 2009).

Hereinafter, the documents listed under items (a) through (j), and (l) and (m) above are collectively referred to as the “Corporate Documents” and each of them as a “Corporate Document”. The Corporate Documents and the Credit Agreement are hereinafter collectively referred to as the “Documents” and each a “Document”.

2.	Assumptions

The opinions rendered in this Opinion are given on the basis of our understanding of the terms of the Credit Agreement and the assumptions set forth below in this Section 2:

(i) Each of the Documents of which we have seen executed originals or copies of executed originals has been duly authorized, executed and delivered by each party thereto, except for the Belgian Borrowers;

(ii) The genuineness of all signatures on originals or copies of originals of Documents;

(iii) The authenticity and completeness of all Documents, certificates and records submitted to us as originals, the conformity to the originals of all Documents, certificates and records submitted to us as reproduction copies, and the authenticity of the originals of such latter Documents;

(iv) The legal capacity (handelingsbekwaamheid) of all natural persons executing Documents, certificates and records;

(v) The completeness and accuracy as of the date of this Opinion of the information contained in such Documents, certificates and records;

(vi) None of the Corporate Documents have been amended or restated since the date as of which they have been certified to be true, correct and complete, and the Corporate Documents are still in full force and effect as of the date hereof;

(vii) All parties to the Credit Agreement, other than the Belgian Borrowers, are duly organized and validly existing in their respective jurisdictions;

3

(viii) All parties to the Credit Agreement, other than the Belgian Borrowers, have the capacity to execute the Credit Agreement and to perform the obligations resulting thereunder;

(ix) When validly signed by all the parties to the Credit Agreement, the Credit Agreement, which is expressed to be governed by New York law, is and will be valid, binding and enforceable in accordance with its respective terms on and against each party thereto under New York law;

(x) There are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of the Credit Agreement;

(xi) The entering into the Credit Agreement by each of the parties thereto is in the corporate interest (vennootschapsbelang) of each of such parties;

(xii) The Credit Agreement has been or will be knowingly and freely executed on behalf of all parties thereto;

(xiii) The Credit Agreement has been entered into between parties acting at arms’ length for bona fide commercial reasons, and the conduct of those parties will continue to comply with any requirement of good faith and fair dealing, and has not violated and will not violate public policy or good morals;

(xiv) All representations and warranties contained in the Credit Agreement (other than those in respect of which we express a specific opinion below) are accurate in all respects as of the date hereof;

(xv) Each of the Lenders and the Agent is duly and validly registered as a bank or financial institution in its country of incorporation and in the country in which its branch or establishment performing its obligations and exercising its rights under the Credit Agreement is registered, for activities including the performance of its obligations and the exercise of its rights under the Credit Agreement; and

(xvi) No provision of any applicable law other than the laws of the Kingdom of Belgium contradicts or invalidates any Belgian legal matters upon which we express an opinion herein.

3.	Opinions

On the basis of the foregoing, and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth below, we are of the opinion that:

1. Each of the Belgian Borrowers is a limited liability corporation (besloten vennootschap met beperkte aansprakelijkheid), incorporated for an indefinite duration and validly existing under the laws of the Kingdom of Belgium.

2. Each of the Belgian Borrowers has the corporate power and has performed all necessary corporate action to enter into and perform its obligations under the Credit Agreement.

3. Under the laws of the Kingdom of Belgium, the Credit Agreement constitutes the legally valid and binding obligation of each of the Belgian Borrowers, enforceable against it in accordance with its terms.

4. Neither the execution and delivery of the Credit Agreement by any of the Belgian Borrowers nor the consummation of the transactions contemplated thereby conflict with, result in a breach or violation of, or constitute a default under, (i) any of the terms, conditions or provisions of the Articles of Association (statuten) of any of the Belgian Borrowers, or (ii) any applicable law of the Kingdom of Belgium or any political subdivision thereof.

4

5. No further acts, consents or approvals of, authorizations or licenses by, or registrations, declarations or filings with or payments to (whether taxes, charges or otherwise) any governmental, judicial or public body or authority on or in the Kingdom of Belgium are required in connection with the execution and delivery by the Belgian Borrowers of the Credit Agreement or the transactions contemplated thereby or enforcement thereof.

6. The submission in accordance with the Credit Agreement to the jurisdiction of the courts of New York will be recognized and given effect by the courts of the Kingdom of Belgium, except if, in accordance with Article 7 of the Belgian International Private Law Code (Wetboek Internationaal Privaatrecht) (“BIPLC”), it could be foreseen that it would not be possible to recognize or give effect to a judgment rendered by the courts of New York or if the matter has a close connection with the Kingdom of Belgium and it appears that a proceeding before the courts of New York would be impossible or it would be unreasonable to require that a proceeding would be launched before the courts of New York.

7. A final and conclusive judgment rendered by any New York State court or federal court of the United States of America sitting in New York City and any appellate court from any thereof will be recognized and enforced by the courts of the Kingdom of Belgium subject to Article 22 to 25 and Article 30 BIPLC.

The party seeking recognition and/or enforcement of such judgment must produce a certified copy of the judgment meeting the requirement for being authentic pursuant to the applicable provisions of the jurisdiction where the judgment is rendered and any document that proves that the judgment is enforceable according to the law where the judgment is rendered. In case of a judgment by default, additionally an original or certified copy of a document that shows that the document instituting the proceedings or an equivalent document was notified to the defendant, must be submitted.

The judgment will not be reviewed on the merits of the case, and recognition and enforcement thereof will only be refused if one of the following conditions is fulfilled:

(i) the effects of the recognition and/or enforcement of the judgment would be manifestly contrary to Belgian public policy;

(ii) the rights of defense have not been observed;

(iii) the judgment was obtained only to avoid the normal applicable law in a matter in which parties may not freely affect their rights;

(iv) the judgment is still open to appeal according to the law where the judgment is rendered;

(v) the judgment is incompatible with a Belgian judgment or an earlier third state judgment that can be recognized and enforced in the Kingdom of Belgium;

(vi) the foreign claim was initiated after initiating a - still pending - claim in the Kingdom of Belgium between the same parties on the same subject;

(vii) the courts of the Kingdom of Belgium were exclusively competent to hear the case;

5

(viii) the competence of the foreign judge was only based on the presence of the defendant or the goods without direct connection with the dispute in the State to which the foreign judge belongs;

(ix) the foreign judgment breaches particular Belgian recognition and enforcement rules on intellectual property, legal entities and insolvency.

8. The choice of the laws of the State of New York as the governing laws of the Credit Agreement will be recognized and given effect to by the courts of the Kingdom of Belgium; provided that:

(i) effect may be given to the mandatory rules of the law of another country with which the transaction has a close connection, if and in so far as, under the law of the latter country, those rules must be applied whatever the law applicable to the Credit Agreement. In considering whether to give effect to these mandatory rules, regard shall be given to their nature and purpose and to the consequences of their application or non-application;

(ii) Belgian law will be applied insofar as it is mandatory irrespective of the governing law of the Credit Agreement;

(iii) the application of New York law may be refused if it is manifestly incompatible with Belgian public policy;

(iv) the fact that the parties have chosen a foreign law, whether or not accompanied by the choice of a foreign tribunal, shall not, where all other elements relevant to the situation at the time of the choice are connected with one country only, prejudice the application of the mandatory rules of the law of that country; and

(v) the laws of the jurisdiction in which performance of all or part of the transaction takes place in relation to the manner of performance and the steps to be taken in the event of defective performance will be taken into account.

9. Access to the courts of the Kingdom of Belgium by the Lenders and the Agent will not be subject to any conditions that are not applicable to Belgian residents or citizens or to companies incorporated in the Kingdom of Belgium, except for the right for a Belgian defendant to request, pursuant to Article 851 of the Belgian Judicial Code (Gerechtelijk Wetboek), that a non-Belgian resident or citizen or a company not incorporated in the Kingdom of Belgium acting as a claimant constitutes a guarantee to cover for possible litigation expenses and damages the claimant would be condemned to. Such guarantee needs not to be produced by any party resident or citizen from or a company incorporated in a country with which the Kingdom of Belgium has entered into a treaty under which such parties are exempted from the ‘cautio judicatum solvi’.

10. None of the Lenders or the Agent or the holder of any Note will be deemed to be resident, domiciled or carrying on any commercial activity in the Kingdom of Belgium by virtue of the execution of the Credit Agreement, or the performance of their obligations thereunder.

11. Interest payments made by Belgian domestic corporate taxpayers are in principle subject to Belgian interest withholding tax at a rate of 15 percent (Article 261 in conjunction with 269, alinea 1, 1º of the Belgian 1992 Income Tax Code (“ITC”). Provided that the interest is granted or attributed (a) to Belgian financial institutions, as defined in Article 105 1º of the Royal Decree of August 27, 1993 for the execution of the ITC (“RD”), or (b) to foreign financial institutions which have their residence or domicile in a Member State of the European Economic Area or in a country with which the Kingdom of

6

Belgium has entered into a treaty for the avoidance of double taxation, no Belgian interest withholding tax will be due on the interest payments made by the Belgian Borrowers by virtue of Articles 107 §2 (9)(a) and (5)(a). In order for these exemptions to apply, it may be necessary to comply with certain formalities with regard to the identification of the beneficiaries of the interest payments.

None of the interest granted or attributed by the Belgian Borrowers to the Lenders or the Agent will be subject to Belgian corporate income tax in the hands of the Lenders or the Agent provided that the Lenders or the Agent are not a resident, domiciled, conducting a commercial activity or have a permanent establishment (as defined in Article 229 of the ITC) in the Kingdom of Belgium to which such interest can be attributed (ITC, Article 233), or, to the extent that any of them is a resident of or domiciled in the Kingdom of Belgium, the transactions contemplated under the Credit Agreement are performed and booked by, and attributable to, a permanent establishment of such Lender(s) or the Agent outside of the Kingdom of Belgium and located in a country with which the Kingdom of Belgium has entered into a tax treaty for the avoidance of double taxation (RD, Article 76, alinea 1, 1°).

12. The obligations of the Belgian Borrowers with respect to each Lender and the Agent under the Credit Agreement do rank and will rank at least pari passu in priority of payments with all other unsecured indebtedness for borrowed money of the Belgian Borrowers.

4.	Qualifications

In addition to the assumptions, limitations and restrictions set forth herein above, this Opinion is further subject to the following qualifications:

(a) This Opinion is expressly limited to the legal points set forth above, and the opinions expressed herein are based solely on the laws of the Kingdom of Belgium as they are in force and effect, interpreted by jurisprudence and applied by the courts of the Kingdom of Belgium as of the date hereof.

(b) We do not express any opinion as to any legal points not specifically addressed in Section 3 above, nor as to any laws or regulations other than those of the Kingdom of Belgium, nor as to any document other than the Documents.

(c) We assume no obligation to advise either you or any other party of changes of law (including, without limitation, new case law or changes of existing case law), or in the legal status of the Belgian Borrowers, or of facts or circumstances, whether or not we may become or reasonably should become aware of such changes, that could occur after the date of this Opinion, even though the change may affect the legal analysis or conclusion given in this Opinion.

(d) This Opinion is a formal statement of our opinion solely as to the Belgian law issues and matters set forth herein, and should in no way be treated as a substitute for comprehensive legal advice in connection with the Credit Agreement, nor does or shall the rendering of this Opinion constitute the Lenders or the Agent as our clients. In addition, we have not been responsible for investigating or verifying the accuracy of the facts (or statements of foreign law), or the reasonableness of any statements of opinion or intention, contained in the Credit Agreement, or for verifying that no material facts have been omitted therefrom. We have not been asked to opine on, have not at all investigated and hence no opinion given herein can in any way be extended to embody any comment on, the financial condition of the Belgian Borrowers.

7

(e) Our examination referred to above has been limited to the face of the Documents. As a consequence, when rendering the opinions set out above, we have only considered rights and obligations, as they can be seen directly from the Documents without regard to any further obligation or limitation that may be implied or imposed by laws other than the laws of the Kingdom of Belgium, and we have interpreted the language used in the Documents without considering the particular meaning such language might have due to the terms of agreements or documents not reviewed by us or due to laws other than the laws of the Kingdom of Belgium.

(f) This Opinion is subject to (i) any limitations arising from bankruptcy, insolvency, liquidation, moratorium, fraudulent transfer and conveyance, voidable preference, receivership, conservatorship, reorganization and other laws of general application and judicial doctrines relating to or affecting the rights of creditors; (ii) general principles of equity (including, without limitation, standards of materiality, good faith, fair dealing and reasonableness, equitable defenses, the exercise of judicial discretion and limits on the availability of equitable remedies), whether such principles are considered in a proceeding at law or in equity; (iii) the effect of statutory liens; and (iv) the rules of Belgian public policy.

(g) The enforcement in a court of the Kingdom of Belgium of the Credit Agreement and of any foreign judgments with regard to same is subject to the Belgian rules of civil procedure.

(h) With regard to judicial proceedings in the Kingdom of Belgium, the documents submitted in court may have to be translated into either French or Dutch (depending upon where proceedings are taken) and certified by a sworn translator in the Kingdom of Belgium, before being admitted in a Belgian court proceeding, and certain stamp duties, and legal costs and fees for enforcement could be payable. We express no opinion as to the enforceability under Belgian law of any claim for recovery of legal fees in proceedings taken in the Kingdom of Belgium.

(i) A registration duty of 3% on the amounts awarded in Belgian judgments (if exceeding €12,500) will be due by the debtor, but may be claimed from the creditor for up to 50% of the amounts received by the creditor as payment from the debtor.

(j) If the beneficiary of the interest payments is resident or domiciled for tax purposes in a given country, but operates through a branch office or establishment located in a different country, for Belgian withholding tax purposes it will be the latter country (where the branch office or establishment are located) that will determine if an exemption of Belgian interest withholding is available (Circular Letter No. Ci.RH.233/575.613 (AOIF 26/2007) dated as of September 7, 2007, ad Margin No. 3).

(k) This Opinion may be affected by the sovereign authority of the courts of the Kingdom of Belgium to interpret agreements (in order to determine the intention of the parties thereto, to the extent that this may not be sufficiently clear from the agreement or agreements in question) and to appreciate the facts of any matter presented to them.

(l) The term “enforceable” when used in this Opinion, means that the obligations are of a type enforced by the courts of the Kingdom of Belgium. It is not certain, however, that obligations will be enforceable in accordance with their terms in all circumstances, as enforcement in the Kingdom of Belgium will be subject to the law then in force, the nature and the scope of the available remedies, the power to stay proceedings, the obligation to act in good faith and the prohibition on abuse of rights, periods of limitation, and other principles of general application. Periods of grace for the performance of obligations may be granted by the courts of the Kingdom of Belgium to a debtor who has acted in good faith. Where only part of a contract may be enforceable, Belgian law may limit the enforceability of that part to circumstances in which the unenforceable portion is not an essential part of the contract. In addition, the courts of the Kingdom of Belgium may not grant specific performance in all circumstances, they may instead decide to award damages and compensation.

8

This Opinion is rendered solely for the benefit of the Addressees, acting in the capacity in which they participate in the Credit Agreement, and for the benefit of such successors or assigns that any Addressee may validly appoint to replace or succeed it as a participant to the Credit Agreement, but only for each such successor or assign which is acting in the same capacity in which the person appointing them or to which they have succeeded had originally participated in the Credit Agreement. We are not hereby assuming any professional responsibility to any other person whatsoever, and this Opinion may not be used or relied upon by any Addressee, or its successors and assigns, acting in any other capacity, nor may it be circulated, communicated, quoted, or referred to by such Addressee (except to its professional advisors in connection with the transaction) or by any other person or entity, or in any other matter or for any other purpose, without our prior written and express approval in each instance.

Sincerely yours,

JONES DAY

9

EXHIBIT D-3 - FORM OF

OPINION OF SPECIAL

FRENCH COUNSEL

FOR THE BORROWER

July 21, 2009

To The Royal Bank of Scotland plc, as Administrative Agent, the Initial Lenders, RBS Securities INC. and Deutsche Bank Securities INC., as Mandated Lead Arrangers and Bookrunners (as defined below in the Credit Agreement) (the “Addressees)

LUBRIZOL HOLDINGS FRANCE SAS

Ladies and Gentlemen:

This opinion is furnished to you pursuant to Section 3.01(h)(v) of the Three Year Credit Agreement, dated as of July 21, 2009 (the “Credit Agreement”), among (i) Lubrizol Holdings France SAS, a French corporation having its registered address at 25 Quai de France, 76100, Rouen, France and registered with the Trade and Companies Registry of Rouen under the number 434 779 419 RCS Rouen (“Lubrizol Holdings France”), Lubrizol Advanced Materials Europe BVBA, Lubrizol (Gibraltar) Limited and Lubrizol Europe Coordination Center BVBA, as Borrowers, (ii) The Lubrizol Corporation as Guarantor, (iii) the Initial Lenders parties thereto, (iv) RBS Securities INC. and Deutsche Bank Securities INC and, (v) The Royal Bank of Scotland plc, as Administrative Agent for said Lenders.

Capitalized terms used but not otherwise defined herein shall have the meaning ascribed in the Credit Agreement.

I have acted as President of Lubrizol Holdings France and Directeur Juridique of Lubrizol France, RCS Rouen 542 070 958, in connection with the Credit Agreement pursuant to which the Initial Lenders and the Issuing Banks have agreed to make Advances to and issue Letters of Credit for the account of the Borrowers.

1.	Documents reviewed

In that connection, I have examined the following documents:

(a)	The copy of the final form of the Credit Agreement;

(b)	The articles of association (statuts) of Lubrizol Holdings France and all amendments thereto dated as of March 8, 2006 (the “Articles”);

(c)	The Resolution of the Sole Shareholder of Lubrizol Holdings France dated July 8, 2009 pursuant to which entering of Lubrizol Holdings France into an unsecured revolving credit facility is approved;

(d)	A certificate of incorporation of Lubrizol Holdings France (extrait K-bis) dated July 17, 2009; and

(e)	The non-insolvency certificate (“certificate de non-faillite”) relating to Lubrizol Holdings France issued by the Commercial Court of Rouen on July 6, 2009.

2.	Assumptions

In rendering this Opinion, I have assumed:

(i) That each of the documents listed above of which I have seen executed originals or copies of executed originals has been duly authorized, executed and delivered by each party thereto, except for Lubrizol Holdings France; and

(ii) The genuineness of all signatures on originals or copies of originals.

3.	Opinions

My opinions expressed below are limited to the law of France. These opinions are a formal statement of my opinion solely as to the French law issues and matters set forth herein and should in no way be treated as a substitute for comprehensive legal advice in connection with the Credit Agreement.

Based upon the foregoing and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth below, I am of the following opinion that as of the date of this letter:

1.	Lubrizol Holdings France is a société par actions simplifiée duly incorporated and validly existing under the laws of France and is registered with the Registre du Commerce et des Sociétés of Rouen under number 434 779 419 RCS Rouen;

2.	based upon examination of the certificate (Recherche négatives en matière de procédures collectives), referred to in 1. (e), Lubrizol Holdings France is not, as of the date referred to in such certificate, in sauvegarde, redressement judiciaire or liquidation judiciaire proceedings;

3.	Lubrizol Holdings France has full power and authority (capacité juridique) to execute the Credit Agreement and the Notes to which it is a party and to undertake and to perform the obligations expressed to be assumed by it therein;

4.	the execution of the Credit Agreement and the Notes to which it is a party has been duly authorized by all necessary corporate action on Lubrizol Holdings France’s part;

5.	the persons who signed on behalf of Lubrizol Holdings France the Credit Agreement and the Notes to which it is a party are duly authorized to execute such documents on behalf of Lubrizol Holdings France and to bind Lubrizol Holdings France in relation to such documents and have duly executed such documents;

6.	the execution, delivery and performance by Lubrizol Holdings France of the Credit Agreement and the Notes to which it is a party and the consummation of the transactions contemplated thereby, do not contravene (i) the Articles or (ii) any law, rule or regulation applicable to Lubrizol Holdings France in France or (iii) any contractual or legal restriction;

7.	no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body in France is required for the due execution, delivery and performance by Lubrizol Holdings France of the Credit Agreement and the Notes to which it is a party;

8.	the choice of the laws of the State of New York to govern the construction and application of the Credit Agreement and its submission to the non exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City and any appellate court thereof, is valid and effective under the laws of the French Republic and will be recognized by the courts in France, provided that such choice of law and submission to the jurisdiction of such courts is not determined to violate :

(a)	mandatory rules (substantive or procedural) of international public order (ordre public international) under French law, or

2

(b)	rules (substantive or procedural) of public order or public policy (ordre public ou loi de police) under any other law which is claimed by a party to apply, to the extent that the French court holds that such law presents a close connection with the transaction and should be taken into consideration in view of the consequences of its application or non-application and that such law is compatible with French public order (ordre public);

9.	a final judgment rendered by a New York State court or a federal court of the United States of America sitting in New York City, and any appellate court thereof, arising out of the obligations of the French Parties under the Credit Agreement would be recognized and enforced (receiving exequatur) by the courts of the Republic of France against the French Parties without reexamination on the merits of the matters adjudicated upon provided that the following conditions be found by such French courts to be satisfied:

(a)	the court rendering the judgment had jurisdiction according to French conflict of law rules, French courts did not have exclusive jurisdiction and the dispute was sufficiently connected to the jurisdiction in which the original action was brought (it being our opinion that these conditions would be satisfied if a New York State court or a federal court of the United States of America sitting in New York City, and any appellate court thereof having subject matter and personal jurisdiction were to assume jurisdiction over a contractual dispute arising out of the Credit Agreement on the basis of the French Parties express submission to jurisdiction contained in the Credit Agreement);

(b)	the choice of jurisdiction was not fraudulent;

(c)	the foreign court applied the law applicable pursuant to French conflict of law rules (it being our opinion that this condition would be satisfied if such a New York State court or a federal court of the United States of America sitting in New York City, and any appellate court thereof applied New York law to a contractual dispute arising out of the Credit Agreement on the basis of the express choice of law contained therein);

(d)	the procedures followed by the foreign court rendering the judgment conformed to its procedural rules and were consistent with French principles of public policy;

(e)	the judgment rendered by the foreign court was not contrary to French public policy and not tainted by fraud; and

(f)	the judgement is not inconsistent with an earlier judgement rendered by a French court in the same matter.

10.	Access to the Courts in France by any of the Lenders or the Agent will not be subject to any conditions that are not applicable to French residents or citizens or to companies incorporated in France provided that they have the right to sue and to be sued in their own jurisdiction; provided, however, that the provisions of Articles 14 and 15 of the French Civil Code that provide for jurisdiction of French courts in disputes involving French citizens may not be relied upon by citizens of other countries (or entities incorporated in other countries) unless a treaty to which France is a party provides for their application to the citizens of such countries.

3

11.	The obligations of Lubrizol Holdings France with respect to each Lender and the Agent under the Credit Agreement and the Notes do rank and will rank at least pari passu in priority of payment and in all other respects with all other indebtedness for borrowed money of Lubrizol Holdings France.

12.	None of the Lenders or the Agent will be deemed to be resident, domiciled or carrying on any commercial activity in France solely by virtue of the execution of the Credit Agreement or the performance of their obligations thereunder.

13.	Provided that the amounts made available under the Credit Agreement fulfill the conditions set forth in Article 131 quater of the French Code Général des Impôts and administrative guidelines implementing such Article, none of the interest paid by Lubrizol Holdings France pursuant to the Credit Agreement will be subject to a tax in France (assuming that (i) none of the Lenders or the Agent, is tax resident or has its registered office in France or (ii) that, to the extent that any of them is tax resident or has its registered office in France, the Credit Agreement is executed by, and the transactions contemplated under the Credit Agreement are entirely performed and booked by, a branch or establishment of such Lender or Agent that is not located in France, and the income of such branch or establishment is taxed in the country where such branch or establishment is located).

Article 131 quater of the French Code Général des Impôts and administrative guidelines implementing such article require that (i) a contract be executed prior to any disbursement of the amounts made available pursuant thereof and provide for the amount of the loan, its remuneration, duration and repayment schedule, (ii) the Lender of the lent amount have its registered office outside France and (iii) the Borrower be a French legal entity.

There is no withholding tax on interest paid from Lubrizol Holdings France to a French resident Lender acting from its French registered office.

4.	Qualifications

In addition of the assumptions, limitations and restrictions set forth herein above, this Opinion is further subject to the following qualifications:

(a) The validity and/or enforceability of any obligation of Lubrizol Holdings France under the Credit Agreement may be affected by applicable bankruptcy, insolvency, reorganization, compromise or arrangement, winding-up, moratorium or similar laws affecting the enforceability of creditors’ rights generally.

(b) I express no opinion as to the availability under French law of remedies other than those culminating in a judgment for the payment of money.

(c) As a general rule, any document in a language other than French must be translated into French by an official sworn translator if it is to be submitted as evidence in any action or proceedings before a French court or public body or used for any purpose (including registration) with public bodies.

(d) A French court may refuse to give effect to any provision that requires the payment of expenses in respect of the costs of enforcement (actual or attempted) or litigation brought before a French court (other than “dépens” as defined by Article 695 and following of the French Code de Procédure Civile).

(e) Any service of process in connection with any proceedings brought in a French court may only be made as provided by French law.

(f) In view of the diversity of legal rules that apply to the enforcement of foreign judgments in France, I express no opinion as to whether French courts would enforce any judgment in connection with the Credit Agreement against Lubrizol Holdings France other than a judgment of the courts of the State of New York or of Federal courts of the United States sitting in New York, or any appellate court therefrom.

4

(g) As regards any obligation for the payment of monies, pursuant to Article 1244-1 of the French Civil Code, a French court has the authority to postpone the date of payment of, or order the installment payment, of the monies thus due, for a maximum period of two years, taking into consideration the position of the debtor and the needs of the creditor. In such circumstances, the court may decide that the monies as to which the payment is postponed shall bear interest at a reduced rate that shall not be less than the legal rate, or that the monies paid shall be applied against the principal.

(h) Pursuant to Article 1152 of the French Civil Code, a French judge has the power to decrease or increase a contractually stipulated penalty if he considers it manifestly excessive or insufficient.

(i) A French court may not treat as conclusive and/or binding such determinations or certificates of a party to an agreement or a third party that the agreement states are to be so treated.

(j) Notwithstanding any provision to the contrary contained in the Credit Agreement, the failure of a party to exercise, or the delay in exercising, its rights under such Credit Agreement may lead to such rights being reduced, limited or extinguished.

(k) The performance of an obligation may be affected by rules applicable to force majeure.

(l) Under French law, in the event that any of the provisions of the Credit Agreement would be invalidated, it shall be left to the discretion of French Courts to decide whether such provision may be separated from the other provisions of the Credit Agreement, in order to maintain the validity of the other provisions.

(m) By virtue of Article 1134 of the French Civil Code, it is a principle of French law that agreements must be performed by the parties in good faith.

(n) French law provides that obligations that lack sufficient determination or are infinite may be set aside.

(o) This opinion is given subject to the sovereign power of French courts to interpret agreements and assess facts.

(p) Notwithstanding any provision of the Credit Agreement requiring that any modification thereof or waiver of any right thereunder by any party thereto be subject to a written agreement among the relevant parties, a French judge may decide that the parties tacitly or orally agreed to amend the Credit Agreement or to waive any right thereunder.

(q) It is a principle of French law that the remedy of execution forcée (specific performance) is not available in respect of obligations (except in limited cases such as in respect of obligations consisting in the payment of a sum of money) and that non-performance (except in limited cases) may only give rise to monetary penalties (if expressly stipulated) and/or damages.

(r) Any assignment or transfer by a Lender of rights or obligations under the Credit Agreement may not be valid and enforceable if the formalities provided for by Article 1690 of the French Civil Code are not complied with, in addition to any other condition as may result from the Credit Agreement.

(s) The extrait K-bis and non-insolvency certificate are not conclusively capable of revealing whether or not:

(i) a winding-up has been made or a resolution passed for the winding-up (dissolution) of a company or company’s operations have terminated (cessation d’activité);

5

or

(ii) an order for the redressement judiciaire or liquidation judiciaire has been made,

as notice of these matters may not be filed immediately and, when filed, may not be entered on the records immediately.

(t) I express no opinion on the compliance of the calculation of the Taux Effectif Global pursuant to the Credit Agreement with the provisions of Article L 313-4 of the French Code Monétaire et Financier relating to the Taux Effectif Global.

(u) It should be noted that interest payments may not benefit from Article 131 quater of the French Code Général des Impôts and may be subject to a withholding tax to the extent they relate to amounts as to which a foreign Lender acts through a lending office in France unless such Lender provides to the respective Borrower and Agent a letter from its local French tax office complying with the conditions set out in the French tax authorities guidelines 5 1-1224 no 50.

(v) Notwithstanding any provision to the contrary in the Opinion, I express no opinion on the effect of the tax laws on the Credit Agreement, except as set forth in paragraphs 12 and 13 of the Opinion.

(w) The opinions expressed herein are limited to the laws of the Republic of France. In particular, I express no opinion on European Community law other than as implemented in the Republic of France.

This Opinion is rendered solely for the benefit of the Addresses, acting in the capacity in which they participate in the Credit Agreement and for the benefit of such successors or assigns that any Addresses may validly appoint to replace or succeed it as a participant in the Credit Agreement.

This Opinion is valid as of the date hereof and is limited to the laws of the Republic of France in force on the date hereof as they are applied by the courts of the Republic of France, and I expressly disclaim any obligation nor shall I undertake to inform you of any subsequent change of such laws or their interpretation by the French courts, regardless of whether such change may affect the matters addressed in this Opinion.

Very truly yours,

Nadia Launay George
Président of Lubrizol Holdings France and Directeur Juridique of Lubrizol France

6

EXHIBIT D-4 - FORM OF

OPINION OF SPECIAL

GIBRALTAR COUNSEL

FOR THE BORROWER

PB/BT/2603A

21st July 2009

To each of the Lenders parties to the Three Year Credit Agreement referred to below and to The Royal Bank of Scotland plc, as Agent

Dear Sirs

Lubrizol (Gibraltar) Limited (“the Company”)

We refer to the Three Year Credit Agreement (the “Credit Agreement”) including the promissory Notes (the “Notes”) which has been executed on the 21st July 2009 by and among Lubrizol Holdings France S.A.S., Lubrizol Advanced Materials Europe BVBA, Lubrizol (Gibraltar) Limited and Lubrizol Europe Coordination Center BVBA, as Borrowers, The Lubrizol Corporation as Guarantor, the Lenders parties thereto, Deutsche Bank Securities Inc. as Syndication Agent, Calyon, Citibank, N.A. and JP Morgan Chase Bank N.A. as Documentation Agents, and The Royal Bank of Scotland plc as Agent for the Lenders, We furnish this opinion pursuant to Section 3.01 of the Credit Agreement. All terms defined in the Credit Agreement are used herein as defined in the Credit Agreement.

1.	For the purposes of giving this opinion, we have examined the following documents:

a)	a copy of the executed Credit Agreement;

b)	copies of the Certificate of Incorporation and the Memorandum and Articles of Association of the Company;

c)	a Certificate of Good Standing (“the Certificate”) issued by the Companies Registry in Gibraltar on the 17th July 2009 (a copy of which is attached);

d)

a copy of the resolutions of the Directors of the Company (the “Minutes”) dated the 15th July 2009 whereby the Directors, inter alia, resolved to enter into the Credit Agreement on the basis of the Term Sheet provided to the Directors, resolved to accept the terms and conditions of said Term Sheet in full; and further resolved to grant a power of attorney in favour of Charles P Cooley III and Brian A Valentine, for the purpose of executing the Credit Agreement and any related documents on behalf of the Company;

e)

a copy of a letter from the Commissioner of Income Tax dated 14th July 2009 addressed to the Company’s tax advisors at PricewaterhouseCoopers Limited, confirming that no tax liability will arise to the Company on the described interest payable by the Company on the basis that the situs of the loan is outside of Gibraltar;

f)

Copies of the powers of attorney dated the 15th July 2009 and granted to Charles P Cooley III and to Brian A Valentine, the Attorney’s Certificates executed by the said Charles P Cooley III and Brian A Valentine as well as the originals, or copies certified to our satisfaction, of any other documents not listed above which are listed in the draft Company’s Secretary’s Certificate that has been provided to us.

2.	We have acted as Gibraltarian legal advisers to you in connection with this opinion. This opinion is limited to the laws of Gibraltar as at the date hereof and as currently applied by the Courts of Gibraltar and is given on the basis that it will be governed by and construed in accordance with the law of Gibraltar. We express no opinion about the law of any other jurisdiction.

3.	For the purposes of giving this opinion, we have assumed without making any independent inquiry:-

a)	the completeness and conformity to originals of all documents submitted to us purporting to be copies or drafts, as the case may be, of originals;

b)	the genuineness of all signatures and seals on all the documents examined by us;

c)	the capacity, power and authority of parties, other than the Company, to enter into and perform their respective obligations under the Credit Agreement;

d)

that the resolutions contained in the Minutes were duly passed at a properly convened constituted and conducted meeting of the duly appointed directors of the Company on the 15th July 2009 at which all constitutional and other formalities were duly observed and that the Minutes are a true complete and accurate record of the proceedings at such meeting;

e)	that the authority conferred on the persons who have executed the Credit Agreement on behalf of the Company in accordance with the Minutes and the Powers of Attorney has not been, prior to the execution of the Credit Agreement rescinded, revoked or altered in any way whatsoever;

f)	that the Credit Agreement will be valid, binding and enforceable under the law of the state of New York, U.S.A., by which it purports to be governed;

g)	that the Certificate was complete, accurate and up-to-date as at the date on which it was issued and that it did not fail to disclose any material information which had been delivered for registration to the Gibraltar Companies Registry;

h)	that there are no provisions of the laws of any jurisdiction outside Gibraltar which would be contravened by execution and delivery of the Credit Agreement and that insofar as any obligation under the Credit Agreement falls to be performed in any jurisdiction outside Gibraltar, its performance will not be unlawful by virtue of the laws of that jurisdiction;

i)	the choice of the law of the state of New York, U.S.A., by which the Credit Agreement is purported to be governed, is bona fide and objectively is connected with the Credit Agreement and was not made with the intention of evading the laws of Gibraltar or the jurisdiction of the Supreme Court of Gibraltar.

4.	Based upon the foregoing assumptions and subject to the qualifications set out below and to matters not disclosed to us, we are of the opinion that under the laws of Gibraltar in force on the date of this opinion:

a)	The Company is duly incorporated as a limited liability company and validly existing under the laws of Gibraltar and possesses the capacity to sue and be sued in its own name.

2

b)	The execution, delivery and performance by the Company of the Credit Agreement and the Notes to which it is a party, and the execution of all transactions contemplated therein, are within the Company’s corporate powers, and the Company has taken all the necessary corporate and other actions to authorise the execution and delivery of the Credit Agreement and to perform its obligations thereunder.

c)

Our search at the Companies registry in Gibraltar on the 16th July 2009 and the Supreme Court Register for winding-up petitions on the 17th July 2009 disclosed that the Company has not taken any corporate or other action nor have any steps been, or are being taken in Gibraltar for the appointment of a liquidator or any analogous person or entity to or for the dissolution, reconstruction or reorganisation of the Company or of its business or property in Gibraltar; however, this is not to be regarded as conclusive as the Company is not required to publicly file evidence of the appointment of any such person, other than a receiver or liquidator.

d)	The entry into and performance by the Company of the Credit Agreement does not and will not violate in any respect any law or regulation of any governmental or official authority or body in Gibraltar or the constitutional documents of the Company.

e)	The Credit Agreement has been duly signed and executed on behalf of the Company by the persons duly authorised to do so.

f)	No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body in Gibraltar is required for the due execution, delivery and performance by the Company of the Credit Agreement and the Notes to which it is a party.

g)	The choice of the law of the state of New York, U.S.A. by which the Credit Agreement purports to be governed is valid under the laws of Gibraltar and the Courts of Gibraltar would uphold such choice of law in any legal proceedings to recover monies due under or to enforce any of the provisions of the Credit Agreement subject to the relevant laws being proved in any such Court.

h)	The state of New York is not a party to either the Brussels or Lugano Conventions and will not therefore be covered in the Gibraltar legislation transposing Council regulation EC No. 44/2001. Accordingly, judgments obtained in the state of New York cannot be the object of enforcement proceedings in Gibraltar without further action.

5.	The express submission by the Company to the non-exclusive jurisdiction of a New York court contained in Section 9.11 of the Credit Agreement would be regarded by a Gibraltar court as sufficient under the laws of Gibraltar to grant jurisdiction over the Company to a New York Court. However, as there are no reciprocal enforcement arrangements between the courts of Gibraltar and those of the state of New York, a judgment obtained in a court in the state of New York may only be enforced in Gibraltar by taking action on the judgment, which proceedings will be subject to Gibraltar law. Gibraltar is a common law jurisdiction and follows the English common law rules subject to certain statutory exceptions.

3

6.	It is not necessary under the laws of Gibraltar (i) to enable the Agent, any Lender or any holder of Notes to enforce its respective rights under the Credit Agreement or the Notes to which the Company is a party, or (ii) solely by reason of the execution, delivery or performance of the Credit Agreement, the Notes to which the Company is party or any other document to be furnished thereunder, that any party to the Credit Agreement should be licensed, qualified or entitled to carry on business in Gibraltar.

7.	None of the Agent, any Lender or the holder of any Note will be deemed resident, domiciled, carrying on business or subject to taxation in Gibraltar under any laws of Gibraltar by reason of its execution, delivery, performance or enforcement by suit at law or in equity in Gibraltar of the Credit Agreement or the Notes to which the Company is a party.

8.	The obligations of the Company with respect to each lender and the Agent under the Credit Agreement and the Notes do rank and will rank at least pari passu in priority of payment and in all other respects with all other indebtedness for borrowed money of the Company.

9.	There is no stamp duty, tax, levy, impost, deduction, fee, charge registration or transfer tax, including without limitation any withholding tax on interest, imposed under Gibraltar law either (i) on or by virtue of the execution, delivery or performance of the Credit Agreement, the Notes to which the Company is a party or any other documents to be executed and delivered by the Company in connection therewith, (ii) for the enforcement or admissibility into evidence of the Credit Agreement or the Notes to which the Company is a party or (iii) on or as a result of payments in the manner contemplated in the Credit Agreement or under any Note to which the Company is a party to any Lender.

10.	The Credit Agreement is purported to be governed under the law of the state of New York, U.S.A., but if litigated in the Supreme Court of Gibraltar we would wish to put you on notice of the following reservations and qualifications:-

a)	We have not investigated and express no opinion on any laws other than the laws of Gibraltar in force at the date hereof and in particular we express no opinion on the law of the state of New York, U.S.A.

b)	We express no opinion whatsoever on the contractual terms of the Credit Agreement other than by reference to their legal character

c)	The term “enforceable” as used in this opinion means that the obligations assumed by the Company under the Credit Agreement are of a type that the Courts of Gibraltar enforce. It does not mean that those obligations will necessary be enforced in all circumstances in accordance with their terms.

d)	Enforcement of the obligations of the Company under the Credit Agreement in a Gibraltar Court may be limited by general principles of equity, lapse of time and applicable bankruptcy, insolvency, liquidation, winding-up, reorganisation, moratorium or similar laws, and any other relevant Gibraltar laws or Acts generally affecting creditors’ rights or public policy.

e)	A Gibraltar Court may refuse to give effect to any obligation of the Company imposed by the Credit Agreement to pay the legal costs and other costs, charges and expenses incurred by you in respect of the costs of successful or unsuccessful litigation brought before that Court or where the Court has itself made an order for costs.

4

f)	We express no opinion as to whether specific performance or injunctive relief, being equitable remedies, would necessarily be available in respect of any of the obligations of the Company as set out in the Credit Agreement.

g)	Any provision in the Credit Agreement for payment of any premium or default interest on overdue amounts will be unenforceable if the Court considers that such interest is in the nature of a penalty.

h)	Where pursuant to the Credit Agreement or any amendment thereof you are vested with a discretion, or may determine a matter in your opinion, the Gibraltar Courts may require that such discretion be exercised reasonably or that such opinion is based upon reasonable grounds.

i)	The question of severability of unenforceable or void provisions of the Credit Agreement would be determined by the Courts of Gibraltar at their sole discretion.

j)	The effectiveness of any terms of the Credit Agreement exculpating you from a liability or duty otherwise owed may be limited by law.

k)	The Courts of Gibraltar may not treat as final and conclusive those certificates, decisions or calculations given or made by you which the Credit Agreement state are to be so treated.

l)	We express no opinion as to validity or enforceability in Gibraltar of the terms of the Credit Agreement pursuant to which you are or may be entitled, to do or omit to do any act, deed, matter or thing without prior notice to the Company. A Gibraltar Court may not give effect to such provisions.

m)	Your right to bring an action against the Company under the Credit Agreement will be subject to the applicable limitation period under the Limitation Act. Accordingly, any action brought by you or any claim made by you against the Company after the expiry of the applicable limitation period may become barred under the Limitation Act. An action in tort or contract against the Company may not be brought after the expiry of six years from the date on which the cause of action accrued. An action to enforce any judgment may not be brought after the expiry of twelve years from the date on which the judgment becomes enforceable.

n)	As regards the jurisdiction clause in the Credit Agreement, the Courts of Gibraltar may stay proceedings initiated in Gibraltar if concurrent proceedings are brought elsewhere.

o)	We express no opinion on the enforceability or validity of any provision contained in the Credit Agreement that may require the Company to gross-up payments due by it to you thereunder.

p)	We express no opinion as to the accuracy of any warranties or representations given or made by the Company (expressly or impliedly) under or by virtue of the Credit Agreement except to the extent that these are the subject of specific advice in this Opinion.

q)	A term of a written agreement may be varied by oral agreement of the parties notwithstanding that such written agreement requires variations to be made only in writing.

5

r)	Except for the documents listed in paragraph 1 above, we have not examined any contracts entered into by or affecting the Company or its corporate records, nor have we made any other enquiries or searches concerning the Company, other than the search of the Winding-up Petitions register in the Supreme Court.

s)	This Opinion is given as of the date hereof and should not be relied upon as of any later date.

t)	This Opinion relates only to the laws of Gibraltar in force on the date hereof and we express no opinion with regard to the laws of any other jurisdiction.

This Opinion is given solely in relation to the matters referred to herein only for your benefit (and any assignee or transferee) and is limited to matters of the law of Gibraltar as at the date hereof. It may not be quoted or relied upon by any other person, or for any other purpose, without our prior written consent (which consent shall not be unreasonably withheld).

Yours faithfully

Cruz & Co

6

EXHIBIT E

FORM OF DESIGNATION LETTER

[Date]

To each of the Lenders parties

  to the Three year Credit Agreement

  referred to below and

  to The Royal Bank of Scotland plc, as Agent

Ladies and Gentlemen:

Reference is made to the Three year Credit Agreement dated as of July __, 2009 (as amended or modified from time to time, the “Credit Agreement”) among Lubrizol Holdings France S.A.S., Lubrizol Advanced Materials Europe BVBA, with its registered office at Nijverheidstraat 30, B-2260 Westerlo, registered under RPR Enterprise number 0408454528, Commercial Court of Turnhout, Lubrizol (Gibraltar) Limited and Lubrizol Europe Coordination Center BVBA as Borrowers (the “Borrowers”), The Lubrizol Corporation as guarantor (the “Guarantor”), the Lenders (as defined in the Credit Agreement) and The Royal Bank of Scotland plc, as agent for the Lenders (the “Agent”). Terms defined in the Credit Agreement are used herein with the same meaning.

Please be advised that the Borrowers and the Guarantor hereby designate the undersigned wholly owned Foreign Subsidiary,                     , a                      (the “Designated Subsidiary”), as a “Designated Subsidiary” and a “Borrower” under and for all purposes of the Credit Agreement.

The Designated Subsidiary, in consideration of the agreement of each Lender to extend credit to it from time to time under, and on the terms and conditions set forth in, the Credit Agreement does hereby assume each of the obligations imposed upon a Designated Subsidiary and a Borrower under the Credit Agreement and agrees to be bound by all of the terms and conditions of the Credit Agreement. The Designated Subsidiary has, on the date hereof, delivered to the Agent a properly completed and duly executed Note, in substantially the form of Exhibit A to the Credit Agreement, payable to each Lender that has made a request pursuant to Section 2.16 of the Credit Agreement.

In furtherance of the foregoing, the Designated Subsidiary hereby represents and warrants to the Agent and each of the Lenders as follows:

1. The Designated Subsidiary is a Person duly organized, validly existing and, to the extent such concept is applicable in the jurisdiction of organization of the Designated Subsidiary, in good standing under the laws of                     .

2. The execution, delivery and performance by the Designated Subsidiary of this Designation Letter, the Credit Agreement and the Notes issued by the Designated Subsidiary and the consummation of the transactions contemplated hereby and thereby, are within the Designated Subsidiary’s powers, have been duly authorized by all necessary action (including, without limitation, all necessary stockholders’ action, to the extent applicable), and do not contravene (a) the Designated Subsidiary’s charter or by-laws (or similar organizational documents) or (b) any applicable law or any contractual restriction binding on or affecting the Designated Subsidiary.

3. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by the Designated Subsidiary of this Designation Letter, the Credit Agreement or any of the Notes issued by the Designated Subsidiary, or for the consummation of the transactions contemplated hereby and thereby, except as have been obtained or made and are in full force and effect.

4. This Designation Letter has been, and each of the Notes issued by the Designated Subsidiary when executed and delivered under the Credit Agreement will have been, duly executed and delivered by the Designated Subsidiary. Each of this Designation Letter and the Credit Agreement is, and each of the Notes issued by the Designated Subsidiary when delivered under the Credit Agreement will be, the legal, valid and binding obligation of the Designated Subsidiary, enforceable against the Designated Subsidiary in accordance with their respective terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or law).

5. There is no pending or, to the knowledge of the Designated Subsidiary, threatened action, suit, investigation, litigation or proceeding, including, without limitation, any Environmental Action, affecting the Designated Subsidiary or any of its Subsidiaries before any court, governmental agency or arbitrator that (i) could reasonably be expected to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Designation Letter, the Credit Agreement or any of the Notes issued by the Designated Subsidiary, or the consummation of the transactions contemplated hereby and thereby.

6. The Designated Subsidiary is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no proceeds of any Advance to the Designated Subsidiary will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock

The Designated Subsidiary hereby irrevocably appoints the Guarantor as its authorized agent to receive and deliver notices in accordance with Section 9.02(b) of the Credit Agreement, and hereby irrevocably agrees that in the case of any notices delivered to the Guarantor, on behalf of the Designated Subsidiary, in accordance with Section 9.02(b) of the Credit Agreement, the failure of the Guarantor to give any notice referred to therein to the Designated Subsidiary shall not impair or affect the validity of such notice with respect thereto.

The Designated Subsidiary hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York state court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Designation Letter, the Credit Agreement or any of the Notes issued by the Designated Subsidiary or for recognition or enforcement of any judgment, and hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by applicable law, in such federal court. The Designated Subsidiary hereby further irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any Lender or the Agent by registered or certified mail, postage prepaid, to it at its address specified below its name on the signature page hereto. The Designated Subsidiary hereby further agrees that service of process in any such action or proceeding brought in any such New York State court or in any such federal court may be made upon the Guarantor at the address referred to in Section 9.02 of the Credit Agreement, and the Designated Subsidiary hereby irrevocably appoints the Guarantor as its authorized agent to accept such service of process, and agrees that the failure of the Guarantor to give any notice of any such service to it shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon. The Designated Subsidiary agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. Nothing in this Designation Letter, the Credit Agreement or any of the Notes issued by the Designated Subsidiary shall affect any right that any party may otherwise have to serve legal process in any other manner permitted by applicable law or to bring any action or proceeding relating to this Designation Letter, the Credit Agreement or any such Note in the courts of any jurisdiction.

2

The Designated Subsidiary irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Designation Letter, the Credit Agreement or any of the Notes issued by it in any New York state or federal court. The Designated Subsidiary hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

To the extent that the Designated Subsidiary has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Designated Subsidiary hereby irrevocably waives such immunity in respect of its obligations under this Designation Letter, the Credit Agreement or any of the Notes issued by it.

The Designated Subsidiary hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Designation Letter, the Credit Agreement or any of the Notes issued by it or the actions of the Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

Very truly yours,

LUBRIZOL HOLDINGS FRANCE S.A.S.

By
Name:
Title:

On behalf of LUBRIZOL ADVANCED MATERIALS EUROPE BVBA

By
Name:
Title:
Capacity:

LUBRIZOL (GIBRALTAR) LIMITED

By
Name:
Title:

On behalf of LUBRIZOL EUROPE COORDINATION CENTER BVBA

By
Name:
Title:
Capacity:

3

[THE DESIGNATED SUBSIDIARY]

By
Name:
Title:

Address:

THE LUBRIZOL CORPORATION, as Guarantor

By
Name:
Title:

By
Name:
Title:

Acknowledged and Agreed to
as of the date first above written:

THE ROYAL BANK OF SCOTLAND PLC, as Agent

By
Name:
Title:

4